Exhibit 10.7
DEED OF LEASE
TYSONS INTERNATIONAL PLAZA I & II, L.P.,
a Delaware limited partnership
Landlord
and
ELOQUA LTD,
a Delaware corporation
Tenant
Suite 250
1921 Gallows Road
Vienna, Virginia
JUNE 25th, 2009

i

EXHIBITS

Exhibit A	Floor Plan
Exhibit A-1	Land
Exhibit B	Definitions
Exhibit C	Work Agreement
Exhibit D	Cleaning Specifications
Exhibit E	Rules and Regulations
Exhibit F	Form of Letter of Credit

INDEX OF DEFINED TERMS

Term	Location
Additional Rent	Article 1
Advance Rent	Section 2.4
Adverse Event	Section 26.21
Alterations	Section 5.1
Area of the Project	Article 1
Area of the Premises	Article 1
Assessed Valuation	Section 7.1
Base Building Plans	Exhibit B
Base Building Systems	Exhibit B
Base Building Work	Exhibit C
Base Operating Expenses	Section 7.1
Base Rate	Exhibit B
Base Taxes	Section 7.1
Base Year	Article 1
Building	Article 1
Business Days	Exhibit B
Business Hours	Exhibit B
Calendar Year	Section 7.1
Code	Exhibit B
Commencement Date	Article 1
Common Areas	Exhibit B
Comparable Buildings	Exhibit B
Comparison Year	Section 7.1
Condominium Documents	Section 9.5
Controllable Operating Expenses	Section 7.3
Decorative Alterations	Section 5.1
Deficiency	Exhibit B
Effective Date	Introductory Paragraph
Equipment	Section 5.7
Event of Default	Section 15.1
Excluded Expenses	Exhibit B
Expense Estimate	Section 7.3
Expiration Date	Article 1
Extension Calculation Date	Section 28.3
Extension Interim Rent	Section 28.4
Extension Negotiation Period	Section 28.4
Extension Notice	Section 28.1
Extension Rate	Section 28.3
Extension Rent Notice	Section 28.4
Extension Term	Section 28.1
Extension Term Commencement Date	Section 28.1

v

Term	Location
Fixed Rent	Article 1
Governmental Authority	Exhibit B
Guarantor	Article 1
Hazardous Materials	Exhibit B
Holidays	Exhibit B
HVAC System	Exhibit B
Insured Parties	Section 11.1
Interest Rate	Article 1
Project	Article 1
Land	Article 1
Landlord	Introductory Paragraph
Landlord Party(ies)	Exhibit B
Landlord’s Address for Notices	Article 1
Landlord’s Address for Payment	Article 1
Landlord’s Agent	Article 1
Lease	Introductory Paragraph
Lease Year	Exhibit B
Lessor	Exhibit B
Losses	Exhibit B
Major Alterations	Section 5.1
Mortgage(s)	Exhibit B
Mortgagee(s)	Exhibit B
Operating Expenses	Section 7.1
Operator	Section 3.2
Parking Allocation	Article 1
Parking Facility	Article 1
Permitted Alterations	Section 5.1
Plans	Section 5.1
Permitted Uses	Article 1
Premises	Article 1
Prohibited Use	Exhibit B
Project	Article 1
Real Property	Article 1
Reasonable Efforts	Section 17.3
Rent	Article 1
Rent Commencement Date	Article 1
Requirements	Exhibit B
Restoration Payment	Section 11.3
Restoration Security	Section 11.3
Restorative Work	Section 6.3
Retail Component	Article 1
Rules and Regulations	Exhibit B
Security Deposit	Article 1
Specialty Alterations	Exhibit B
Statement	Section 7.1
Substantial Completion	Exhibit B

Term	Location
Substitute Space	Section 26.17
Substitution Date	Section 26.17
Substitution Notice	Section 26.17
Superior Lease(s)	Exhibit B
Tax Estimate	Section 7.2
Taxes	Section 7.1
Tenant	Introductory Paragraph
Tenant Delays	Exhibit B
Tenant Fixtures	Section 6.2
Tenant Party(ies)	Exhibit B
Tenant’s Address for Notices	Article 1
Tenant’s Broker	Article 1
Tenant’s Operating Payment	Section 7.3
Tenant’s Property	Exhibit B
Tenant’s Proportionate Share	Article 1
Tenant’s Tax Payment	Section 7.2
Term	Article 1
Unavoidable Delays	Exhibit B

DEED OF LEASE
     THIS DEED OF LEASE (this “Lease”) is made as of June 25th 2009 (the “Effective Date”), between TYSONS INTERNATIONAL PLAZA I & II, L.P., a Delaware limited partnership (“Landlord”), and ELOQUA LTD, a Delaware corporation (“Tenant”).
     Landlord and Tenant hereby agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

PREMISES	The portion of the second (2nd) floor of the Building to be known as Suite No. 250, as more particularly shown on Exhibit A-Floor Plan, consisting of the Existing 2nd Floor Premises and the New 2nd Floor Premises (each as defined in Section 2.1)

BUILDING	The building, fixtures, equipment and other improvements commonly known as 1921 Gallows Road, Vienna, Virginia

PROJECT	The two (2) buildings comprising the office/retail project commonly known as “Tysons International Plaza” located at 1919 Gallows Road (Tysons International Plaza I) and 1921 Gallows Road (Tysons International Plaza II), Vienna, Virginia, together with all buildings, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the Land, as such Project may be modified from time to time by Landlord

PARKING FACILITY	The parking structure, fixtures and other improvements and appurtenances now located or hereafter erected, located or placed upon the Land

LAND	The real property described on Exhibit A-1-Land to this Lease

REAL PROPERTY	The Land, the Project, the Common Areas and the Parking Facility

COMMENCEMENT DATE	(i) September 1, 2009 as to the Existing 2nd Floor Premises, and (ii) September 1, 2009 as to the New 2nd Floor Premises, subject to the provisions of Section 2.2

RENT COMMENCEMENT DATE	(i) With respect to the Existing 2nd Floor Premises, the Commencement Date for the Existing 2nd Floor Premises, and (ii) with respect to the New 2nd Floor Premises, the earlier of (a) the ninetieth (90th) day following the Commencement Date for the New 2nd Floor Premises, and (b) the date Tenant (or any person claiming by, through or under Tenant) first occupies any part of the New 2nd Floor Premises for the conduct of its business therein

EXPIRATION DATE	May 31, 2015, or the last day of any renewal or extended term, if the Term of this Lease is extended in accordance with any express provision hereof; as such date might be extended or sooner terminated as provided in this Lease

TERM	The period that begins on September 1, 2009 and, unless this Lease is sooner terminated, ends on the Expiration Date

PERMITTED USES	Executive and general offices and uses accessory or incidental thereto.

BASE YEAR	Calendar year 2010

TENANT’S PROPORTIONATE SHARE	The percentage equal to a fraction, the numerator of which is the Area of the Premises and the denominator of which is the Area of the Project, with Tenant’s Proportionate Share for the Existing 2nd Floor Premises being 1.7656% and for the New 2nd Floor Premises being 1.1296% (collectively 2.8953%), subject in each case to adjustment as set forth in Section 2.5

AREA OF THE PROJECT	454,572 rentable square feet

AREA OF THE PREMISES	13,161 rentable square feet (being comprised of the Existing 2nd Floor Premises’ 8,026 rentable square feet and the New 2nd Floor Premises’ 5,135 rentable square feet)

FIXED RENT

Lease Year	Fixed Rent per annumper square foot of Area of the Premises
1	$35.00
2	$35.96
3	$36.95
4	$37.97
5	$39.01
6 through the Expiration Date	$40.08
The foregoing notwithstanding and provided no Event of Default then exists, (i) with respect to the Existing 2nd Floor Premises. Fixed Rent shall be abated in the amount of Five Thousand Eight Hundred Fifty-Nine Dollars and 86/100 ($5,859.86) per month for each of the first twenty-four (24) full calendar months from the Existing 2nd Floor Premises Rent Commencement Date: (ii) with respect to the Existing 2nd Floor Premises. Fixed Rent shall be abated in the amount of Three Thousand Nine Hundred One and 53/100ths Dollars ($3,901.53) per month for each of the twenty-fifth (25th) through the thirty-sixth (36th) full calendar months from the Existing 2nd Floor Premises Rent Commencement Date; and (iii) with respect to the New 2nd Floor Premises. Fixed Rent shall be abated in the amount of Two Thousand Four Hundred Ninety-Six and 18/100ths Dollars ($2,496.18) per month for each of the first thirty-six (36) full calendar months from the New 2nd Floor Premises Rent Commencement Date.

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease and any work letter, exhibits, riders or other attachments hereto, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, supplemental chilled water charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease

RENT	Fixed Rent and Additional Rent, collectively

INTEREST RATE	The lesser of (i) four percent (4%) per annum above the then- current Base Rate, and (ii) the maximum rate permitted by applicable law

SECURITY DEPOSIT/ LETTER OF CREDIT	$ 230,317.50

PARKING ALLOCATION	3.2 parking contracts per 1,000 square feet of Area of the Premises (with such number of parking contracts being rounded to the nearest whole number) for use in the Parking Facility

TENANT’S ADDRESS FOR NOTICES (other Than under Exhibit C)	Eloqua Ltd. Suite 250 1921 Gallows Road Vienna, Virginia Attn: Don Clarke, CFO

Copy to:

Goodwin Procter LLP Exchange Place, Boston MA 02109 Attention: David Capillo

TENANT’S ADDRESS FOR NOTICES UNDER EXHIBIT C	Eloqua Ltd. Suite 250 1921 Gallows Road Vienna, Virginia Attn: Don Clarke, CFO

LANDLORD’S ADDRESS FOR NOTICES (other than under Exhibit C)	Tysons International Plaza I & II. L.P. c/o Tishman Speyer 45 Rockefeller Plaza, 7lh Floor New York, New York 10111 Attn: Chief Financial Officer

Copies to:

Tysons International Plaza I & II. L.P. c/o Tishman Speyer 1875 Eye Street, NW, Suite 300 Washington, DC 20006 Attn: Regional Manager and Property Manager

and:

Tysons International Plaza I & II, L.P. c/o Tishman Speyer 45 Rockefeller Plaza, 7th Floor New York, New York 10111 Attn: Chief Legal Officer

LANDLORD’S ADDRESS FOR NOTICES UNDER EXHIBIT C	Tysons International Plaza I & II, L.P. c/o Tishman Speyer 1875 Eye Street, NW, Suite 300 Washington, DC 20006 Attn: Marianne Burkart

Copies to:

Tysons International Plaza I & II, L.P. c/o Tishman Speyer 1875 Eye Street, NW, Suite 300 Washington, DC 20006 Attn: Regional Manager and Property Manager

LANDLORD’S ADDRESS FOR PAYMENT	Tysons International Plaza I & II, L.P.
P.O. Box 905450
Charlotte, N.C. 28290-5450

or if by FedEx, UPS or other overnight delivery to:

JP Morgan Chase
806 Tyvola Road, Suite 108
Charlotte, N.C. 28217
Attn: Tysons International Plaza I & II, L.P., Lockbox 905450

TENANT’S BROKER LANDLORD’S AGENT	Colliers Cassidy & Pinkard LLC Tishman Speyer Properties, L.P, or any other person designated at any time and from time to time by Landlord as Landlord’s Agent and their successors and assigns

LANDLORD’S CONTRIBUTION	The product of $25.00 multiplied by the Area of the Premises

GUARANTOR	None

All capitalized terms used in this Lease without definition are defined in Exhibit B-Definitions or in the other exhibits, riders, schedules or other attachments to this Lease.
ARTICLE 2
PREMISES, TERM, RENT
     Section 2.1 Lease of Premises.
          (a) Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition. Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas.
          (b) Pursuant to that certain Sublease dated April 30, 2008, between Softek Storage Solutions Corporation (“Softek”). as sublandlord, and Tenant, as subtenant (the “Softek Sublease”), Tenant currently subleases a portion of the Premises containing 8.026 square feet of rentable area (the “Existing 2nd Floor Premises”). The Premises to be leased by Tenant under this Lease shall include the Existing 2nd Floor Premises and certain additional space containing 5.135 square feet of rentable area (the “New 2nd Floor Premises”). The Existing 2nd Floor Premises and the New 2nd Floor Premises are as outlined on the attached Exhibit A-Floor Plan.
     Section 2.2 Commencement Date.
          (a) From and after the Effective Date, the terms and provisions of this Lease shall be fully binding on Landlord and Tenant, including prior to the occurrence of the Commencement Date(s).
          (b) The term of the Softek Sublease expires on August 30, 2009, and Tenant shall negotiate directly with Softek for a 1-day extension of the Softek Sublease to expire on August 31, 2009, Landlord will not object to Tenant’s remaining in possession of the Existing 2nd Floor Premises on August 31, 2009 and will not require an extension of the Softek Sublease term through August 31, 2009.
          (c) If Tenant’s current occupancy of the Existing 2nd Floor Premises as the subtenant thereof is interrupted for any reason during the period between the Effective Date and September 1, 2009. Landlord shall exercise commercially reasonable diligence to tender repossession of the Existing 2nd Floor Premises or any portion thereof to Tenant by September 1, 2009, provided that this Lease shall not be void or voidable as a result thereof, and Landlord shall not be liable for any damage thereby caused, such failure shall not affect any other obligations of Tenant hereunder, except that notwithstanding anything to the contrary set forth hereinabove, the Term with respect to the Existing 2nd Floor Premises shall not commence until Landlord tenders re-possession of the Existing 2nd Floor Premises to Tenant. There shall be no postponement of the Commencement Date and/or delay in the commencement of Rent with respect to the Existing 2nd Floor Premises for any delay in the tender of re-possession to Tenant which results from any delay for which Tenant is reasonably responsible.

          (d) If Landlord does not tender possession of the New 2nd Floor Premises or any portion thereof to Tenant by September 1, 2009, for any reason whatsoever, this Lease shall not be void or voidable as a result thereof, Landlord shall not be liable for any damage thereby caused, such failure shall not affect any other obligations of Tenant hereunder, except that the Term with respect to the New 2nd Floor Premises shall not commence until Landlord tenders possession of the New 2nd Floor Premises to Tenant. The foregoing notwithstanding, if Landlord does not tender possession of the New 2nd Floor Premises or any portion thereof to Tenant on or before May 31, 2010 (as such date may be extended on a day for day basis for each day of Tenant Delay and/or Unavoidable Delays), Tenant shall have the right to terminate this Lease by delivering written notice of such termination (the “Lease Termination Notice”) to Landlord at any time on or after such date with such termination being effective on the thirty-first (31st) day alter Landlord’s receipt of the Lease Termination Notice; provided however, if Landlord tenders possession of the entire New 2nd Floor Premises to Tenant prior to such thirty-first (31st) day, the Lease Termination Notice shall be deemed null and void. If this Lease is terminated in accordance with the provisions of this Section, Landlord shall promptly return to Tenant any prepaid rent and Letter of Credit delivered to Landlord; Tenant shall not be entitled to any damages or other rights or remedies in connection with this Lease: all items purchased by Tenant with Landlord’s Contribution shall, at Landlord’s option, become the property of Landlord and Tenant shall deliver such items to Landlord; and all other rights, obligations and liabilities of the parties hereunder (other than those that expressly survive the expiration or termination of this Lease) shall be deemed released and discharged.
          (e) Once the Commencement Date(s) have been determined by Landlord. Landlord shall notify Tenant of the Commencement Date(s), the New 2nd Floor Premises Rent Commencement Date, and the Expiration Date. Pending the delivery of any such notices, each of said items shall be as specified in the Basic Lease Provisions. Landlord’s failure to deliver any of the foregoing notices shall not affect the determination of any of such dates.
     Section 2.3 Payment of Rent. Tenant shall pay to Landlord at Landlord’s Address for Payment, or at such other place as Landlord shall designate in writing from time to time, without notice or demand, and except as may be expressly set forth in this Lease, without any set-off, counterclaim, abatement or deduction whatsoever, in lawful money of the United States (i) fixed Rent in equal monthly installments, in advance, on the first (1st) day of each month during the Term, beginning on the Rent Commencement Date (subject to the abatement of Fixed Rent as provided in Article 1), and (ii) Additional Rent, at the times and in the manner set forth in this Lease.
     Section 2.4 First Month’s Rent. Tenant shall pay an amount equal to the first (1st) month’s Fixed Rent (after taking into consideration the fixed Rent abatement to which Tenant is entitled for such month as set forth in Article I-Basic Lease Provisions under the definition of “Fixed Rent”) for the entire Premises upon the execution of this Lease (“Advance Rent”). The Advance Rent shall be credited towards the first (1st) month’s Fixed Rent payment.
     Section 2.5 Area of Premises and Project. Landlord and Tenant agree that the Area of the Premises and the Area of the Project as set forth in Article 1 shall be conclusive and binding on both parties regardless of any measurement of the Premises and/or of the Project after the Effective Date. The foregoing notwithstanding, Landlord shall have the right to remeasure the Area of the Project if, after the date hereof there is a change in the use of any portion(s) thereof, such as the conversion of retail space to office space or office space to Common Area space. If there is a change in the Area of the Project as aforesaid, such change shall be effective as of the date Landlord provides Tenant with notice of such change and such change shall equitably apply only to Tenant’s Proportionate Share, and shall not apply to or result in a change in, inter alia, the Fixed Rent payable by Tenant under this Lease or any concession or allowance to which Tenant might be entitled under this Lease that is based upon the Area of the Premises. Tenant’s architect may consult with Landlord’s space planner/consultant during any such remeasurement. Tenant reserves the right to have its space planner or architect measure the Premises and/or Building to confirm that the measurement provided by Landlord is accurate and conforms to the standards of measure set forth herein. Any discrepancy shall be promptly resolved by the parties through good faith negotiations.
     Section 2.6 Access. To the extent Landlord provides Tenant access to any portion of the Premises prior to the Commencement Date, Tenant shall be bound by and comply with, all of the terms of this Lease other than the obligation to pay Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment.
     Section 2.7 Deed of Lease/Landlord’s Agent for Service of Process. For purposes of Section 55-2, Code of Virginia (1950), as amended, this Lease is and shall be deemed to be a deed of lease. For purposes of Section 55-218.1. Code of Virginia (1950), as amended, Landlord’s resident agent for service of process is: National Registered Agents, Inc., 526 King Street, Alexandria, Virginia 22314.
ARTICLE 3
USE AND OCCUPANCY; PARKING
     Section 3.1 Permitted Uses. Tenant shall not use or occupy the Premises for any purpose other than for the Permitted Uses. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. Tenant, at Tenant’s expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.
Section 3.2 Parking Facility.
          (a) Except as set forth in this Lease to the contrary, Landlord shall arrange for and cause the Parking Allocation to be available to Tenant throughout the Term.
          (b) Within thirty (30) days after the first Commencement Date to occur, Tenant shall notify Landlord in writing of Tenant’s desire to obtain all or a specified number of the Parking Allocation and Tenant shall enter into parking contracts with the Parking Facility tenant or operator (as applicable, the “Operator”). If Tenant elects not to request monthly parking contracts for any portion of the Parking Allocation within thirty (30) days after the Commencement Date, or if Tenant subsequently elects not to continuously maintain or cause to be maintained any such parking contracts, Tenant shall nonetheless have the right to elect at any later date(s) to utilize Tenant’s full Parking Allocation (or a portion thereof, if Tenant so elects) by providing Landlord and the Operator with at least forty-five (45) days’ prior written notice of such election, which notice shall also state the number of additional contracts that Tenant desires to utilize and the date(s) on which Tenant would like such contract(s) to commence (which date(s) must be the first day of a calendar month).
          (c) Landlord shall provide, or shall cause the Operator to provide, 24-hour access to the Parking Facility for each of Tenant’s parking contracts.
          (d) Unless directed in writing by Landlord to the contrary, Tenant shall be directly responsible to the Operator for the payment of any and all fees or charges due in connection with the parking contracts. Notwithstanding the foregoing and so long as no Event of Default then exists under this Lease, Landlord agrees to abate and forgive the payment of the monthly parking fees then payable for Tenant’s Parking Allocation of non-reserved parking spaces in the Parking Garage during the eighteen (18) month period from the first Commencement Date to occur.
          (e) Tenant acknowledges that Landlord or the Operator may temporarily relocate, or specifically designate the location of, Tenant’s parking spaces from time to time as a result of an emergency or casualty at the Project. Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the Parking Facility and shall at all times abide by all reasonable rules and regulations promulgated by Landlord or Operator governing the use of the Parking Facility. Landlord does not assume any responsibility for any damage or loss to any automobiles parked in the Parking Facility or to any personal property located therein, or for any injury sustained by any person in or about the Parking Facility. Except in connection with a permitted assignment of this Lease or a permitted sublease of the Premises or a portion thereof or the use of parking by Tenant’s customers, clients, visitors, employees and other business invitees, neither Tenant nor any Tenant employee nor any other party claiming by, through or under Tenant shall assign, sublet, license or otherwise transfer or allow the use of any of Tenant’s parking rights under this Lease.
          (f) Tenant’s parking rights shall be for non-reserved parking spaces. Landlord reserves the right to require that all or a portion of Tenant’s Parking Allocation be for tandem, stacked, valet and such other parking arrangements as Landlord or the Operator shall from time to time deem reasonably necessary for the Parking Facility.
          (g) All parking contracts shall be on a monthly basis at market rates for parking in Comparable Buildings, which rates are currently $60.00 per contract for an unreserved space and $100.00 per month per contract for a reserved space.

ARTICLE 4
CONDITION OF THE PREMISES
     Section 4.1 Condition. Tenant has inspected the Premises and agrees that Landlord has no obligation to perform any work, supply any materials, incur any expense (other than to provide Landlord’s Contribution upon the terms set forth in this Lease) or make any alterations or improvements to prepare the Premises for Tenant’s occupancy.
ARTICLE 5

ALTERATIONS
     Section 5.1 Tenant’s Alterations.
          (a) Tenant shall be permitted to make Permitted Alterations and Decorative Alterations without Landlord’s consent. Tenant shall be permitted to make Major Alterations with Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.; provided, however, that Tenant shall not make any Major Alterations that affect the structure of the Building, the Base Building Systems or the certificate of occupancy issued for the Building without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion.
               “Alterations” means any alterations or additions in or about the Premises (including the initial Tenant Improvements and any future Improvements).
               “Decorative Alterations” means minor decorative or cosmetic Permitted Alterations that do not require the issuance of any permit, such as painting, installing and removing wall coverings, carpet and other floor coverings and installing and removing office furniture and workstations.
               “Permitted Alterations” means Alterations that do not consist solely of Decorative Alterations and that (i) cost less than $25,000 in the aggregate during any calendar year, (ii) are non-structural, (iii) do not materially and adversely affect any Base Building Systems, (iv) affect only the Premises and are not visible from outside of the Premises, (v) do not require any permit from any governmental or quasi-governmental authority, and (vi) do not affect the certificate of occupancy issued for the Building or the Premises.
               “Major Alterations” means Alterations that are neither Decorative Alterations nor Permitted Alterations.
          (b) Prior to making any Major Alterations, Tenant, at Tenant’s expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration, and with respect to any Alteration affecting any Base Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Base Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds, and (iv) furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations. Landlord shall have twelve (12) Business Days after receipt of the Plans within which to approve or disapprove of the Plans. If Landlord disapproves any Plans, Landlord will provide reasonably detailed grounds for such disapproval. Tenant shall give Landlord not less than five (5) Business Days’ notice prior to performing any Permitted Alterations or Decorative Alteration, which notice shall contain a description of such Alteration and any Plans, if applicable. The Plans submission and approval provisions set forth in this Section shall not apply to the initial Tenant Improvements to be made at the Premises pursuant to Exhibit C-Work Agreement.
          (c) Tenant, at Tenant’s expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with “as-built” drawings for such Alterations (other than Decorative Alterations) prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may reasonably require), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications translated in DWG format or another format acceptable to Landlord. This Section 5.1(c) shall not apply to the initial Tenant Improvements to be made at the Premises pursuant to Exhibit C-Work Agreement.
     Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from material defects, (b) except in connection with Decorative Alterations (for which no Plans will be required), substantially in accordance with the Plans, and by contractors reasonably approved by Landlord, and (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations then reasonably prescribed by Landlord. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then reasonably established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance.
     Section 5.3 Removal of Tenant’s Property. On or before the Expiration Date, Tenant, at Tenant’s expense, shall (i) remove all Specialty Alterations and close up any slab penetrations at the Premises; and (ii) remove all other Alterations (other than any Decorative Alterations, Non-Removable Alterations and Tenant’s voice and data cabling in the Premises) to the extent that Landlord informs Tenant in writing at the time Landlord approves the plans for such Alterations that Tenant will be required to remove all or a portion of such Alterations on or before the expiration or earlier termination of the Term. A “Non-Removable Alteration” means an Alteration, other than a Specialty Alteration, that constitutes a standard office improvement normally and customarily found in professional administrative offices in Comparable Buildings which Landlord does not require Tenant to remove pursuant to this Article 5 and which Tenant otherwise elects not to remove at the end of the Term. Tenant, at Tenant’s expense, shall repair the Premises in a good and workmanlike manner any damage to the Premises and/or the Building caused by Tenant’s removal of Tenant’s Property and any Alterations or by the closing of any slab penetrations. If Tenant fails to remove any of Tenant’s Property and/or the Alterations that Tenant is required to remove, the same shall be deemed abandoned and Landlord may remove and dispose of same, and repair any damage caused thereby, at Tenant’s expense, and without accountability to Tenant. All Alterations that Landlord require Tenant to remove as aforesaid and which Tenant does not, at its option, elect to remove, shall become Landlord’s property upon the expiration or earlier termination of this Lease. On or before the Expiration Date, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises.
     Section 5.4 Mechanic’s Liens. Tenant, at Tenant’s expense, shall discharge any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within twenty (20) days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.
     Section 5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, subcontractor, supplier, mechanic or laborer or permit any materials to be delivered to or used at the Premises if, in Landlord’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, subcontractors, suppliers, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord or Tenant or others or with Landlord’s operation of the Building or the conduct of business therein (e.g., protesters picketing or otherwise demonstrating on the sidewalk outside of the Building). If such interference or conflict occurs and continues for more than five (5) Business Days after notice from Landlord, upon Landlord’s further request, Tenant shall cause all contractors, subcontractors, suppliers, mechanics or laborer’s mechanics or laborers causing such interference or conflict to leave the Building immediately.
     Section 5.6 Tenant’s Costs. Tenant shall pay promptly to Landlord, upon demand, for (a) all reasonable out-of-pocket costs incurred by Landlord in connection with the review of any Alterations plans, and (b) the time spent by Landlord’s personnel during non-Business Hours to operate elevators or otherwise to facilitate Tenant’s Alterations, which time shall be charged at the hourly rate that Landlord normally charges for such personnel’s services. At Landlord’s request, Tenant shall deliver to Landlord reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any Alterations.
     Section 5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any reasonable costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours reasonably designated by Landlord.

     Section 5.8 Legal Compliance. The approval of Alteration Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Alteration Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Alteration Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant, require Landlord to make any alterations or improvements to any part of the Building or Real Property in order to comply with any Requirements, Tenant shall pay all reasonable costs and expenses actually incurred by Landlord, without markup, in connection with such alterations or improvements.
     Section 5.9 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds eighty (80) pounds per square foot “live-load” or twenty (20) pounds per square foot “dead-load.” Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place reasonable limitations on the weight thereof.
ARTICLE 6
REPAIRS
     Section 6.1 Landlord’s Repair and Maintenance.
          (a) Landlord shall operate, maintain and. except as provided in Section 6.2 hereof, make all necessary repairs and replacements (both structural and nonstructural) to (i) the Base Building Systems, (ii) the Common Areas, in conformance with standards applicable to Comparable Buildings, and (iii) the structural components of the Building including, but not limited to, the exterior, including exterior doors and windows, and, load bearing elements, foundations, roof and roof membrane.
          (b) If Landlord fails to perform any of Landlord’s maintenance obligations under this Lease and such failure materially and adversely impacts Tenant’s use and enjoyment of the Premises for the Permitted Use (a “Repair Problem”), Tenant shall send Landlord a written notice detailing the nature of the Repair Problem (the “First Repair Notice”). If such Repair Problem continues for fifteen (15) days after Landlord receives the First Repair Notice, Tenant shall send a second notice which must state “SECOND AND FINAL REQUEST” at the top of the notice (the “Second Repair Notice”).
          If Landlord commences the required action within fifteen (15) days after Landlord receives the Second Repair Notice and thereafter prosecutes such repair to completion with reasonable diligence, Landlord shall have a reasonable period after receipt of the Second Repair Notice to cure the Repair Problem.
          If the Repair Problem continues for more than fifteen (15) days after Landlord receives the Second Repair Notice and Landlord is not prosecuting such repair to completion with reasonable diligence, Tenant may make such repairs or perform such maintenance, except that Tenant shall have no right to undertake any action under this Section 6.1(b) (i) with respect to the Building’s structure, exterior walls, floor slabs, roof, and/or elevator(s), and/or (ii) that would materially and adversely affect any other Building tenant or the services or other rights to which such tenant is entitled.
          Upon Tenant’s cure of the Repair Problem, Landlord shall reimburse Tenant for Tenant’s reasonable out of pocket costs incurred in curing the Repair Problem within thirty (30) days alter Landlord’s receipt of an invoice for such costs (with such back-up documentation as Landlord might reasonably request); provided, however, Tenant shall be solely responsible for any damage or injury, or death caused by or arising in connection with Tenant’s efforts to remedy the Repair Problem. To the extent that any Landlord reimbursement to Tenant under this section qualifies as an Operating Expense, such reimbursement amount shall be included in Operating Expenses.
          (c) The foregoing and any other provision of this Lease to the contrary notwithstanding, Tenant shall have no right to undertake any action that would (i) affect the Base Building Systems or the Building’s exterior walls, floor slabs, roof or structure, and/or (ii) materially and adversely affect any other Building tenant or the services or other rights to which such tenant is entitled.
          (d) This Section shall not apply in the event of damage or destruction addressed in Article 11 or in the event of a taking addressed in Article 12.
     Section 6.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at Tenant’s expense and in compliance with Article 5. make all nonstructural repairs to the Premises and the fixtures, plate glass, equipment and appurtenances located within or exclusively serving the Premises (including all electrical and plumbing systems from the point of connection to the Base Building Systems and all heating, ventilation and air conditioning systems in and exclusively serving the Premises or, if this Lease expressly provides that the Premises will be served by the Base Building System heating, ventilation and air conditioning, from the point of connection to the Base Building System) and all Specialty Alterations; but excluding repairs, maintenance and replacement of the base Building exterior windows, atrium windows, exterior and Common Areas Tenant’s signage located within the Common Areas, the base Building heating, ventilation and air conditioning systems located in the Premises but only to the point of connection for service to the Premises, the base Building life safety systems located in the Premises and non-Specialty Alteration lightbulbs, lamps and ballasts located in the Premises, which shall be repaired, maintained and replaced as necessary by Landlord and, to the extent applicable, the cost of such repairs, maintenance and replacements will be included in Operating Expenses) (collectively, “Tenant Fixtures”), as and when needed to preserve the Premises in good working order and condition, except for (i) reasonable wear and tear, (ii) damage by casualty or condemnation, (iii) damage and repairs covered under any insurance policy carried by Landlord in connection with the Building, (iv) damage caused by any defects in the design, construction or materials of the Building, including the Premises and any improvements installed therein by Landlord, (v) repairs covered under Operating Expenses, (vi) conditions covered under any warranties of Landlord’s contractors and (v) damaged caused in whole or in part by the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees, invitees or licensees. Subject to Section 11.2(b), all damage to the Building or to any portion thereof or to any Tenant Fixtures requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by Tenant or by Landlord in accordance with the allocation of repair responsibilities set forth above. All Tenant repairs shall be of good quality utilizing new construction materials and in compliance with Article 5.
     Section 6.3 Restorative Work. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Real Property, the Project, the Building and Base Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord reasonably deems necessary or desirable, and to take all materials into the Premises required for the performance of such Restorative Work, provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work) and (b) Tenant is not deprived of reasonable access to or use of the Premises or the Parking Facility. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Restorative Work. There shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord. Tenant or others performing, or failing to perform, any Restorative Work.
ARTICLE 7
TAXES AND OPERATING EXPENSES
     Section 7.1 Definitions.
          (a) “Assessed Valuation” shall mean the amount for which the Real Property is assessed by any applicable Governmental Authority for the purpose of imposition of Taxes.
          (b) “Base Operating Expenses” shall mean the Operating Expenses for the Base Year.
          (c) “Base Taxes” shall mean the Taxes payable on account of the Base Year.
          (d) “Calendar Year” shall mean each calendar year, all or any portion of which falls during the Term.
          (e) “Comparison Year” shall mean any Calendar Year commencing subsequent to the Base Year.
          (f) “Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Real Property, including, but not limited to, the following:
               (i) any capital improvement made after the Base Year if such capital improvement either (A) is reasonably intended to result in a reduction in Operating Expenses (e.g., a labor-saving improvement) provided the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably determined or anticipated by Landlord to result from the installation and operation of such improvement, and/or (B) is made during any Comparison Year to comply with Requirements, exclusive of any costs incurred to remedy any Requirements violation existing on the Commencement Date. Such capital improvements shall be amortized (with interest at the Base Rate) on a straight-line basis over the useful life thereof in accordance with Generally Accepted Accounting Principals, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount:
               (ii) costs of maintaining and operating (including the reasonable rental value thereof, but not for more than 1,500 square feet of rentable area) the management and engineering offices, if any, for the Project (whether on-site or off-site);
               (iii) costs incurred by Landlord in establishing, equipping, maintaining, repairing and operating (including the reasonable rental value thereof) any Building amenities or services intended by Landlord for the general benefit of tenants of the Building such as any concierge service (whether located at the Building or made available to Building tenants from an off-site location);
               (iv) costs incurred by Landlord in maintaining, repairing and operating (including the reasonable rental value thereof) any Building fitness or health center (provided such center does not exceed 4,500 square feet of rentable area), but not the cost of initially equipping such fitness center or purchasing replacement equipment therefor, unless the existing equipment being replaced has reached the end of its useful life and the cost of the replacement equipment is amortized over its useful life (or only the equipment rental charge is included in Operating Expenses) and Operating Expenses for each year only include the amortized portion of such costs (or such rental costs) allocable to the particular year;
               (v) costs of maintaining the sidewalks, landscaping and other improvements adjacent to the Real Property including, without limitation, costs of cleaning, removing snow and spreading salt; feeding trees; removing trash from tree boxes; and adding mulch to tree boxes;
               (vi) costs incurred for Project Parking Facility utilities, elevators, insurance, cleaning, restriping, HVAC and security;
               (vii) electricity, water and other utility costs:
               (viii) costs of all insurance (including any terrorism insurance) maintained by Landlord in connection with the Real Property and/or Landlord’s equipment. fixtures and personal property used in connection therewith pursuant to Article 11 hereof: and

               (ix) a property management fee in the amount of three percent (3%) of gross rents and revenues received by Landlord from the Building (including, without limitation. Operating Expense and Tax pass throughs and reimbursements) and all items reimbursable to the Building property manager pursuant to any management contract for the Building.
     Except as might be expressly set forth in this Lease to the contrary, Operating Expenses shall be calculated in accordance with customary practices employed by other comparable owners of Comparable Buildings. Landlord shall not seek to capture more than 100% of Landlord’s actual Operating Expenses nor shall Landlord recover through Operating Expenses or otherwise, any item of cost more than once. Notwithstanding the foregoing or anything else to the contrary under this Lease, Operating Expenses shall not include any Excluded Expenses.
     If during all or part of the Base Year or any Comparison Year, Landlord does not furnish any particular item of work or service (which would otherwise constitute an Operating Expense) to any leasable portion of the Project and the costs of such item constitutes an Operating Expense and the cost varies with the Project’s occupancy level or if any tenant of the Project does not normally use a specific Project area or improvement (e.g., a first (1st) floor retail tenant with an exterior premises entrance door does not normally use the Project’s passenger elevators), then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs that Landlord reasonably determines would have been incurred during such period if Landlord had furnished such item of work or service to such portion of the Project or if all tenants of the Project had normally used such Project area or improvement; provided, however, if the result of such computation would be to have Landlord expenditures for such items included in Tenant’s Operating Payment exceed the actual cost of such items, then the foregoing amount shall be reduced by such excess. In determining the amount of Operating Expenses for the Base Year or any Comparison Year, if less than ninety-five percent (95%) of the Project rentable area is occupied by tenants at any time during the Base Year or any such Comparison Year, then Operating Expenses which vary with occupancy shall be determined for the Base Year or such Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) throughout the Base Year or such Comparison Year; provided, however, if the result of such computation would be to have Landlord’s expenditure recoveries for such items exceed the actual cost of such items, then the foregoing amount shall be reduced by such excess.
     To the extent that the Building shares facilities and/or services with other buildings. Operating Expenses shall include the portion of all costs, expenses and disbursements relating to such shared facilities and services as Landlord reasonably allocates to the Building provided that if such expenses were incurred solely at or in connection with the Building, such expenses would otherwise constitute Operating Expenses hereunder. For example, if the property management office for the Building were located in another office building containing the same rentable area as the Building and such management office also serves as the property management office for such other building, Operating Expenses for the Building would include Landlord’s reasonable allocation to the Building of the cost of maintaining and operating (including the reasonable rental value thereof, but not for more than the rentable area permitted above) the management offices at such other building.
          (g) “Statement” shall mean a statement setting forth in reasonable detail a comparison of (i) the Base Taxes and the Taxes for an applicable Comparison Year, together with the amount of Tenant’s Tax Payment for such Comparison Year, or (ii) the Base Operating Expenses and the Operating Expenses payable for any Comparison Year, together with the amount of Tenant’s Operating Payment for such Comparison Year.
          (h) “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, Business Improvement District assessments and charges and all other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property or in connection with the use thereof (including any transit, personal property, sales, rental, use, gross receipts (to the extent the same are allocable to the Building), or occupancy taxes, vault rental and other taxes and assessments), and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Real Property (but such expenses will not be included in Base Taxes if incurred during the Base Year). Taxes shall not include (1) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, (2) franchise, transfer, gift, inheritance, estate or net income taxes imposed upon Landlord, (3) deed transfer, transfer of economic interests or recordation taxes, (4) any environmental assessments, charges or liens arising in connection with the remediation of Hazardous Materials from the Premises or Building, or (5) reserves for future Taxes. For purposes hereof, “Taxes” for any Calendar Year shall be deemed to be the Taxes which are assessed, levied or imposed for such Calendar Year regardless of when due or paid. If any Taxes are assessed on a fiscal year (rather than a Calendar Year), Landlord shall have the right to equitably allocate such Taxes on a Calendar Year basis. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions and business, professional and occupational license fees, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

     Section 7.2 Tenant’s Tax Payment.
          (a) If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”). Notwithstanding the foregoing, Tenant shall have no obligation to pay Tenant’s Tax Payment until January 1, 2011. For each Comparison Year, Landlord shall furnish to Tenant a written statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Comparison Year (the “Tax Estimate”). Landlord shall be permitted to adjust its Tax Estimate no more than one (1) time during any applicable Comparison Year. Tenant shall pay to Landlord on the first (lst) day of each month during such Comparison Year an amount equal to 1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (lst) day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (lst) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within twenty (20) Business Days after demand therefor, or (y) if there shall have been an overpayment. Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder or if this Lease has terminated or expired, promptly refund such amount to Tenant, and (iii) on the first (1st) day of the month following the month in which the fax Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate.
          (b) As soon as reasonably practicable after Landlord has determined the actual Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder or. if the Term has expired or terminated. Landlord shall promptly pay such amount to Tenant. If the Statement for such Comparison Year shows that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year. Tenant shall pay the amount of such deficiency within twenty (20) Business Days after delivery of the Statement to Tenant.
          (c) Only Landlord may institute proceedings to reduce the Assessed Valuation of the Real Property and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default. If the Taxes payable for the Base Year are reduced, the Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord within twenty (20) Business Days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year or, if the Term has expired, Landlord shall promptly pay such amount to Tenant (net of any sums then owed by Tenant to Landlord). Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation.
          (d) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, within twenty (20) Business Days of Landlord’s demand therefor.
          (e) Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax-exempt status.
     Section 7.3 Tenant’s Operating Payment.
          (a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”). Notwithstanding the foregoing. Tenant shall have no obligation to pay Tenant’s Operating Payment until January 1, 2011. For each Comparison Year, landlord shall furnish to Tenant a written statement selling forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”). Landlord shall be permitted to adjust its Expense Estimate no more than two (2) times during any applicable Comparison Year. Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith. Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within twenty (20) Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder or if the Lease has expired or terminated, promptly refund the same, and (iii) on the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of Tenant’s Operating Payment shown on the Expense Estimate.

          (b) On or before May 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder or, if the Term has expired or been terminated. Landlord shall promptly pay such amount to Tenant. If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within twenty (20) Business Days after Tenant’s receipt of the Statement.
     Section 7.4 Non-Waiver; Disputes.
          (a) Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year.
          (b) Each Statement sent to Tenant shall be conclusively binding upon Tenant unless (i) Tenant pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within 120 days after such Statement is sent, Tenant sends a notice to Landlord requesting a review of Landlord’s books and records applicable to such Statement and the Base Year, in which case Tenant and its accountants shall have the right to review Landlord’s books and records applicable to such Statement. With respect to each Statement, Landlord will maintain its applicable books and records for a period of at least three (3) years after such Statement is delivered to Tenant and thereafter during the pendency of any review thereof by Tenant pursuant to the terms of this Lease. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease with respect to a Statement, any person or entity who is to be compensated in whole or in part, on a contingency fee basis. If Tenant timely objects to a Statement and the parties do not resolve any dispute as to the correctness of such Statement within thirty (30) days following such notice of objection. Tenant may refer the issues raised to a nationally recognized public accounting firm selected by Tenant and reasonably acceptable to Landlord, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith. Tenant, such accountants and all other persons to whom Tenant gives any of the information obtained in connection with such review shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than three percent (3%) for such Comparison Year, in which case Landlord shall pay all such fees and expenses of the accounting firm selected by Landlord and Tenant as set forth above. If such audit determines that Tenant was over charged, Landlord shall credit such amount against Tenant’s next payment of payments of Rent due or, if this Lease has terminated, promptly refund the same to Tenant.

     Section 7.5 Proration. If the Rent Commencement Date is not January 1st, the Additional Rent for the applicable Calendar Year shall be apportioned on the basis of the number of days in the year from the Rent Commencement Date to the following December 31. If the Expiration Date occurs on a date other than December 31st, any Additional Rent under this Article for the Calendar Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from January 1st to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article shall be adjusted or paid within thirty (30) days after submission of the Statement for the last Calendar Year.
     Section 7.6 No Reduction in Rent. If Operating Expenses or Taxes for any Comparison Year are less than the Base Operating Expenses or the Base Taxes (as applicable), such occurrence shall not entitle Tenant to a refund or any other payment nor shall it result in a reduction in the Rent payable under this Lease.
     Section 7.7 Cap on Controllable Expenses. Any provision of this Lease to the contrary notwithstanding, Landlord and Tenant agree as follows:
          (a) For purposes of calculating Tenant’s liability for payment of Tenant’s Proportionate Share of Controllable Operating Expenses, Controllable Operating Expenses for any Comparison Year shall be deemed not to have exceeded the Cap. The “Cap” means the product of the Controllable Operating Expenses incurred during the Base Year multiplied by 105% (compounded annually for each Comparison Year (or partial Comparison Year) after the Base Year for which the Cap is being determined). For example, if the Controllable Operating Expenses incurred during the Base Year were $10,000, then the Cap would be $10,500 ($10,000 x 105%) for the first calendar year after the Base Year; $11.025 ($10,000 x 105% x 105%) for the second calendar year after the Base Year; and so on.
          (b) “Controllable Operating Expenses” means all Operating Expenses other than: (i) property management fees (but such fees shall be subject to the limitation set forth in Section 7.1(f)(ix)); (ii) insurance premiums; (iii) utility costs; and (iv) costs incurred for ice and snow removal.
          (c) All payment calculations under this Article shall be prorated for any partial calendar years during the Term and all calculations shall be based upon Operating Expenses as grossed-up in accordance with the terms of this Lease.
          (d) faxes are not included in Operating Expenses and, therefore, Tenant’s Tax Payments shall not be affected by the provisions of this Section.
     Section 7.8 Real Property Operating Expenses and Taxes.
          (a) As of the Effective Date, Landlord owns the Real Property (i.e., Tysons International Plaza I and Tysons International Plaza II) and Landlord operates the Real Property as though it were a single building with Operating Expenses and Taxes for the Real Property being aggregated and shared by the Project’s tenants on a proportionate share basis. Until such time, if ever, as Landlord makes the Separate Building Election, all references in this Lease to Operating Expenses and to Taxes shall mean and refer to all Real Property Operating Expenses and all Real Property Taxes, respectively.
          (b) Landlord shall have the right, exercisable at any time upon written notice to Tenant, to cease operating the Project as though it were a single building and to commence operating Tysons International Plaza I and Tysons International Plaza II separately (the “Separate Building Election”), in which case, Operating Expenses and Taxes shall include only Operating Expenses and Taxes incurred in connection with the Building and Tenant’s Proportionate Share shall be the percentage equal to a fraction, the numerator of which is the Area of the Premises and the denominator of which is the rentable area of the Building (determined in accordance with the provisions of Section 2.5).
          (c) Regardless of whether Tysons International Plaza I and Tysons International Plaza II are operated as though they were a single building or separately, to the extent that the Project shares facilities and/or services with other buildings, Operating Expenses shall include the portion of all costs, expenses and disbursements relating to such shared facilities and services as Landlord reasonably allocates to the Project.

ARTICLE 8
REQUIREMENTS OF LAW
     Section 8.1 Compliance with Requirements.
          (a) Subject to the provisions of Section 6.2 regarding repairs, Tenant, at Tenant’s expense, shall comply with all Requirements applicable to the Premises; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Building or Project unless the application of such Requirements arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any such repairs or alterations shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Base Building System, or (2) by Landlord if such repairs or alterations are structural or affect any Base Building System. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.
          (b) Tenant shall not cause or permit (i) any Hazardous Materials to be brought onto the Real Property by any Tenant Party, (ii) the storage or use of Hazardous Materials by a Tenant Party in any manner other than in full compliance with any Requirements, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Project by any Tenant Party. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work or in the construction of leasehold improvements, but only during the period of Tenant’s performance of the initial Tenant Improvements and any Alterations; provided that, in either such case, such use is in accordance with all Requirements. Tenant shall be responsible, at Tenant’s expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials at the Real Property to the extent caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time upon reasonable prior notice (or without notice if Landlord reasonably believes an emergency exists).
          (c) Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Real Property which are not the obligation of Tenant as expressly set forth herein and which are not the obligation of any other tenant of the Project (except to the extent such non-compliance by such other tenants materially and adversely affects Tenant or its rights under this Lease).
          (d) Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department or be inconsistent with the recommendations of any of the issuers of such policies or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of fire insurance for the Building, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. To the extent that Landlord reasonably shows that its fire insurance premiums increased as a result of Tenant’s failure to comply with the provisions of this Section, Tenant shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant within twenty (20) Business Days after Tenant’s receipt of detailed written demand therefor, which shall include copies of all applicable supporting documentation (including but not limited to copies of correspondence with Landlord’s insurers) that reasonably shows the extent to which such increase is attributable to Tenant’s actions.
               (i) Landlord, at Landlord’s expense (with such expense to be an Excluded Expense), shall cause any Hazardous Materials at the Project to be removed or encapsulated as necessary to comply with all applicable Requirements, except to the extent Tenant is directly responsible for bringing the Hazardous Materials into, on, under or about the Project.
               (ii) Landlord represents and warrants that, to Landlord’s knowledge, the Premises and the Project are in compliance with all applicable environmental Requirements. The foregoing and any other representation or warranty made to “Landlord’s knowledge” or any similar knowledge qualification shall be deemed to mean, and shall be limited to, the actual knowledge (as distinguished from constructive or imputed knowledge) of Tony N. Womack (“Landlord Representative”), without such person having made or having any duty to make any independent inquiry or investigation. Landlord represents and warrants that Landlord’s Representative is generally familiar with the operation and maintenance of the Project. Tenant agrees that Landlord shall have no duty to inform any Landlord Representative of any documents, agreements or information. Tenant agrees that no Landlord Representative shall have any personal liability arising out of any representations or warranties made hereunder. The covenants contained in this Section shall survive the expiration or earlier termination of the Lease.
     Section 8.2 Fire and Life Safety. Any modifications to the Building fire alarm and life safety systems required by Tenant or completed as part of any Alterations shall be at Tenant’s expense, subject to the application of Landlord’s Contribution pursuant to the terms of the Exhibit C-Work Agreement. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s use of the Premises or any portion thereof for purposes other than for the Permitted Use, any Alterations performed by Tenant or the location of the partitions, Tenant’s Property or other contents of the Premises. Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense.

ARTICLE 9
SUBORDINATION
     Section 9.1 Subordination and Attornment.
          (a) This Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale, provided that such Mortgagee furnish a commercially reasonable recognition and subordination agreement, in recordable form, that states Tenant’s occupancy and rights pursuant to this Lease will not be disturbed or terminated so long as Tenant is not then in default of its obligations hereunder beyond any applicable notice and cure periods. The foregoing and any other provision of this Lease to the contrary notwithstanding. Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant (i) from Landlord’s existing Mortgagee a commercially reasonable subordination, non-disturbance and attornment agreement; and (ii) from any future Mortgagee a commercially reasonable subordination, non-disturbance and attornment agreement. For the purposes set forth herein, a subordination, non-disturbance and attornment agreement shall not be deemed commercially reasonable if it materially increases Tenant’s obligations or materially decreases Tenant’s rights under the Lease.
          (b) If a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then Tenant agrees to attorn to and recognize Tenant’s interest under this Lease and Tenant shall be deemed to have attorned to such successor landlord and recognized such successor landlord as Landlord under this Lease. The provisions of this Section are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, which (subject to clause (iii) below) shall be on substantially the same terms and conditions as set forth in this Lease, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, materially increase Tenant’s obligations or materially and adversely affect Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease (to the extent modified pursuant to clause (iii) above) except that such successor landlord shall not be:
               (i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);
               (ii) subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against Landlord;

               (iii) bound by any prepayment of more than one month’s Rent to any prior landlord;
               (iv) bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;
               (v) bound by any modification, amendment, or renewal of this Lease made without successor landlord’s consent; or
               (vi) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord.
          (c) Tenant shall from time to time within thirty (30) days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.
     Section 9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and. upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease.
     Section 9.3 Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees provided that Landlord has designated such Lessors and/or Mortgagees in writing by notice from Landlord to Tenant, and (b) a reasonable period of time (not to exceed sixty (60) days) shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods, during which period such Lessors and/or Mortgagees shall have the same right as Landlord, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission.
     Section 9.4 Provisions. The provisions of this Article shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.
     Section 9.5 Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Condominium Documents”) which may be recorded in order to subject the Building to a condominium form of ownership pursuant to the laws of the State, provided that the Condominium Documents do not by their terms increase the Rent, materially increase Tenant’s non-Rent obligations or materially and adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.
ARTICLE 10
SERVICES
     Section 10.1 Electricity. Subject to any Requirements or any public utility rules or regulations governing energy consumption. Landlord shall make or cause to be made, customary arrangements with utility companies and/or other suppliers of electricity to furnish electric current to the Premises for Tenant’s use in accordance with the standards to which the Base Building Systems have been designed. If Landlord reasonably determines by the use of an electrical consumption survey or by other reasonable means that Tenant is using electric current (including overhead fluorescent fixtures) in excess of 1.0 kilowatt hours per square foot of usable area in the Premises per month, as determined on an annualized basis, or 5.0 watts per useable square foot in the Premises of demand load exclusive of Base Building Systems (“Excess Electrical Usage”), then Landlord shall have the right to charge Tenant an amount equal to Landlord’s reasonable estimate of Tenant’s Excess Electrical Usage, and shall have the further right to install a separate electric current meter, submeter or check meter in the Premises (a “Meter”) to measure the amount of electric current consumed in the Premises. The cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its Excess Electrical Usage at the Premises. The rate to be paid by Tenant for Metered electricity shall include any taxes or other charges imposed by the applicable utility provider in connection therewith.
     Section 10.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises or which interferes with the electrical service to other tenants of the Building. If Landlord reasonably determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of ‘Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord reasonably determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building.

     Section 10.3 Elevators. Landlord shall provide passenger elevator service for the Premises 24 hours per day, 7 days per week; provided, however, Landlord may limit passenger elevator service during non-Business Hours. Landlord shall provide at least one freight elevator service for the Premises upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all Business Days during such reasonable hours and for such reasonable charge as Landlord establishes from time to time.
     Section 10.4 Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Premises during Business Hours heating, ventilation and air-conditioning (“HVAC”) with the base Building HVAC System equipment operating as follows at the portion of the Premises that is improved with normal open floor plan improvements, normal office density and standard office equipment: summer: maintain room conditions not in excess of 77 degrees Fahrenheit dry bulb when the coincident outside air conditions do not exceed 94 degrees Fahrenheit dry bulb and 76 degrees Fahrenheit wet bulb: and winter: maintain room conditions of not less than 70 degrees Fahrenheit dry bulb when outside air temperature is not less than 15 degrees Fahrenheit dry bulb. Landlord shall have access to all air-cooling, fan. ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively. “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be. to the Premises in accordance with the standards to which the Base Building Systems have been designed by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant shall install, if missing, blinds or shades on all windows, which blinds and shades shall be subject to Landlord’s reasonable approval, and shall keep operable windows in the Premises closed, and lower the blinds when necessary because of the sun’s position, whenever the HVAC System is in operation or as and when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.
     Section 10.5 Supplemental Heating, Ventilation and Air Conditioning.
          a. If the Premises or any portion thereof is at any time served by any supplemental heating, ventilation and air conditioning unit(s) that taps into the base Building HVAC System condenser water loop (whether one or more, but exclusive of any units that are part of the base Building HVAC System, the “Supplemental HVAC Units”), (a) Tenant shall pay Landlord within thirty (30) days after Landlord gives Tenant an invoice therefor, (i) a one-time fee of $1,000 per ton for each Supplemental HVAC Unit for tapping into the base Building HVAC System condenser water loop: and (ii) on a monthly basis, a charge of $10.00 per ton for each Supplemental HVAC Unit; (b) Tenant, at Tenant’s expense, shall install an electric submeter for the Supplemental HVAC Unit(s) concurrently with Tenant’s installation of such

Supplemental HVAC Unit(s); (c) Landlord shall read the submeter (with Tenant providing Landlord with reasonable access thereto) and Tenant shall pay to Landlord all electricity charges (including any taxes and other fees associated with such electricity charges) measured on such submeter within thirty (30) days after receipt of an invoice therefor; (d) Tenant, at Tenant’s expense, shall at all times maintain a Supplemental HVAC Unit(s) service contract with a firm and upon such terms as may be reasonably satisfactory to Landlord and (e) Tenant shall provide Landlord with such documentation and other evidence as Landlord might reasonably request from time to time to demonstrate Tenant’s proper maintenance of the Supplemental HVAC Unit(s) including, without limitation. Tenant’s compliance with all of equipment manufacturer’s warranties, rules and requirements with respect to the Supplemental HVAC Unit(s).
          b. Landlord and Tenant acknowledge that a portion of the Premises is currently served by a supplemental heating, ventilation and air conditioning unit (the “Existing Supplemental Unit”), which Existing Supplemental Unit exhausts heated air (the “Heated Air”) into the plenum or other areas of the Building and does not cause such Heated Air to exit the Building. With respect to the Existing Supplemental Unit, (i) Landlord, at Landlord’s expense, shall install an electric submeter for the Existing Supplemental Unit; (ii) Landlord shall read the submeter (with Tenant providing Landlord with reasonable access thereto) and Tenant shall pay to Landlord all electricity charges (including any taxes and other fees associated with such electricity charges) measured on such submeter within thirty (30) days after receipt of an invoice therefor; (iii) Tenant, at Tenant’s expense, shall at all times maintain an Existing Supplemental Unit service contract with a firm and upon such terms as may be reasonably satisfactory to Landlord; (iv) Tenant shall provide Landlord with such documentation and other evidence as Landlord might reasonably request from time to time to demonstrate Tenant’s proper maintenance of the Existing Supplemental Unit including, without limitation. Tenant’s compliance with all of equipment manufacturer’s warranties, rules and requirements with respect to the Existing Supplemental Unit; (v) within thirty (30) days after the Effective Date. Tenant, at Tenant’s expense, shall install a lock on the Existing Supplement Unit thermostat and shall keep the thermostat locked at all times (except to the extent necessary to comply with the provisions of clause (vi) hereof); and (vi) Tenant shall keep the thermostat for the Existing Supplemental Unit at a setting that causes the portion of the Premises intended to be served by the Existing Supplemental Unit to maintain a temperature that is no lower than 72 degrees (Fahrenheit). If Landlord reasonably determines that the Heated Air is burdening the Base Building HVAC System or that the Heated Air is otherwise causing heating or cooling issues at the Building (whether for Tenant, other tenants or Landlord). Landlord shall have the right to require, upon forty-five (45) days prior written notice to Tenant, that Tenant, at Tenant’s expense, directly vent the Heated Air outside of the Building with any such venting work to be designed and performed in accordance with the provisions of Article 5-Alterations.
     Section 10.6 Overtime HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of HVAC to the Premises during non-Business Hours (“Overtime Periods”), If Tenant desires HVAC services during Overtime Periods, Tenant shall be able to request such overtime as needed by accessing the Building Management Control System and automatically requesting Overtime HVAC by zone and for a specified time period. An access code will be required and Tenant will be charged for all requests authorized by their specific access code. If

Landlord furnishes HVAC service during Overtime Periods, Tenant shall pay to Landlord $60.00 per hour per floor. Landlord shall limit future increases in such hourly rate to the actual increased costs incurred by Landlord in delivering such service to the Premises.
     Section 10.7 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages (except for pantries, which Landlord shall clean in accordance with the applicable provisions of Exhibit D-Cleaning Specifications): as an exhibition area or classroom; for storage; as a shipping room, mail room or for similar purposes: for private bathrooms, showers or exercise facilities; as a trading floor: primarily for operation of computer, data processing, reproduction, duplicating or similar equipment; and portions of the Premises that include any improvements or property that require non-standard office cleaning supplies, materials, procedures, labor or service, such as paintings and other works of art) to be cleaned, substantially in accordance with the standards set forth in Exhibit D-Cleaning Specifications. Landlord reserves the right to modify such standards from time-to-time provided that Landlord’s cleaning standards shall be reasonably consistent with those provided in Comparable Buildings. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor for such additional charge as Landlord’s cleaning contractor might require from time to time. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Holidays.
     Section 10.8 Water. Landlord shall provide water in the core lavatories, drinking fountains and janitor’s closets on each floor of the Building. If Tenant requires water in excess of that used by a normal office building tenant of similar size using its premises for normal office use, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.
     Section 10.9 Refuse Removal. Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal. Tenant shall, at Tenant’s expense, comply with all present and future Requirements regarding the collection, sorting, separation, and recycling of trash. Each separately sorted category of trash shall be placed in separate receptacles as directed by Landlord.
     Section 10.10 Directory and Suite Entry Signage. Landlord shall list Tenant on at least one of the Building directories located in the first (1st) floor lobbies of the Building. The Building directory listing Tenant’s name will be shared with other Building tenants and space on the directory shall be equitably apportioned amongst the tenants, with Tenant being entitled to Tenant’s Proportionate Share of such signage. Landlord shall, at Landlord’s expense, install Building standard suite entry signage at the principal suite entry location at the Premises.

     Section 10.11 Tenant Access to Premises. Tenant shall have access to the Premises 24 hours a day, 7 days a week. Outside of Business Hours. Building and floor access will be monitored by an electronic card or key security and access system or any such successor system installed and maintained by Landlord. Tenant shall be responsible for access control to the Premises at Tenant’s expense. Landlord, at Landlord’s expense, shall provide Tenant with one (1) electronic Building access card per 250 rentable square feet at the Premises. At the request of Tenant, Landlord shall provide additional access cards at Tenant’s expense, which is currently equal to $25 per card.
     Section 10.12 Telecommunications. If Tenant requests Landlord’s approval for granting Building access for a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to the Premises, Landlord shall not unreasonably withhold, condition or delay such approval. If Landlord approves such service provider, Landlord shall also provide free and reasonable access to Tenant’s Proportionate Share of all Building risers, conduits and shafts as reasonably necessary for Tenant’s telecommunications service provider to connect such service to the Premises.
     Section 10.13 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for Restorative Work which, in Landlord’s reasonable judgment, are necessary or appropriate until such Unavoidable Delay, accident or emergency shall cease or such Restorative Work is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services, except as otherwise set forth herein. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of or access to the Premises as a result of any such interruption, curtailment or failure or defect in any such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise: provided, however, if any failure or stoppage of Landlord’s services under this Lease (i) renders the Premises or any portion thereof untenantable for the normal conduct of Tenant’s business at the Premises and Tenant has ceased using the Premises or the affected portion thereof: (ii) was not caused by Tenant, its employees, invitees or agents; and (iii) extends for a period longer than five (5) consecutive Business Days, Tenant’s obligation to pay Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment for the affected portion of the Premises shall be abated beginning on the sixth (6th) consecutive Business Day alter the aforementioned conditions are met and shall continue with respect to the Premises or the affected portion thereof (as applicable) until the conditions described in clause (i) no longer exist. If any abatement permitted hereunder occurs during any free rent period, Tenant shall receive an additional rent credit against the next month’s Fixed Rent and other Additional Rent actually due and payable for the amount of rent which would otherwise have been abated under this Section 10.13 had the free rent period not been applicable. Other than as set forth above, Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electrical service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord. In the event of a casualty or a Taking, the applicable provisions of this Lease shall prevail over the rent abatement provisions of this Section.
     Section 10.14 Service Additions and Omissions. Except with respect to the services that Landlord otherwise expressly agrees to provide under this Lease, Landlord shall have the right to add, modify and/or curtail any Building services as Landlord determines appropriate from time to time in Landlord’s sole discretion: provided that the same does not materially affect Tenant’s ability to use the Premises for the purposes set forth herein. All of the services to be provided to Tenant pursuant to this Article are only to be provided from and after the date Tenant takes occupancy of the Premises for the conduct of its business. Any services to be provided by Landlord to Tenant prior to such occupancy shall be governed by the Work Agreement.
     Section 10.15 Level of Service. Landlord shall manage or cause the Building to be managed in a manner substantially consistent with the manner in which Comparable Buildings are managed.
     Section 10.16 Fitness Center. Landlord shall provide a fitness or health center at the Complex, which center shall be available to Tenant and its employees free of direct charge (other than through Operating Expense pass-through payments). The foregoing notwithstanding. Landlord’s obligation to provide the fitness or health center at the Project and Tenant’s right o use the center shall be subject to (i) closings during emergencies and repairs, (ii) compliance with any applicable Requirements and (iii) such rules and regulations as Landlord might reasonably require (including Landlord’s requirement that each center user execute a liability waiver reasonably satisfactory to Landlord).
ARTICLE 11
INSURANCE; PROPERTY LOSS OR DAMAGE
     Section 11.1 Tenant’s Insurance.
          (a) Tenant, at Tenant’s expense, shall obtain and keep in full force and effect during the Term:
               (i) a policy of commercial general liability insurance on an occurrence basis (utilizing then current ISO forms or equivalent) against claims for contractual liability, personal injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is named as the insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Insured Parties, but only to the extent of liabilities falling within Tenant’s obligations pursuant to this Lease. The minimum limits of liability provided in any combination by a commercial general liability policy and excess liability or umbrella policy applying exclusively to the Premises shall be a combined single limit with respect to each occurrence and in the aggregate in an amount of not less than $5,000,000;

provided, however, that Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings. The deductible or self-insured retention for such policy shall not exceed $10,000;
               (ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” or “All Risk” property insurance policies, insuring Tenant’s Property and all Alterations and improvements to the Premises (including the initial Tenant Improvements) to the extent such Alterations and improvements exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Building (“Building Standard Installations”), for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any. not in excess of $25,000;
               (iii) prior to and during the performance of any Alterations (other than Decorative Alterations), until completion thereof, Builder’s Risk insurance on an “all risk” basis and on a completed value form (including a Permission to Complete and Occupy endorsement), for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises, Workers’ Compensation and Employer’s Liability Insurance (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alterations) and commercial general liability (including property damage coverage) insurance, all in such form, for such periods, in such amounts and with such companies as Landlord may reasonably require, naming Landlord, Landlord’s Agent and any Mortgagee (of which Tenant has been given notice) as additional insureds to all policies except the Workers” Compensation and Employer’s Liability Insurance policy;
               (iv) Workers’ Compensation Insurance, as required by law and Employers Liability Insurance in the amount of not less than $500,000;
               (v) Business Interruption/Rental Insurance; and
               (vi) such other insurance in such amounts as the Insured Parties may reasonably require from time to time but only if such other insurance is then being customarily required by landlords for similar space in Comparable Buildings.
          (b) All insurance required to be carried by Tenant (i) shall contain a provision that (x) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and (y) shall be noncancellable and/or no material change in coverage shall be made thereto unless the insurance carriers endeavor to provide the Insured Parties with thirty (30) days’ prior notice of the same, and (ii) shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the State and rated in Best’s Key Rating Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “X” or better or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time reasonably consider appropriate.

          (c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance, including evidence of waivers of subrogation required to be carried pursuant to this Article and that the Insured Parties are named as additional insureds (the “Policies”). Replacement certificates of insurance evidencing each renewal or replacement of the policies maintained by Tenant pursuant to this Article shall be delivered by Tenant to Landlord within ten (10) days after to the expiration of the Policies. In lieu of the Policies. Tenant may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “Acord 27” (Evidence of Property Insurance) and “Acord 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached thereto is an endorsement to Tenant’s commercial general liability policy naming the Insured Parties as additional insureds) which shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification (i) conveys to the Insured Parties all the rights and privileges afforded under the Policies as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing by certified mail, return receipt requested, at least thirty (30) days in advance of any termination or change to the Policies that would affect the interest of any of the Insured Parties.
     Section 11.2 Waiver of Subrogation.
          (a) Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Real Property and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery.
          (b) Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent covered (or would have been covered if the party had obtained and maintained the insurance it was required to carry under this Lease) by the property insurance that was required to be carried by that party under the terms of this Lease.
          (c) Tenant acknowledges that Landlord shall not carry insurance on, and, except as otherwise expressly set forth in this Lease, shall not be responsible for, (i) damage to any Above Building Standard Installations, (ii) Tenant’s Property, and (iii) any loss suffered by tenant due to interruption of Tenant’s business.
     Section 11.3 Restoration.
     (a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease and only to the extent that such repairs can reasonably be made from the net proceeds of any insurance actually received by Landlord, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property or (ii) except as provided in Section 11.3(b), any Alterations or improvements to the Premises, to the extent such Alterations or improvements exceed Building Standard Installations (“Above Building Standard Installations”). So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible) and is not used by Tenant bears to the total area of the Premises.
          (b) As a condition precedent to Landlord’s obligations to repair or restore any Above Building Standard Installations. Tenant shall (i) pay to Landlord upon demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as reasonably estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all Alterations and Tenant Improvements in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant fails to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form reasonably satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within five (5) days alter Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations) is Substantially Complete.
     Section 11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3. if the Premises are totally damaged, or if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered untenantable), then in either of such events, Landlord may, not later than sixty (60) days following the date of the damage, terminate this Lease by notice to Tenant, provided that if the Premises are not materially damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other tenants aggregating at least fifty percent (50%) of the portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, (a) the Term shall expire upon the thirtieth (30th) day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be promptly refunded by Landlord to Tenant.
     Section 11.5 Tenant’s Termination Right. If the Premises are totally damaged or are rendered wholly untenantable (as defined in Section 11.6 below), or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within forty-five (45) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration

Notice”) to Tenant of the date by which such contractor or architect reasonably estimates the restoration of the Premises shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than three hundred sixty five (365) days from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than thirty (30) days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4. Furthermore, if (i) this Lease is not terminated by either Landlord and Tenant pursuant to the provisions of this Article 11, (ii) Landlord’s restoration of the Premises is not Substantially Completed within the time period set forth in the Restoration Notice, and (iii) such non-completion of Landlord’s restoration of the Premises is not directly or indirectly caused by any (x) Tenant Delays, (y) Unavoidable Delays or (z) delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, then Tenant shall be entitled to terminate this Lease upon thirty (30) days notice to Landlord, provided however that if Landlord Substantially Completes the restoration within such thirty (30) days, the Tenant’s notice shall be rendered null and this Lease shall continue in full force and effect thereafter.
     Section 11.6 Final 18 Months. Notwithstanding anything to the contrary in this Article, if any damage during the final eighteen (18) months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such damage and this Lease shall expire on the thirtieth (30th) day after the date of such notice; provided, however, that if (i) Tenant would otherwise be entitled to exercise its options under Article 28 to extend the Term, (ii) Tenant does in fact exercise its option under Article 28 to extend the Term, and (iii) with Tenant’s exercise of such option the remainder of the Term plus the Extended Term exceeds eighteen (18) months, then Landlord shall not be entitled to terminate this Lease pursuant to the provisions of this Section 11.6. For purposes of this Article, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than fifty percent (50%) of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than ninety (90) days.

     Section 11.7 Landlord’s Liability.
          (a) None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or Parking Facility or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building or Parking Facility (except that Landlord shall be required to repair the same to the extent provided in Article 6). No penalty (monetary or otherwise) shall accrue to Landlord in favor of Tenant for (i) any delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, (ii) any Tenant Delays or (iii) any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.
          (b) Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise.
ARTICLE 12
EMINENT DOMAIN
     Section 12.1 Taking.
          (a) Total Taking. If all or substantially all of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.
          (b) Partial Taking. Upon a Taking of only a part of the Real Property, the Building or the Premises then, except as hereinafter provided in this Article, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.
          (c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within sixty (60) days following the date upon which Landlord receives notice of the Taking of all or a portion of the Real Properly, the Building or the Premises, terminate this Lease, provided that Landlord elects to terminate leases (including this Lease) affecting at least fifty percent (50%) of the portion of the Building occupied for office purposes immediately prior to such taking.
          (d) Tenant’s Termination Right. If the part of the Real Property so Taken contains more than twenty percent (20%) of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises or can no longer conduct its business in more than twenty percent (20%) of the Premises, Tenant may terminate this Lease by notice to Landlord given within thirty (30) days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the thirtieth (30th) day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section, Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and Above Building Standard Installations.
          (e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.
     Section 12.2 Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to any amounts so awarded. Nothing contained in this Article shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building Standard Installations included in such Taking and for any moving and relocation expenses and for any interference with Tenant’s business.
     Section 12.3 Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority. Notwithstanding the foregoing or anything else to the contrary in this Lease, if a temporary Taking of all or a material portion of the Premises continues for a period of one year, Tenant shall be entitled to terminate this Lease upon thirty (30) days notice to Landlord and upon such notice, this Lease shall end and expire upon the thirtieth (30th) day following the giving of such notice unless the temporary Taking ceases within such thirty (30) days.
ARTICLE 13
ASSIGNMENT AND SUBLETTING
     Section 13.1 Consent Requirements.
          (a) Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed as provided in Section 13.3. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article shall be void and shall constitute an Event of Default.
          (b) If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise). Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.
          (c) Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others without Landlord’s prior consent.
     Section 13.2 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises and Landlord’s consent thereto is required under this Lease. Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet and the commencement date of such sublease. Such notice shall be deemed an irrevocable ten (10) day offer from Tenant to Landlord of the right, at Landlord’s option, (1) if the proposed transaction is an assignment of this Lease to a non-Related Entity, to terminate this Lease with respect to the entire Premises, (2) if the proposed transaction is a sublease of twenty-five percent (25%) or more of the rentable square footage of the Premises (inclusive of any then subleased space at the Premises and any proposed sublease space) to a non-Related Entity or the term of which (including any extension options provided for under the sublease) would expire during the last twelve (12) months of the Term of this Lease (without regard to any then unexercised extension options under this Lease, but considering all extension options granted under the proposed sublease), to terminate this Lease with respect to the space that Tenant proposes to sublease (the “Partial Space”). Such option may be exercised by notice from Landlord to Tenant within ten (10) days after delivery of Tenant’s notice. If Landlord exercises its option to terminate all or a portion of this Lease pursuant to the foregoing, (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, provided that such date is in no event earlier than thirty (30) days after the date Landlord receives the above notice unless Landlord agrees to such earlier date, (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, and (d) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant.

     Section 13.3 Conditions to Assignment/Subletting.
          (a) If Landlord does not exercise its termination option under Section 13.2 or if Landlord otherwise does not have a termination option, then provided that no Event of Default then exists beyond any applicable notice and cure periods, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed. Such consent shall be granted or denied within ten (10) days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, and (iii) any other information Landlord may reasonably request, provided that:
               (i) in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building;
               (ii) the Transferee has sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;
               (iii)[intentionally omitted];
               (iv) [intentionally omitted];
               (v) there shall be not more than four (4) subtenants on each floor of the Premises;
               (vi) [intentionally omitted];
               (vii) with respect to any assignment or subletting for which Landlord’s consent is required under this Lease, Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such proposed assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent (which amount, with respect to legal costs, shall not exceed $1,000 per request through December 31,2010 so long as the applicable assignment or subletting does not require any extraordinary legal review or work to be done by Landlord’s attorneys); and
               (viii) the Transferee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the State.
          (b) with respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:

               (i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;
               (ii) no sublease shall be for a term ending later than one day prior to the Expiration Date;
               (iii) no Transferee shall take possession of any part of the Premises, until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.3; and
               (iv)each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the subleased space or the Building, or in any way to prepare the sublet space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.
     Section 13.4 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article.

     Section 13.5 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within ninety (90) days after the giving of such consent or the amount of space subject to such sublease varies by more than ten percent (10%) from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2, 13.3 and 13.4 before assigning this Lease or subletting all or part of the Premises.
     Section 13.6 Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord. Tenant shall, within sixty (60) days of Landlord’s consent to such assignment or sublease, deliver to Landlord a list of Tenant’s reasonable third-party expenses incurred in connection with such transaction including, without limitation, brokerage fees and legal fees paid in connection with such transaction, marketing costs, cash inducements, construction costs, construction and moving allowances, rent abatement and any lease assumption costs (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:
          (a) In the case of an assignment, on the effective date of the assignment, fifty percent (50%) of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs: or
          (b) in the case of a sublease, fifty percent (50%) of any consideration paid under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.
The foregoing notwithstanding, this Section shall not apply with respect to any transfer to a Related Entity in accordance with the terms and provisions of Section 13.7.
     Section 13.7 Transfers.
          (a) The provisions of Sections 13.1 through 13.6 shall not apply to transactions with a business entity into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a net worth as computed in accordance with generally accepted accounting principles that is sufficient to permit Landlord, using its reasonable judgment and taking into account Tenant’s continued liability following such a transfer if applicable, to conclude that the successor would be able to fulfill the obligations of the tenant under this Lease, and (iii) Tenant delivers to Landlord proof (satisfactory to Landlord) of such net worth at least ten (10) days prior to the effective date of any such transaction. Tenant may also, upon prior notice to Landlord, permit any business entity which controls, is controlled by, or is under common control with the original Tenant (a “Related Entity”) to sublet all or part of the Premises for any Permitted Uses for so long as such entity remains a Related Entity. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than fifty percent (50%) of all of the Ownership Interests of such corporation or other business entity. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord’s consent pursuant to this Section if Tenant is not the initial Tenant herein named or a person or entity who acquired Tenant’s interest in this Lease in a transaction approved by Landlord.
          (b) The limitations set forth in this Section shall apply to Transferee(s) and any transfer by any such entity in violation of this Section shall be a transfer in violation of Section 13.1.
          (c) Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord (or any affiliate thereof) of a building other than the Building agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.
     Section 13.8 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (a) assumes Tenant’s obligations under this Lease arising from and after the effective date of the assignment and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.
     Section 13.9 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.
     Section 13.10 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others.
     Section 13.11 Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding. Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of ten (10) Business Days (subject to extension for periods during which the parties are reasonably negotiating the terms of any such new lease) after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.
ARTICLE 14
ACCESS TO PREMISES
     Section 14.1 Landlord’s Access.
          (a) Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount and does not otherwise unreasonably and materially interfere with Tenant’s use of the Premises. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article.
          (b) Landlord and any other party designated by Landlord shall have the right to enter the Premises at any time in the case of an emergency. Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice shall be at least 24 hours in advance of any proposed entry and which may be oral) to examine the Premises, to perform Restorative Work to the Premises or the Building, to show the Premises to prospective purchasers, Mortgagees or Lessors, and their respective agents and representatives or others and to tenants during the last fourteen (14) months of the Term (as extended).
          (c) All parts (except surfaces facing the interior of the Premises) of all walls,

windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Base Building Systems, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.
     Section 14.2 Building and Project Name. Landlord has the right at any time to change the name, street address or designation by which the Building or Project is commonly known.
     Section 14.3 Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Restorative Work, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.
ARTICLE 15
DEFAULT
     Section 15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:
          (a) Tenant fails to pay when due any installment of Rent and such default shall continue for five (5) days after notice of such default is given to Tenant except that if Landlord shall have given two (2) such notices of default in the payment of any Rent in the preceding twelve (12) month period. Tenant shall not be entitled to any further notice of its delinquency in the payment of any Rent; or
          (b) Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of a nature that it cannot be completely remedied within thirty (30) days, failure by Tenant to commence to remedy such failure within said thirty (30) days, and thereafter diligently take all steps necessary to remedy such default; or
          (c) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or
          (d) a court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of entry thereof.
     Section 15.2 Landlord’s Remedies.
          (a) Upon the occurrence of an Event of Default. Landlord, at its option, and without limiting the exercise of any other right or remedy Landlord may have on account of such Event of Default, and without any further demand or notice, may give to Tenant notice of (i) the termination of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the termination date set forth in such notice with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein, and/or (ii) the termination of Tenant’s right of possession of the Premises, in which event Tenant’s right of possession of the Premises shall come to an end and expire (whether or not the Term shall have commenced) upon the termination date set forth in such notice; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article and/or, to the extent permitted by law, Landlord may remove all persons and properly from the Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. Any termination notice may be given simultaneously with any notice of default given to Tenant.
          (b) If this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.2(a):
               (i) Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such termination, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force (to the extent permitted by law) or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any Other persons from the Premises and remove any and all of their property and effects from the Premises; and
               (ii) Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to accept any tenant offered by Tenant and shall not be liable for failure to relet or, in the event of any such reletting, for failure to collect any rent due upon any such reletting; and no such failure shall relieve Tenant of, or otherwise affect, any liability under this Lease. Landlord shall, however, to the extent required by law. use reasonable efforts to mitigate its damages but shall not be required to divert prospective tenants from any other portions of the Building. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as

Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
          (c) Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons might otherwise have under any Requirement (i) to redeem, or to re-enter or repossess the Premises, and (ii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, or (B) any expiration or early termination of the term of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “redeem.” “redemption.” “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.
          (d) Upon the breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease. Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.
     Section 15.3 Landlord’s Damages..
          (a) If this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.2, then:
               (i) Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant to Landlord prior to the date of termination;
               (ii) Landlord may retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a Security Deposit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;
               (iii)Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding: and
               (iv) whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by four percent (4%) (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to two percent (2%) below the then Base Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 15.3(a)(iii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.
          (b) If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceeds the Fixed Rent reserved in this Lease. Nothing contained in this Article shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Requirement, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section.
     Section 15.4 Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to five percent (5%) of such amount shall be assessed; provided, however, that on two (2) occasions during any Calendar Year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five (5) days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.
     Section 15.5 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent. Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, if (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than five (5) days after notice from Landlord to Tenant demanding the payment of such arrears.

ARTICLE 16
LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES
     Section 16.1 Landlord’s Right to Cure. If Tenant defaults in the performance of its obligations under this Lease beyond any applicable notice and cure period. Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, but with reasonable notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after ten (10) days from the date on which Landlord gives notice of its intent to perform the defaulted obligation provided that Tenant has not commenced to cure the same in such period.
     Section 16.2 Fees and Expenses. All reasonable costs and expenses incurred by Landlord or Tenant in connection with any such performance by it and all reasonable costs and expenses, including reasonable counsel fees and disbursements, incurred in any action or proceeding (including any unlawful detainer proceeding brought by Landlord or in which Landlord is a party to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises), shall be paid by the non-performing party to the performing party within twenty (20) Business Days after receipt of an invoice for such amount (accompanied by copies of invoice(s) evidencing such costs), with interest thereon at the Interest Rate from the date paid. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by one party but payable by the other, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease, attributable directly to Tenant’s use or occupancy of the Premises or presence at the Building, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable within twenty (20) Business Days after receipt of an invoice for such amount (accompanied by copies of invoice(s) evidencing such costs).
ARTICLE 17
NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL
     Section 17.1 No Representations. Except as expressly set forth in this Lease, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.
     Section 17.2 No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not

Landlord expressly agreed that such consent or approval would not be unreasonably withheld. Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall Landlord be liable for, and Tenant and all Related Entities hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease; and, in no event shall Tenant be liable for, and Landlord and all entities controlling, controlled by or under common control with Landlord hereby waive any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.
     Section 17.3 Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs whatsoever.
ARTICLE 18
END OF TERM
     Section 18.1 Expiration. Upon the expiration or earlier termination of this Lease. Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in substantially the same order and condition as the same existed on the pertinent Commencement Date with respect to the space in question, less any Alterations Tenant is not required to or entitled to remove, ordinary wear and tear, casualty, condemnation and other damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall have satisfied Tenant’s removal obligations under Article 5.
     Section 18.2 Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to the greater of (i) one hundred fifty percent (150%) of the Fixed Rent payable under this Lease for the last full calendar month of the Term (prorated on a daily basis for each day that Tenant holds over), and (ii) one hundred fifty percent (150%) of the rate Landlord is then asking for comparable space in the Building (or if no comparable space is then available, the fair market rental value of the Premises as reasonably determined by Landlord) (prorated on a daily basis for each day that Tenant holds over). Tenant shall indemnify Landlord against all claims for damages made against Landlord by any successor tenant pursuant to the terms of a letter of intent or executed lease agreement of the Premises or any portion thereof provided Landlord has given Tenant at least sixty (60) days prior written notice of such letter of intent or executed lease agreement. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof or establish a month to month tenancy or any other tenancy. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section.
ARTICLE 19
QUIET ENJOYMENT
     Provided this Lease is in full force and effect and no Event of Default then exists. Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages. Landlord shall not enter into any covenants or other agreements, nor alter or make any changes, modifications, alterations, or improvements to the Building, Premises, Project or Common Areas that materially interfere with Tenant’s use of the Premises.
ARTICLE 20
NO SURRENDER; NO WAIVER
     Section 20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver is in writing and is signed by Landlord or Tenant as applicable, except to the extent expressly provided otherwise in this Lease.
     Section 20.2 No Waiver. The failure of either parly to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.
ARTICLE 21
WAIVER OF TRIAL BY JURY; COUNTERCLAIM
     Section 21.1 Jury Trial Waiver. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other in connection with any matters in any way arising out of or connected with this Lease, the relationship of Landlord and Tenant. Tenant’s use or occupancy of the Premises, any guaranty of all or any portion of Tenant’s liabilities under this Lease or the enforcement of any remedy under any statute, emergency or otherwise.
     Section 21.2 Waiver of Counterclaim. If Landlord commences any summary proceeding against Tenant. Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.
ARTICLE 22
NOTICES
     Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered only if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant by written notice from Landlord, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate in writing as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article. Any such consent, notice, demand, request, approval or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first (1st) attempted but cannot be made due to a change of address for which no notice is given or three (3) Business Days after it shall have been mailed as provided in this Article, whichever is earlier.
ARTICLE 23
RULES AND REGULATIONS
     Tenant shall observe and comply with and shall cause all Tenant Parties to observe and comply with the Rules and Regulations, as reasonably supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to reasonably amend the Rules and Regulations then in effect provided that such additional or amended Rules and Regulations do not materially increase Tenant’s obligations of decrease its rights under this Lease. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building or Real Property tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a nondiscriminatory fashion. To the extent that any Rules or Regulations conflict with the express terms of this Lease, the terms of this Lease shall control.

ARTICLE 24
BROKER
     Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent and Tenant’s Broker and that no other broker, finder or like entity procured or negotiated this Lease or is entitled to any fee or commission in connection herewith. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.
ARTICLE 25
INDEMNITY
     Section 25.1 Tenant’s Indemnity. Subject to the provisions of Section 11.2, except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Landlord or any of the Landlord Parties or Landlord’s breach of its obligations under this Lease, Tenant shall indemnify, defend, protect and hold harmless each of the Landlord Parties from and against any and all Losses, resulting from any claims (i) against the Landlord Parties arising from any act, omission or negligence of Tenant or Tenant’s employees, agents or contractors, (ii) against the Landlord Parties arising from any accident, injury or damage to any person or to the property of any person and occurring in the Premises, and (iii) against the Landlord resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed. The obligations of this Section 25.1 shall survive the expiration or earlier termination of this Lease.
     Section 25.2 Landlord’s Indemnify. Subject to the provisions of Section 11.2, except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Tenant or any of the Tenant’s Parties or Tenant’s breach of its obligations under this Lease. Landlord shall indemnify, defend, protect and hold harmless each of the Tenant Parties from and against any and all Losses, resulting from any claims (i) against the Tenant Parties arising from any act, omission or negligence of Landlord or Landlord’s employees, agents or contractors, and (ii) against the Tenant resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Landlord to be fulfilled, kept, observed or performed. The obligations of this Section 25.2 shall survive the expiration or earlier termination of this Lease.
     Section 25.3 Defense and Settlement. If any claim, action or proceeding set forth in Section 25.1 is made or brought against any Landlord Party, then upon demand by a Landlord Party, Tenant, at Tenant’s expense, shall resist or defend such claim, action or proceeding in the Landlord Party’s name (if necessary), by attorneys approved by the Landlord Party, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section). Notwithstanding the foregoing, a Landlord Party may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal confliet or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary. Tenant may direct the Landlord Party to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Landlord Party other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Landlord Party to admit any liability, and (d) the Landlord Party shall have received an unconditional release from the other parties to such claim, suit or other proceeding.
ARTICLE 26
MISCELLANEOUS
     Section 26.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and delivered this Lease to the other.
     Section 26.2 Transfer of Real Property. Landlord’s obligations under this Lease arising from and after the date of Transfer shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Transfer”) by such Landlord (or upon any subsequent landlord after the Transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such Transfer. Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of Transfer and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of Transfer.
     Section 26.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property, which shall include without limitation all rents, revenues, insurance proceeds and condemnation awards derived therefrom, and Tenant shall not look to any other property or assets of Landlord or any Landlord Party in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Landlord Parties shall be personally liable for the performance of Landlord’s obligations under this Lease.
     Section 26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent. Tenant’s Tax Payment. Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.
     Section 26.5 Entire Document. This Lease includes all riders, exhibits, schedules and other attachments hereto and all supplemental agreements provided for herein (each of which is incorporated herein by this reference) and constitutes the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. In the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the riders, exhibits, schedules and other attachments hereto and all supplemental agreements provided for herein, the terms and provisions of this Lease shall control.
     Section 26.6 Governing Law. This Lease shall be governed in all respects by the laws of the State (but not including the choice of law rules thereof).
     Section 26.7 Unenforceability. If any provision of this Lease, or its application to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
     Section 26.8 Lease Disputes.
          (a) Landlord and Tenant agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the courts of the State or the United States District Court for the Slate and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Landlord and Tenant agree that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.
          (b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.
     Section 26.9 Landlord’s Agent. Unless Landlord delivers written notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Real Property.
     Section 26.10 Estoppel. Within fifteen (15) days following request from Landlord, any Mortgagee or any Lessor. Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord and Tenant, (a) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to Tenant’s actual knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the security, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section may be relied upon by any purchaser or owner of the Real Property or the Building or all or any portion of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.
     Section 26.11 Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.
     Section 26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective successors, and assigns.
     Section 26.13 Memorandum of Lease. This Lease shall not be recorded; however, at either party’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and either party (at its sole cost and expense) may record the memorandum. Within ten (10) days alter the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record. At any time within ten (10) days after request by Landlord, Tenant shall execute and deliver to Landlord a release of the memorandum of this Lease, but Landlord will not record such release unless the Term has expired or an Event of Default has occurred and this Lease has been terminated or Tenant’s possessory right in the Premises or any portion thereof has been terminated.
     Section 26.14 Counterparts. This Lease may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

     Section 26.15 Survival. Except as otherwise expressly provided in the Lease, all obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease for any period expressly provided for in the Lease or the applicable statute of limitation if no time period is specified herein.
     Section 26.16 Inability to Perform. The obligation of Tenant to pay Rent hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord’s performance of Landlord’s obligations under this Lease shall be excused to the extent that such performance is delayed due to Unavoidable Delay(s). Landlord and Tenant shall use reasonable efforts to promptly notify the other of any Unavoidable Delay which prevents such party from fulfilling any of its obligations under this Lease.
     Section 26.17 Substitute Premises. [intentionally omitted]
     Section 26.18 Lien for Payment of Rent. [intentionally omitted]
     Section 26.19 Financial Statements. Tenant agrees to deliver to Landlord within 120 days after the end of the Tenant’s fiscal year, a balance sheet for Tenant as of the end of such fiscal year and an income and loss statement for Tenant for such fiscal year.
     Section 26.20 Changes to Real Property. Landlord shall have the following rights (a) to rearrange, change, expand or contract the Common Areas; (b) to use Common Areas while engaged in making improvements, repairs or alterations to the Real Property; and (c) to do and perform such other acts and make such other changes to the interior of the Building or Project (including, without limitation, the lobbies, entrances, passageways, doors, doorways, atriums, corridors, elevators, stairs, common area restrooms, loading docks and parking garage) and the exterior of the Building or Project (including, without limitation, the facade, roof, sidewalks, exterior windows and arcade), all as Landlord may from time to time in its sole judgment deem to be appropriate; provided, however, that the same shall not materially and adversely affect Tenant’s access or use of the Premises or its rights under this Lease. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Premises. Tenant shall have no claim for damages, indemnification or eviction (whether actual or constructive) against Landlord nor shall Tenant be entitled to any diminution or abatement of Rent arising from Landlord’s exercise of any or all of the foregoing rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Real Property and Tenant consents, without further consideration, to any utilization of such rights by Landlord.

     Section 26.21 Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 el seq. of the Internal Revenue Code of 1986 as amended (the “Code”) and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Article shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.
     Section 26.22 Time is of the Essence. Time is of the essence under this Lease.
     Section 26.23 OFAC. Tenant represents and warrants to Landlord that Tenant is not and shall not become a person or entity with whom Landlord is restricted from doing business under any regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit. Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.
ARTICLE 27
LETTER OF CREDIT
     Section 27.1 Form of Letter of Credit; Letter of Credit Amount. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, in the form of an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit G-Form of Letter of Credit and containing the terms required herein, payable in the State, running in favor of Landlord and issued by a solvent, national banking association with a long term rating of BBB or higher, in the amount set forth in Article 1 of this Lease (the “Letter of Credit Amount”). The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional (but Landlord agrees not to make any call unless there is an Event of Default or a bankruptcy proceeding is initiated by or against Tenant), (ii) be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is sixty (60) days after the expiration of the Term (as the same may be extended), and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication #500. If the Term of this Lease is extended, not later than thirty (30) days prior to the commencement of the extension Term, Tenant shall deliver to Landlord a new Letter of Credit or certificate of renewal or extension evidencing the LC Expiration Date sixty (60) days after the expiration of the extended Term. The form and terms of the Letter of Credit and the bank issuing the same (the “Bank”) shall be acceptable to Landlord, in Landlord’s sole discretion. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (1) such amount is due to Landlord under the terms and conditions of this Lease, or (2) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (4) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.
     Section 27.2 Transfer of Letter of Credit by Landlord. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity, regardless of whether on not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit to the transferee and thereupon Landlord without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.
     Section 27.3 Maintenance of Letter of Credit by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) Business Days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 15.1 of this Lease, the same shall constitute an incurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Article, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages incurred by Landlord as a result of any uncured Event of Default Tenant under this Lease. Any unused proceeds shall constitute a cash security deposit held by Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of an Event of Default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
     Section 27.4 Landlord’s Right to Draw Upon Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Event of Default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder and such breach or default becomes an Event of Default, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any Event of Default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any) chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.
     Section 27.5 Letter of Credit Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be deemed to be or treated as a “security deposit” under the laws of the State. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
     Section 27.6 Reduction. If no Event of Default then exists and Tenant complies with the provisions of this Section, (i) on September 1, 2010, the amount of the Letter of Credit shall be reduced to $153,545.00, and (ii) provided the amount of the Letter of Credit shall have previously been reduced pursuant to the preceding clause (i), on September 1, 2011 the amount of the Letter of Credit shall be reduced to $76,772.50. The security shall be reduced as follows: Tenant shall deliver to Landlord a consent to an amendment to the Letter of Credit (which amendment must be reasonably acceptable to Landlord in all respects), reducing the amount of the Letter of Credit by the amount of the permitted reduction, and Landlord shall execute such consent and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof. If Tenant delivers to Landlord a consent to an amendment to the Letter of Credit in accordance with the terms hereof. Landlord shall, within ten (10) Business Days after delivery of such consent, either (1) provide its reasonable objections to such amendment or (2) execute such consent in accordance with the terms hereof.
ARTICLE 28
EXTENSION OPTION
     Section 28.1 Extension Term. Tenant shall have the right to extend the Term for the Premises for one (1) extension term of five (5) years (the “Extension Term”) commencing on the day after the expiration of the initial Term (the “Extension Term Commencement Date”) and ending at 11:59 p.m. on the last day of the month in which the fifth (5th) yearly anniversary of the Extension Term Commencement Date occurs, unless the Extension Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Extension Term shall commence only if Tenant notifies Landlord (the “Extension Notice”) of Tenant’s exercise of such extension right not earlier than sixteen (16) months and not later than fourteen (14) months prior to the expiration of the initial Term. The Extension Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (y) the Fixed Rent shall be determined as provided in Section 28.3. and (z) Tenant shall have no further right to extend the Term beyond the Extension Term. Upon the commencement of the Extension Term, any reference to the “Term.” the “term of this Lease” or any similar expression shall be deemed to include the Extension Term and the expiration of the Extension Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate any right of extension of Tenant hereunder.
     Section 28.2 Conditions to Exercise. Tenant’s exercise of any right to extend the Term for the Extension Term shall be subject to the following conditions at the time of such exercise: (i) this Lease is in full force and effect; (ii) no Event of Default then exists; (iii) Tenant has timely exercised the extension option, with time being of the essence; (iv) this Lease has not been assigned (other than to a Related Entity): and (v) Tenant or a Related Entity is occupying for the conduct of Tenant’s and/or such Related Entity’s business therein at least seventy-five percent (75%) of the Area of the Premises. If Tenant exercises an extension option. Tenant may not thereafter revoke such exercise.
     Section 28.3 Extension Term Rent. The annual Fixed Rent payable during the Extension Term shall be the annual Extension Rate for the Premises as of the commencement of the Extension Term (the “Extension Calculation Date”), with such Extension Rate being escalated annually on each anniversary of the Extension Calculation Date by the market escalation rate that shall be determined as part of the determination of the Extension Rate. “Extension Rate” shall mean the fair market annual full service rental value of the Premises as of the Extension Calculation Date for a lease extension term equal to the Extension Term; based on comparable space in Comparable Buildings: including all of Landlord’s services provided for in this Lease; with the Premises considered as vacant and in “as is” condition as of the Extension Term Commencement Date; with Tenant being required to make Tenant’s Tax Payment and Tenant’s Operating Payment pursuant to the terms of the Lease, but the Base Year will be the calendar year in which the first day of the Extension Term occurs; assuming the extension term rent is not set forth in the lease between the parties; and assuming that the leased premises is unencumbered (e.g., the leased premises is not subject to another party’s superior expansion right) and is leased under a prime lease and not a sublease. If the Extension Rate includes any out-of-pocket monetary concession (such as a tenant improvement allowance) to be provided by Landlord. Landlord shall have the option to either directly provide such monetary concession or indirectly provide such monetary concession by equitably reducing the Extension Rate by the economic value of such concession over the then remaining Term.

     Section 28.4 Procedure for Determining Fixed Rent.
          (a) Landlord shall advise Tenant (the “Extension Rent Notice”) of Landlord’s determination of the Extension Rate within ten (10) days after receiving the Extension Notice. If Tenant does not accept Landlord’s determination of the Extension Rate, the parties shall meet and seek to reach agreement on the Extension Rate during the thirty (30) day period that begins when Tenant receives the Extension Rent Notice (the “Extension Negotiation Period”). If Landlord and Tenant do not execute an agreement setting forth the Extension Rent within the Extension Negotiation Period, then within five (5) Business Days after expiration of the Extension Negotiation Period Tenant shall be entitled at its option to either (i) require that the Extension Rate be determined in accordance with the arbitration procedure set forth below in this Section 28.4 or (ii) rescind its exercise of its right to extend the Term. Failure of Tenant to timely deliver to Landlord Tenant’s written notice of exercise Tenant’s rescission right under (ii) above shall constitute Tenant’s election under (i) above.
          (b) If Landlord and Tenant do not agree upon the Extension Rate in writing within the Extension Negotiation Period and Tenant has not timely rescinded its exercise of its right to extend the Term under Section 28.4(a), such disagreement shall be resolved by arbitration in accordance with the then prevailing Expedited Procedures of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the Expedited Procedures shall be modified as follows:
               (i) Either party may start the arbitration process by notifying the other party that the notifying party desires that the Extension Rate be resolved by arbitration, which notice shall include the name and address of the person to act as the arbitrator on the notifying party’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial brokerage experience who is familiar with the Extension Rate of first-class office space in Comparable Buildings. Within ten (10) Business Days after the service of the demand for arbitration, the receiving party shall give notice to the party demanding arbitration specifying the name and address of the person designated by the receiving party to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If the receiving party fails to notify the party demanding arbitration of the appointment of the receiving party’s arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after the demanding party delivers a second notice to the receiving party, then the arbitrator appointed by the demanding party shall be the arbitrator to determine the Extension Rate for the Premises.
               (ii) If two (2) arbitrators are chosen pursuant to Subsection 28.4(b)(i), the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Extension Rate. If within fifteen (15) Business Days after the second arbitrator is appointed the two (2) arbitrators do not reach agreement on Extension Rate then the two (2) arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two (2)arbitrators. If they do not agree upon such appointment within five (5) Business Days after expiration of such fifteen (15) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing live (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the Greater Washington Commercial Association of REALTORS®, or the successor organization thereto. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Subsection 28.4(b)(iii). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.
               (iii) The Extension Rate shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Extension Rate supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of the Extension Rate, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two (2) proposed determinations most closely approximates his or her determination of the Extension Rate. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Extension Rate shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease confirming the Extension Rate, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.
               (iv) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her. but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.
               (v) If the Fixed Rent payable during the Extension Term is not determined prior to the Extension Term Commencement Date. Tenant shall continue to pay Fixed Rent in an amount equal to the rentable square foot rate payable for the last Lease Year of the initial Term (the “Extension Interim Rent”). Upon final determination of the Fixed Rent for the Extension Term. Tenant shall commence paying such Fixed Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Fixed Rent or, if the Fixed Rent as so determined shall be less than the Extension Interim Rent. Tenant shall be entitled to a credit against the next succeeding installments of Fixed Rent in an amount equal to the difference between each installment of Extension Interim Rent and the Fixed Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

     Section 28.5 Rent for Ancillary Space. Any provision of this Lease to the contrary notwithstanding, if Tenant leases any storage, rooftop, antenna, generator or other space under this Lease and Tenant’s lease of such space will continue during the Extension Term, then, unless the Lease expressly sets forth the means for determining the rent or other charges for such space during the Extension Term, the rent or such other charges for such space during the Extension Term shall be the Extension Rate for such space and shall be determined by the same parties, using the same procedures and at the same time that such parties are determining the Extension Rate of the Premises.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.
LANDLORD:
TYSONS INTERNATIONAL PLAZA I & II, L.P.,
a Delaware limited partnership

By:	/s/ Michael B. Benner
	Name:	Michael B. Benner
	Title:	Vice President and Secretary
TENANT:
ELOQUA LTD.

By:	/s/ Donald E. Clarke
	Name:	Donald E. Clarke
	Title:	CFO

Exhibit A
Floor Plan
The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.
TYSONS INTERNATIONAL PLAZA 1921 GALLOWS ROAD VIENNA, VIRGINIA SECOND FLOOR PLAN

Exhibit A-1
Land
(Tysons International Plaza)
All of that land, situated, lying and being in Fairfax County. Virginia, which is described as follows:
Part One:
Beginning at the point of intersection of the southerly right-of-way line of Boone Boulevard. Route 786 and the easterly right-of-way line of Gallows Road, Route 650; thence departing from said line of Gallows Road and running along and with the said line of Boone Boulevard the following two (2) courses:
South 54° 37’ 51” East, 543.23 feet to a point; thence,
28.24 feet along the arc of a curve deflecting to the right and having a radius of 18.00 feet and a chord bearing and distance of South 09° 41’ 08’ East, 25.43 feet to a point in the westerly right-of-way line of Aline Avenue, Route 3402; thence departing from said line of Boone Boulevard and running along and with the said line of Aline Avenue the following seven (7) courses:
South 35° 15’ 39” West, 163.75 feet to a point, thence,
South 43° 52’ 28” West, 76.78 feet to a point; thence,
127.72 feet along the arc of a curve deflecting to the right and having a radius of 103.55 feet and a chord bearing and distance of South 70° 35’ 47” West, 119.78 feet to a point; thence,
94.56 feet along the arc of a curve deflecting to the left and having a radius of 500.44 feet and a chord bearing and distance of North 79° 28’ 54” West, 94.42 feet to a point; thence,
North 05° 06’ 19” East, 8.50 feet to a point; thence,
120.63 feet along the arc of a curve deflecting to the left and having a radius of 508.94 feet and a chord bearing and distance of South 88° 18’ 53” West, 120.35 feet to a point; thence,
49.72 feet along the arc of a curve deflecting to the right and having a radius of 38.00 feet and a chord bearing and distance of North 60° 59’ 34” West. 46.25 feet to a point in the aforesaid easterly right-of-way line of Gallows Road; thence departing from said line of Aline Avenue and running along and with the said line of Gallows Road the following three (3) courses:
508.47 feet along the arc of a curve deflecting to the right and having a radius of 590.62 feet and a chord bearing and distance of North 01° 09’ 13” East, 492.91 feet to a point; thence,

North 35° 18’33” East, 37.35 feet to a point: thence.
North 89° 12’32” East, 34.79 feet to the point of beginning.
Containing 210,911 square feet or 4.84185 acres of land, more or less.
Part Two:
Beginning at the point of intersection of the westerly right-of-way line of Aline Avenue, Route 3402 and the northerly right-of-way line of Gallows Road. Route 650; thence departing from said line of Aline Avenue and running along and with the said line of Gallows Road the following four (4) courses:
28.75 feet along the arc of a curve deflecting to the left and having a radius of 212.00 feet and a chord bearing and distance of North 49°58’23” West, 28.73 feet to a point; thence.
99.67 feet along the arc of a curve deflecting to the right and having a radius of 578.62 feet and a chord bearing and distance of North 48°55’25” West, 99.55 feet to a point; thence.
80.06 feet along the arc of a curve deflecting to the right and having a radius of 33.00 feet and a chord bearing and distance of North 25°30’53” East, 61.82 feet to a point; thence.
North 05°01’05” East, 8.50 feet to a point in the southerly right-of-way line of Relocated Aline Avenue. Route 3402; thence departing from said line of Gallows Road and running along and with the said line of Relocated Aline Avenue the following two (2) courses:
81.04 feet along the arc of a curve deflecting to the right and having a radius of 425.44 feet and a chord bearing and distance of South 79°31 ‘30” East, 80.91 feet to a point; thence.
82.56 feet along the arc of a curve deflecting to the left and having a radius of 178.55 feet and a chord bearing and distance of South 87°18’51” East, 81.82 feet to a point in the aforesaid westerly right-of-way line of Aline Avenue; thence departing from said line of Relocated Aline Avenue and running along and with the said line of Aline Avenue,
South 35°15’39” West, 158.72 feet to the point of beginning.
Containing 15,995 square feet or 0.3672 of an acre, more or less.
Part Three:
Beginning at a point in the southerly right-of-way line of Gallows Road. Route 650, said point also being the north easterly corner of Tysons Square Office Condo; thence departing from Tysons Square Office Condo and running along and with the said line of Gallows Road the following two (2) courses:

106.24 feet along the are of a curve deflecting to the left and having a radius of 674.12 feet and a chord bearing and distance of South 13°29’50” East, 106.13 feet to a point; thence.
83.02 feet along the arc of a curve deflecting to the right and having a radius of 56.50 feet and a chord bearing and distance of South 24°04’52” West. 75.75 feet to a point in the northerly right-of-way line of Old Courthouse Road, Route 677; thence departing from said line of Gallows Road and running along and with the said line of Old Courthouse Road the following two (2) courses:
51.85 feet along the arc of a curve deflecting to the right and having a radius of 55.33 feet and a chord bearing and distance of North 86°58’42” West, 49.98 feet to a point; thence.
North 60°07’51” West. 52.60 feet to a point in the easterly line of the aforesaid Tysons Square Office Condo property; thence departing from said line of Old Courthouse Road and running along and with the said line of Tysons Square Office Condo,
North 35°18’33” East, 175.88 feet to the point of beginning.
Containing 12.175 square feet or 0.2795 of an acre, more or less.
All three parts combined to total 239,079 square feet or 5.4885 acres, more or less.
Part Four:
All of the Grantor’s interest in and to any streets and roads abutting the above-described premises to the center lines thereof, as described in and subject to the terms of that certain Order of Abandonment from the Board of Supervisors of Fairfax County dated November 23, 1987. recorded in Deed Book 6914, Page 559 Recorder’s Office, Fairfax County, Virginia, that certain Deed from MN Properties, Inc. to McCandless Joint Venture, Inc. dated December 29, 1997. recorded in Deed Book 10223, Page 1798 Recorder’s Office, Fairfax County, Virginia, and that certain Confirmatory and Corrective Deed from MN Properties to 485 Properties, LLC, as successor by merger to McCandless Joint Venture, Inc. dated December 31, 1997, recorded in Deed Book 10429. Page 1511 Recorder’s Office, Fairfax County, Virginia, and more particularly described as follows:
The westerly one-half of that portion of abandoned Aline Avenue, adjacent to T.M. Parcel 039-2-02-d1, and being more particularly described as follows:
Beginning at the point of intersection of the southeasterly right-of-way line of Aline Avenue. Route 3402 and the easterly line of the herein described Part Two; thence departing from said point and running along the Right-of-Way line of Aline Avenue the following course:
31.76 feet along the arc of a curve deflecting to the left and having a radius of 178.55 feet and a chord bearing and distance of North 74 degrees 20’ 39” East, 31.72 feet to a point; thence, leaving Aline Avenue and running with LR GALLOWS, LLC,

South 35 degrees 15’ 27” West, 186.73 feet to a point; thence, leaving LR GALLOWS, LLC, running along the northerly Right-of-Way line of Gallows Road the following two courses:
11.48 feet along the arc of a curve deflecting to the right and having a radius of 188.00 feet and a chord bearing and distance of North 45 degrees 17’ 06” West, 11.48 feet to a point: thence,
8.79 feet along the arc of a curve deflecting to the left and having a radius of 212.00 feet and a chord bearing and distance of North 44 degrees 54’ 00” East, 8.79 feet to a point; thence, along the easterly line of the aforesaid Part Two
North 35 degrees 15’39” East, 158.72 feet to the point of beginning.
Containing 3.440 square feet or 0.0790 of an acre, more or less.
Tax Parcel Numbers:

Part One	0392 02 Bl
Part Two	0392 02 Dl
Part Three	0392 02 C1
Part Four	0392 02 D2

Exhibit B
Definitions
     Base Building Systems: The structural components of the Building and the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety and other service systems or facilities of the Building up to the point of connection for localized distribution to the Premises (it being agreed that supplemental HVAC systems of tenants, and the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety and other service systems or facilities of the Building from the point of connection to the base Building risers, feeders, panelboards, etc. for localized distribution to the Premises are not Base Building Systems) and the mechanical, electrical, plumbing, heating, ventilation and air conditioning, elevators and other service systems or facilities servicing the Common Areas.
     Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” or “prime rate” (or such other term as may be used by Citibank. N.A., from time to time, for the rate presently referred to as its “base rate”).
     Business Days: All days, excluding Saturdays, Sundays, Holidays and other days normally observed as holidays by landlords of other Comparable Buildings.
     Business Hours: 8:00 a.m. to 6:00 p.m. on weekdays and 9:00 a.m. to 1:00 p.m. on Saturdays, excluding Holidays.
     Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.
     Common Areas: The lobby, the Parking Facility, driveways, any rooftop terrace, fitness or health center, plaza and sidewalk areas and other similar areas of general access at the Building or designated for the benefit of Building tenants and the areas on multi-tenant floors in the Building devoted to corridors, elevators, elevator lobbies, restrooms (other than those that are wholly contained within a tenant’s premises), and other similar facilities serving the Premises.
     Comparable Buildings: First-class office buildings of comparable age and size in the Tysons Corner submarket of Northern Virginia.
     Deficiency: The difference between (a) the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of the Lease for any part of such period (after first deducting from such rents all reasonable expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys’ fees and disbursements, and alteration costs).

     Excluded Expenses: (a) Taxes; (b) transfer taxes or any franchise, income, estate or inheritance taxes imposed upon Landlord: (c) payments of principal or interest on any mortgage or other encumbrance including ground lease payment and points, commissions and legal fees associated with financing; (d) leasing commissions, legal fees, advertising costs and other related expenses incurred in connection with the leasing space within the Building or Project; (e) the cost of tenant installations, alterations, renovations and decorations incurred in connection with preparing space for any Building tenant, including but not limited to work letters and concessions, permits, license and inspection fees related thereto; (I) rental payments made under any ground lease, except to the extent such rental payments represent Taxes or the provision of goods and/or services that, if provided by Landlord, would be includable in Operating Expenses; (g) management fees to the extent in excess of three percent (3%) of the gross rentals and other revenues collected for the Building; (h) landlord’s general overhead expenses, executive salaries of Landlord and the wages, salaries and benefits paid to or taxes paid for service personnel to the extent that such service personnel perform services not solely in connection with the management, operation, maintenance and repairs of the Building or Common Areas; (i) legal and accounting fees and other expenses incurred in connection with or relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Project or any part of either. (C) negotiations of leases, contracts of sale or mortgages, or (D) defense of Landlord’s title to or interest in the Building or any part thereof; (j) costs of any utilities, amenities, service or increased levels of service provided to a tenant of the Building that are not provided or are above the level provided to Tenant (including any overtime premiums to perform such work or services); (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or for which Landlord should be reimbursed by Tenant or other tenants other than pursuant to an expense escalation clause: (1) costs in the nature of penalties or fines; (m) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building: (o) any appraisal, advertising and promotional activities for the Building or Project; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses, Taxes or any other obligation of Landlord; (r) any costs or expense incurred in connection with the removal, testing for, transportation or storage of Hazardous Materials from the Project, Building or Premises, including but not limited to the encapsulation or other treatment of asbestos: (s) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Section 7.1; (t) depreciation and amortization of capital improvements, except to the extent included in Section 7.1; (u) costs incurred by Landlord for the original development and construction of the Building; (v) any costs actually reimbursed under any service contracts or under the warranty of any general contractor, subcontractor or supplier and realized by Landlord; (w) fees paid by Landlord to the Operator; (x) damages and repairs attributable to condemnation, fire or other casualty; (y) damage and repairs necessitated by the negligence or willful misconduct of Landlord or its agents, employees or contractors; (z) costs incurred to correct latent defects in the design, materials or workmanship of the Building or Common Area existing on the Effective Date or of correcting any violations of any applicable Requirements which violations exist as of the Effective Date; (aa) costs incurred due to violation by Landlord or any other tenant in the Building or Project of the terms and conditions of any lease; (bb) charitable or political contributions; (cc) acquisition costs for sculpture, paintings or other objects of art; and (dd) any other cost or expense which, under generally accepted accounting principles, would not be normal and customary operating expenses in Comparable Buildings.
     Governmental Authority: The United States of America, the State or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.
     Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.
     Holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving day and Christmas day.
     HVAC System: The Base Building System designed to provide heating, ventilation and air conditioning.
     Landlord Party(ies): Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.
     Lease Year: The first (1st) Lease Year shall begin on the first Commencement Date to occur and shall end on the last day of the calendar month preceding the month in which the first (1st)) anniversary of such Commencement Date occurs. Each succeeding Lease Year shall commence on the day following the end of the preceding Lease Year and shall extend for twelve (12) consecutive months; provided, however, that the last Lease Year shall expire on the Expiration Date.
     Lessor: A lessor under a Superior Lease.
     Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

     Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.
     Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.
     Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Building or any equipment, facilities or other systems therein; (b) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (c) adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (d) violate the certificate of occupancy issued for the Premises or the Building; (e) result in protests or civil disorder or commotion at, or other disruptions of the normal business activities in, the Building, or (f) breach any covenants, conditions and/or restrictions now or hereafter of record with respect to the Building. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or illicit drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office serving persons whose primary place of work is not the Premises; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; (xiii) any illegal purposes or any activity constituting a nuisance: or (xiv) a use that might be reasonably anticipated to attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the standards of a high quality office building or that will impose an excessive demand on or use of the facilities or services of the Building.
     Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, and (iv) utility service providers.
     Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit E-Rules and Regulations, as they may be reasonably modified from time to time by Landlord.
     Specialty Alterations: Alterations which are not standard office installations, such as kitchens (other than a pantry installed for the use of Tenant’s employees only and of the type normally found in the space of office tenants in Comparable Buildings), executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment and components, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, non-Building standard life safety systems, security systems or lighting and other Alterations of a similar character. All Specialty Alterations are Above Building Standard Installations.
     State: The slate, commonwealth or other applicable governmental district (e.g., the Commonwealth of Virginia) in which the Building is located.
     Substantial Completion: As to any construction performed by any party, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Lease applicable thereto, and (b) the plans and specifications for such work, except for any Punch List work.
     Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.
     Tenant Delay(s): To the extent that Landlord has an obligation to design, construct, repair, rebuild, restore, install, order, obtain or complete any Tenant Improvements or any other items or improvements at the Building, a delay in Landlord’s completion thereof caused by:
          a. Tenant’s request for value engineering or any changes to any drawings, plans or specifications for the Premises (notwithstanding Landlord’s approval of such changes) after Landlord and Tenant have approved such drawings, plans or specifications;
          b. Tenant’s request for improvements, items, materials, finishes or installations that are not consistent with the standards to which the Base Building Systems have been designed or with Landlord’s Building-standard build-out standards;

          c. Tenant’s request for improvements, items, materials, finishes or installations that are not available as needed to meet Landlord’s (or Landlord’s contractor’s) schedule for Substantial Completion, provided that Landlord (or Landlord’s contractor’s) shall notify Tenant of any potential long lead items to the extent known to Landlord (or Landlord’s contractor’s) at the time such material, finish or installation is requested or as soon as reasonably possible thereafter;
          d. Tenant’s request for or design of Tenant Improvements (other than those set forth in Exhibit C-Work Agreement) that include items or improvements not typically found in the office space at Comparable Buildings;
          e. the ordering, delivery or installation of any of Tenant’s Equipment (as defined in Exhibit C-Work Agreement);
          f. if Tenant’s architect or designer prepares any drawings, plans or specifications for the Premises, any such drawings, plans or specifications being (i) incomplete, inaccurate or otherwise deficient, or (ii) deviating from the approved space plan, applicable code requirements and/or any Requirements;
          g. Tenant’s or Tenant’s architect’s, agent’s, representative’s or contractor’s interference with the work of Landlord or Landlord’s contractor;
          h. Tenant’s failure to fully and timely comply with the deadlines and other terms set forth in the Lease and/or Exhibit C-Work Agreement; or
          i. any other act or omission by Tenant or any employee, architect, agent, representative or contractor of Tenant constituting a Tenant Delay under the terms of this Lease or any exhibit, rider, annex, schedule, work letter or other document or agreement entered in connection with this Lease, attached to this Lease or incorporated in this Lease by reference.
     Tenant Party(ies): Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.
     Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, Tenant’s Equipment and other items of personal property which are removable without material damage to the Premises or the Building.
     Unavoidable Delays: Either party’s inability to fulfill or a delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by such party (other than the obligation of Tenant or Landlord to pay any amount of money, including Tenant’s obligation to pay Rent, due under the Lease to the other when due), including either party’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if such inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond such party’s reasonable control, including governmental preemption in connection with a national emergency, permitting and inspection delays beyond the normal applicable waiting period, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by Tenant or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty.

Exhibit C
Work Agreement
     This Work Agreement is a part of the Lease to which it is attached. In the event of any conflict between the terms of this Work Agreement and the terms of the Lease, the terms of this Work Agreement shall control.
Article 1 — Definitions
     1. Definitions.
     1.1 “Base Building Plans” means the base building plans and specifications for the Building (or the portion of the Building applicable to the Premises).
     1.2 “Business Day” has the meaning given such term in the Lease.
     1.3 “Cabling Costs” means the cost of purchasing and installing Tenant’s voice, data and other low-voltage wiring and cabling in the Premises.
     1.4 “Change Order” means any change in any of Tenant’s Plans after Landlord has approved any such plan and/or any change in the work or materials to be included in the Tenant Improvements.
     1.5 “Commencement Date” has the meaning given such term in the Lease.
     1.6 “Comparable Building” has the meaning given such term in the Lease.
     1.7 “Contractor” means the general contractor selected by Tenant in accordance with the terms of this Work Agreement to construct and install the Tenant Improvements.
     1.8 “Construction Costs” means all costs in the demolition, construction and installation of the Tenant Improvements and acquiring the materials for the Tenant Improvements.
     1.9 “Effective Date” has the meaning given such term in the Lease.
     1.10 “Engineers” means the mechanical, electrical, plumbing and structural and engineers and other licensed third-parties selected by Tenant to assist in the preparation of Tenant’s Plans.
     1.11 “Essential Subs” means those subcontractors to be specifically designated by Landlord acting reasonably for purposes of working on the Building mechanical, energy management, structural, exterior windows (including window removal and reinstallation for hoisting purposes), roof (excluding HVAC). sprinkler and fire and life safety systems.
     1.12 “Final Space Plan” means a detailed space plan for the Tenant Improvements prepared by Tenant’s Architect, which space plan shall be substantially in conformance with the

Preliminary Plan approved by Landlord and any updates or changes thereto approved by Landlord and shall contain the information and otherwise comply with the requirements set forth on Annex 2 attached hereto.
     1.13 “Furniture Costs” means, collectively, the cost of purchasing, delivering and installing systems and free-standing furniture in and to the Premises.
     1.14 “improvement Costs” means, collectively, (i) the Planning Costs; (ii) the Construction Costs; and (iii) Landlord’s Fee.
     1.15 “Landlord’s Contribution” has the meaning given such term in the Lease.
     1.16 “Landlord’s Fee” means a fee payable to Landlord equal to one percent (1%) of the sum of the Planning Costs and the Construction Costs, plus Landlord’s actual out-of-pocket third party review costs and fees.
     1.17 “Landlord Improvements” [Intentionally omitted]
     1.18 “Landlord’s Representative” means Marianne Burkart, whose address is Tishman Speyer Properties, 1875 Eye Street, NW, Suite 300. Washington DC 20006, whose email is mburkart@tishmanspeycr.com. whose telephone number is (202) 420-2139.
     1.19 “Moving Costs” means all costs related to Tenant’s physical move into the Premises.
     1.20 “Permits” means all necessary permits in connection with the Tenant Improvements.
     1.21 “Planning Costs” means all architectural, space planning, engineering and other costs related to the design of the Tenant Improvements including, without limitation, the fees of Tenant’s Architect, the Engineers and the professionals preparing and/or reviewing Tenant’s Plans (or any of them).
     1.22 “Plans and Specifications” means all architectural plans, construction drawings and specifications necessary and sufficient (i) for the construction of the Tenant Improvements in accordance with the Final Space Plan and (ii) to enable the Contractor to obtain all necessary Permits for the construction of the Tenant Improvements, and which shall contain the information and otherwise comply with the requirements set forth on Annex 3 attached hereto.
     1.23 “Preliminary Plan” means a preliminary space plan prepared by Tenant’s Architect showing the general layout of the Premises upon completion of the Tenant Improvements, which space plan shall contain the information and otherwise comply with the requirements set forth on Annex 1 attached hereto.
     1.24 “Punch List Work” means minor details of construction, decoration and mechanical adjustment, if any, the noncompletion of which do not materially interfere with the use of the relevant portion of the Building.

     1.25 “Requirements” has the meaning given such term in the Lease.
     1.26 “Substantial Completion” has the meaning given such term in the Lease.
     1.27 “Tenant’s Architect” means the architect engaged by Tenant to design the Tenant Improvements and prepare Tenant’s Plans.
     1.28 “Tenant’s Contractors” means Contractor and all subcontractors and subsubcontractors (including the Essential Subs) who will work on the Tenant Improvements.
     1.29 “Tenant’s Equipment” means any telephone, telephone switching, telephone and data cabling, furniture, computers, servers, security systems, audio-visual systems, Tenant’s trade fixtures and other personal property to be installed by or on behalf of Tenant in the Premises.
     1.30 “Tenant Improvements” means the improvements set forth in Tenant’s Plans as approved by Landlord in accordance with the terms of this Work Agreement.
     1.31 “Tenant’s Plans” means the Preliminary Plan, the Final Space Plan and the Plans and Specifications.
     1.32 “Tenant’s Representative” means Don Clarke, whose address is Eloqua Ltd., Suite 250, 1921 Gallows Road, Vienna, Virginia, whose email is don.clarke@eloqua.com and whose telephone number is (703) 584-2822.
     1.33 “Unavoidable Delay” has the meaning given such term in the Lease.
     Capitalized terms used but not defined in this Work Agreement shall have the meanings given such terms in the Lease.
Article 2 — Plans
     2.1 Tenant’s Architect and Engineers. Tenant has or will retain Tenant’s Architect to design the Tenant Improvements and prepare Tenant’s Plans. Tenant’s Architect and the Engineers shall be subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed.
     2.2 Preliminary Plan. Within ten (10) Business Days after the Effective Date, Tenant shall deliver the Preliminary Plan to Landlord for Landlord’s approval. Within ten (10) Business Days after Tenant delivers the Preliminary Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the Preliminary Plan (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Within three (3) Business Days after Landlord notifies Tenant of Landlord’s objections. Tenant shall revise the proposed Preliminary Plan to address Landlord’s objections and deliver the revised Preliminary Plan to Landlord for Landlord’s approval. Within three (3) Business Days after Tenant delivers the revised Preliminary Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Preliminary Plan (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Tenant and Landlord shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Landlord approves the Preliminary Plan. Landlord will not unreasonably withhold its approval of the Preliminary Plan.
     2.3 Final Space Plan. Within twenty (20) Business Days after Landlord approves the Preliminary Plan, Tenant expects to deliver the Final Space Plan to Landlord for Landlord’s approval. Within ten (10) Business Days after Tenant delivers the Final Space Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the Final Space Plan (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Tenant shall then revise the proposed Final Space Plan to meet Landlord’s objections and deliver the revised Final Space Plan to Landlord for Landlord’s approval. Within ten (10) Business Days after Tenant delivers the revised Final Space Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Final Space Plan (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Tenant and Landlord shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Landlord approves the final Space Plan. Landlord will not unreasonably withhold its approval of the Final Space Plan.
     2.4 Plans and Specifications. Tenant shall deliver the Plans and Specifications to Landlord for Landlord’s approval. Within twelve (12) Business Days after Tenant delivers the Plans and Specifications to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the Plans and Specifications (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Tenant shall then revise the proposed Plans and Specifications to meet Landlord’s objections and deliver the revised Plans and Specifications to Landlord for Landlord’s approval. Within five (5) Business Days after Tenant delivers the revised Plans and Specifications to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Plans and Specifications (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Tenant and Landlord shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Landlord approves the Plans and Specifications. Landlord will not unreasonably withhold its approval of the Plans and Specifications.
     2.5 Changes to Plans.
          (a) In the event of any Change Order or in the event that Landlord determines that any of Tenant’s Plans have not been prepared in accordance with the requirements of this Work Agreement, Tenant shall be solely responsible for all costs and expenses and for all delays in occupancy by Tenant (which shall not delay the Commencement Date or the Rent Commencement Date) resulting therefrom including, without limitation, costs or expenses relating to (i) any additional architectural or engineering services and related design expenses: (ii) any architectural or engineering costs incurred by Landlord in connection with its review of such requested change; (iii) any changes to materials in process of fabrication; (iv) cancellation or modification of supply or fabricating contracts; (v) removal or alteration of work or plans completed or in process; or (vi) delay claims made by Contractor.

          (b) Except with respect to Non-Material Changes, no changes shall be made to any of Tenant’s Plans and no Change Orders shall be implemented without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. “Non-Material Changes” means changes to Tenant’s Plans that (i) do not involve any structural change to or component of the Building; (ii) would not be reasonably anticipated to materially and adversely affect any Base Building System; and (iii) do not include changes that would be readily visible from outside of the Premises. Although Tenant will not be required to obtain Landlord’s approval of Non-Material Changes, Tenant shall promptly provide Landlord with a copy of any changes to Tenant’s Plans and/or Change Order for Non-Material Changes. All Change Orders shall be in writing and shall be on such AIA form as is required by Landlord and/or Contractor. Tenant shall evidence in writing its approval of any Change Order prior to requesting Landlord’s approval of same.
     2.6 General Plan Provisions.
          (a) Tenant shall cause (i) Tenant’s Plans to comply with all applicable Requirements; (ii) Tenant’s Plans to be prepared by Tenant’s Architect and the Engineers in accordance with the terms of this Work Agreement and in conformity with the base Building systems (including, without limitation, the base Building HVAC, mechanical, electrical, plumbing and life safety systems); (iii) the Plans and Specifications to be sufficient to enable Contractor (with respect to the Plans and Specifications) to obtain all necessary Permits; and (iv) the Plans and Specifications to be prepared using the AutoCAD Computer Assisted Drafting and Design System, using naming conventions issued by the American Institute of Architects in June, 1990 and magnetic computer media of such drawings and specifications translated in convertible DWG format. Tenant shall cause Tenant’s Plans not to include any Tenant Improvements that will or that reasonably might be anticipated to (1) interfere with the normal operation of the Building, Building operations, or the Base Building Systems; (2) materially increase maintenance or utility charges for operating the Building in excess of the standard requirements for Comparable Buildings, or (3) affect the exterior or structure of the Building.
          (b) Any provision of this Work Agreement or the Lease to the contrary notwithstanding, Landlord’s approval of the Plans and Specifications shall not constitute an assurance by Landlord that the Plans and Specifications satisfy any applicable Requirements or are sufficient to enable the Contractor to obtain a building permit for the undertaking of the Tenant Improvements. If Landlord notifies Tenant at any time that the Plans and Specifications must be revised due to their failure to comply with the terms of this Work Agreement, such revisions shall be made at Tenant’s expense and any delay arising in connection therewith shall constitute a Tenant delay and shall not postpone or delay the Rent Commencement Dale or otherwise give rise to any claim or cause of action against Landlord.
          (c) Tenant acknowledges that Landlord has furnished Tenant with a set of the Base Building Plans pertaining to the Premises to assist Tenant in preparing Tenant’s Plans. Landlord does not warrant the accuracy of such Base Building Plans and Landlord shall have no liability to Tenant or anyone claiming through Tenant as a result of any inaccuracy in the Base Building Plans. Prior to making or installing any of the Tenant Improvements. Tenant shall perform a field verification to independently determine the existing conditions, specifications and dimensions of the Premises and any variances from the Base Building Plans.

          (d) Tenant has appointed Tenant’s Representative for purposes of granting any consents or approvals by Tenant under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Landlord shall have the right to rely on Tenant’s Representative’s consent, approval, authorization or execution as aforesaid.
          (e) Landlord has appointed Landlord’s Representative for purposes of granting any consents or approvals by Landlord under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Tenant shall have the right to rely on Landlord’s Representative’s consent, approval, authorization or execution as aforesaid.
          (f) Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord in reviewing any proposed Tenant Plans and Change Orders within thirty (30) days after Tenant’s receipt of an invoice therefor.
     2.7 Notices. Landlord’s and Tenant’s respective addresses for notices given under this Work Agreement are set forth in Article 1 of the Lease. Notices given under this Work Agreement shall be sent in accordance with the provisions of Article 22-Notices of the Lease, except Landlord shall also endeavor to send a courtesy notice to Tenant’s Representative(s) via email and Tenant shall also endeavor to send a courtesy notice to Landlord’s Representative(s) via email.
Article 3 — Construction
     3.1 Landlord Improvements. Except as might be expressly set forth herein to the contrary, Landlord has no obligation to do any other work or pay any amounts with respect to the Premises.
     3.2 Tenant Improvements. Tenant shall, at Tenant’s expense, Substantially Complete the Tenant Improvements in a good and workmanlike manner and in accordance with the terms of this Work Agreement not later than August 31, 2010. Except to the extent that the Plans and Specifications provide otherwise, Tenant will cause the Tenant Improvements to be constructed of new materials commensurate with the level of improvements for a typical first-class tenant in Comparable Buildings and to satisfy, at a minimum, the minimum build-out standards established from time to time by Landlord for the Building.
     3.3 General Contractor. Tenant shall enter into a contract for construction of the Tenant Improvements with a general contractor. The general contractor shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed, and upon such selection and approval such general contractor shall be the “Contractor” under this Work Agreement. Tenant’s construction contract with the Contractor shall be subject to Landlord’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed. The Contractor shall be responsible for all required construction, management and supervision of the Tenant Improvement work.
     3.4 Subcontractors. Landlord shall have the right to approve Tenant’s subcontractors, such approval not to be unreasonably withheld, conditioned or delayed.

     3.5 Certain Essential Work. All Tenant Improvement connections or tie-ins to the base Building energy management, sprinkler and fire and life safety systems shall be performed at Tenant’s expense by the applicable Essential Sub. All Tenant Improvement work relating to the Building exterior walls and windows (including window removal and reinstallation for hoisting purposes), and the roof (excluding HVAC). shall be performed at Tenant’s expense by the applicable Essential Sub. Landlord shall provide Tenant with a list of the Essential Subs.
     3.6 Permits. Prior to commencement of the Tenant Improvements, Tenant shall, at Tenant’s expense, obtain the Permits.
     3.7 Pre-Construction Deliveries. Not fewer than five (5) days prior to commencement of construction of the Tenant Improvements, Tenant shall deliver the following information and items to Landlord:
          (a) the names and addresses of Tenant’s Contractors;
          (b) the schedule for commencement of construction, the estimated date of Substantial Completion, the fixturing work and the date on which Tenant will commence occupancy of the Premises for the conduct of Tenant’s business;
          (c) Tenant’s itemized statement of the estimated Improvement Costs;
          (d) certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement; and
          (e) a copy of the Permits.
     3.8 Tenant’s Equipment. Tenant, at Tenant’s expense, shall be responsible for ordering and for the delivery and installation of Tenant’s Equipment.
     3.9 Post Construction Activities. Prior to Tenant’s use or occupancy of the Premises or any portion thereof and Landlord’s disbursement of any portion of the Retainage, Tenant shall, at Tenant’s expense, deliver to Landlord a copy of the certificate of occupancy and all other certifications and approvals with respect to the Tenant Improvements that may be required from any governmental authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the Premises; and certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement.
     3.10 General Construction Provisions.
          (a) Any damage caused by Tenant’s Contractors to any portion of the Building or to any property of Landlord or other tenants shall be repaired forthwith after written notice from Landlord to its condition prior to such damage by Tenant at Tenant’s expense.
          (b) Tenant and Tenant’s Contractors shall access the Premises via the Building freight elevator, work in harmony and not interfere with the performance of other work in the Building.

          (c) If at any time such entry shall cause, or in Landlord’s reasonable judgment threaten to cause, such disharmony or interference, Landlord may terminate such permission upon 24 hours’ notice to Tenant, and thereupon, Tenant or its employees, agents, contractors, and suppliers causing such disharmony or interference shall immediately withdraw from the Premises and the Building until Landlord reasonably determines such disturbance no longer exists.
          (d) Tenant shall comply with and cause Tenant’s Contractors to comply with the rules and regulations attached hereto as Annex 5-Construction Rules and Regulations and such other reasonable rules and regulations as Landlord from time to time establishes concerning construction work in the Building.
     3.11 Special Provisions Regarding the Demising Work. Tenant acknowledges that as of the Effective Date of the Lease, the New 2nd Floor Premises has not been (i) separately demised from the balance of the suite of which is currently a part, or (ii) connected to the Existing 2nd Floor Premises by means of a doorway or other physical connection. In connection with Tenant’s leasing of the Premises, Tenant agrees to construct (i) a new code-compliant demising wall in the location as shown on Annex 6 attached hereto and made a part hereof (the “New Demising Wall”), and (ii) a new doorway connecting the New 2nd Floor Premises to the Existing 2nd Floor Premises (collectively, the “Demising Work”), which Demising Work shall be undertaken by the Contractor as part of the Tenant Improvements. Tenant shall bear the cost of the Demising Work, subject to the application of Landlord’s Contribution. The scope of work for the Demising Work shall be subject to Landlord’s review and approval in connection with its review and approval of Tenant’s Plans for the Tenant Improvements, but with respect to the face of the New Demising Wall that is not within the interior of the Premises. Tenant is required to finish such face of the New Demising Wall to a “paint ready” level of finish. Tenant agrees (i) to pursue with all due diligence the issuance of the Permits required in connection with the performance of the Demising Work, and (ii) to complete the Demising Work within the forty-five (45) day period following the Commencement Date for the New 2nd Floor Premises. If Tenant fails to complete the Demising Work within such forty-five (45) day period. Landlord’s sole remedy shall be to undertake and complete such Demising Work, or any portion thereof as Landlord may deem necessary for the leasing of the balance of the 2nd floor, and to deduct the cost thereof from Landlord’s Contribution or to require Tenant to reimburse Landlord for such costs within thirty (30) days after Tenant’s receipt of an invoice(s) for such costs.
Article 4 — Improvement Costs and Landlord’s Contribution
     4.1 Improvement Costs. Tenant shall be responsible for the full and timely payment of all Improvement Costs, subject to Landlord’s disbursement of Landlord’s Contribution as provided in this Work Agreement. Landlord shall make disbursements from Landlord’s Contribution (which shall be made directly to Tenant’s vendors for unpaid invoices and/or directly to Tenant for reimbursement for Tenant-paid invoices) as invoices are rendered to Landlord, provided that Landlord has received partial or final (as applicable) lien waivers and such other documentation as Landlord may reasonably require from the party requesting such payment. Landlord shall have the right to deduct Landlord’s Fee from Landlord’s Contribution as and when Landlord makes disbursements from Landlord’s Contribution. Tenant agrees that Landlord’s Contribution must be applied relatively proportionately towards the payment of Improvements Costs for the entire Premises.

     4.2 Landlord’s Contribution. Landlord shall disburse an amount not to exceed Landlord’s Contribution toward the Improvement Costs.
     4.3 Disbursement of Landlord’s Contribution.
          (a) Landlord shall make progress payments to Tenant from Landlord’s Contribution for the work performed during the previous month, less a retainage of ten percent (10%) of each progress payment (“Retainage”), such that if all conditions set forth in this Exhibit to Landlord’s obligation to make a progress payment have been satisfied and (i) the invoice for which Tenant seeks a progress payment states that the Retainage has been deducted from the total amount owed, the progress payment will be for entire amount that is then payable under such invoice, and (ii) the invoice for which Tenant seeks a progress payment does not state that the Retainage has been deducted from the total amount owed, the progress payment will be for ninety percent (90%) of the invoiced amount. Prior to disbursement of the first progress payment, Landlord shall have received a copy of Tenant’s construction contract with the Contractor and Tenant’s budget (showing all Improvement Costs) for the Tenant Improvements. Each progress payment shall be limited to that fraction of the total amount of such payment, the numerator of which is the amount of Landlord’s Contribution and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Tenant Improvements, then Landlord’s reasonable estimate thereof) for the performance of all of the Tenant Improvements shown Tenant’s Plans as approved by Landlord.
          (b) Prior to disbursement of the first progress payment, Landlord shall have approved Tenant’s construction contract with the Contractor and Tenant’s budget (showing all Improvement Costs) for the Tenant Improvements, such approvals not to be unreasonably withheld, conditioned or delayed.
          (c) If Landlord receives Tenant’s request (together with the supporting documentation required hereunder) for a disbursement from Landlord’s Contribution on or before the seventeenth (17th) day of a month. Landlord will make such disbursement not later than on the last day of the first calendar month following the calendar month during which Landlord received such request. If Landlord receives Tenant’s request (together with the supporting documentation required hereunder) for a disbursement from Landlord’s Contribution after the seventeenth (17th) day of a month, Landlord will make such disbursement not later than on the last day of the second calendar month following the calendar month during which Landlord received such request. Each of Tenant’s requisitions for a disbursement from Landlord’s Contribution shall be signed by Tenant’s Representative, shall set forth the names of each contractor and subcontractor to whom payment is due or for which Tenant seeks reimbursements for payments made by Tenant and the amount thereof, and shall be accompanied by:
               (i) with respect to the first requisition, copies of conditional waivers and releases of lien upon progress payment in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers covering all work and materials for which the progress payment is being made, and after the first requisition, copies of conditional waivers and releases of lien upon progress payment in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers covering all work and materials for which the progress payment is being made, together with copies of unconditional waivers and releases of lien upon progress payment in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant;
               (ii) Tenant’s Architect’s written certification that the work for which the requisition is being made has been Substantially Completed in accordance with the Plans and Specifications; and
               (iii) such other documents and information as Landlord may reasonably request.
          (d) Landlord shall disburse the Retainage upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required above, together with:
               (i) Tenant’s Architect’s written certification of final completion of the Tenant Improvements in accordance with the Plans and Specifications. In addition, Landlord with the opportunity to inspect the Premises so that Landlord can be reasonably satisfied of the final completion of the Tenant Improvements in accordance with the Plans and Specifications;
               (ii) a copy of the certificate of occupancy and all other certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the Premises;
               (iii) final waivers and releases of lien in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers;
               (iv) certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement;
               (v) a copy of each guaranty, warranty and O&M manual applicable to the Tenant Improvements. At Landlord’s request, Tenant shall enforce, at Tenant’s expense, all guarantees and warranties made with respect to the Tenant Improvements; and
               (vi) final “as built” plans (five (5) sets) and certified air balance reports for the Premises. The “as-built” plans shall be prepared on the AutoCAD Computer Assisted Drafting and Design System, using naming conventions issued by the American Institute of Architects in June, 1990 and magnetic computer media of such drawings and specifications translated in convertible DWG format.
     4.4 Special Application of Landlord’s Contribution. If any portion of Landlord’s Contribution remains after final payment of all Improvement Costs, such remaining portion (but not in excess of $15.00 per square foot of the Area of the Premises) shall, at Tenant’s written election delivered to Landlord no later than February 1, 2010, be applied towards (i) Tenant’s Planning Costs, Cabling Costs and Moving Costs, and/or (ii) the payment of the Fixed Rent next coming due under the Lease; and to the extent that such remaining portion exceeds $15.00 per square foot of the Area of the Premises, such excess amount shall be retained by and belong to Landlord.

     4.5 Additional Rent. All amounts payable by Tenant pursuant to this Work Agreement shall be deemed to be Additional Rent for purposes of the Lease.
     4.6 Conditions to Advance. Any provision of the Lease or this Work Agreement to the contrary notwithstanding, Landlord shall have no obligation to make any payment or disbursement from Landlord’s Contribution (i) if the Lease is not in full force and effect or there exists any Event of Default; (ii) for any deposit or off-site prefabrication, whether for Tenant Improvements, Tenant’s Equipment or otherwise; (iii) for any Tenant Improvements that are not in place at the Premises; or (iv) for any Tenant’s Equipment not located at the Premises.
     4.7 Failure to Pay Contractors. Any provision of the Lease or this Work Agreement to the contrary notwithstanding, assuming Landlord funds disbursement requests in accordance with the terms of this Work Agreement, if Tenant does not pay any of Tenant’s Contractors or material suppliers; Landlord shall have the right, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Tenant, and Tenant agrees the same shall be deemed Additional Rent and shall be paid by Tenant within ten (10) days after Landlord delivers to Tenant an invoice therefor.
     4.8 Excess Costs. If Landlord reasonably determines at any time that the Improvement Costs exceed or might exceed the remaining Landlord’s Contribution (the “Excess Cost” ), Tenant shall pay such Excess Cost to Landlord within thirty (30) days after Tenant’s receipt of a written request therefor. Once Landlord has received the Excess Cost payment and the full amount of the Excess Cost held by Landlord has been used to pay Improvement Costs, Landlord shall apply the remaining Landlord’s Contribution towards payment of the Improvement Costs.

Annex 1
Requirements for Preliminary Space Plan
Floor plans showing partition arrangement including the following information:
a.	space plan showing the general layout of offices, open plan areas and special tenant areas;

b.	typical individual work station layouts;

c.	identify the extent of each department on each floor;

d.	show door locations and door swings in partitions;

e.	identify general location and size of interconnecting stairs;

f.	indicate preliminary furniture layout for typical offices and work stations, conference rooms, employee lounge, reception area, training room and print room;

g.	indicate locations for coffee rooms and shower rooms; and

h.	preliminary locations for built-in millwork.

Annex 1-1

Annex 2
Requirements for Final Space Plan
     Floor plans, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement (3 sets), including without limitation the following information:
a.	identify the location of conference rooms and density of occupancy;

b.	indicate the density of occupancy for all rooms, except individual use rooms such as offices;

c.	identify the location of any food service areas or vending equipment rooms;

d.	identify areas, if any, requiring 24 hour air conditioning;

e.	indicate those partitions that are to extend from floor to underside of structural slab above or require special acoustical treatment;

f.	identify the location of rooms for telephone equipment other than Building core telephone closet, identify type of equipment for these rooms;

g.	identify the locations and types of plumbing required for toilets (other than core facilities), sinks, drinking fountains, etc.;

h.	indicate light switches in offices, conference rooms and all other rooms in the Premises;

i.	indicate the layouts for specially installed equipment, including computer and duplicating equipment, the size and capacity of mechanical and electrical services required and heat rejection of the equipment;

j.	indicate the location of: (A) electrical receptacles one hundred twenty (120) volts, including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (B) electrical receptacles for use in the operation of Tenant’s business equipment which requires 208 volts or separate electrical circuits. (C) electronic calculating and CRT systems, etc.. and (D) special audio-visual requirements;

k.	indicate proposed layout and location of any of special equipment (e.g., fire suppression equipment for computer room);

l.	indicate the swing of each door;

m.	indicate any special file systems to be installed which would require special construction; and

n.	lighting layouts for each floor.

Annex 2-1

Annex 3
Requirements for Plans and Specifications
     Final architectural detail and working drawings, finish schedules and related plans (3 reproducible sets) including without limitation the following information and/or meeting the following conditions:
a.	specifications of all materials, colors and suppliers/manufacturers of wallcoverings, floor coverings, ceiling systems, window coverings and other finishes; all millwork shall be fully detailed to the appropriate level for pricing and construction; all specialty items shall be identified as particular products; and paintings and decorative treatment required to complete all construction;

b.	complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Tenant Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non- standard facilities to the Building’s base mechanical systems; and

c.	all final floor plans must be drawn to a scale of one-eighth (1/8) inch to one (1) foot except for larger scaled detailed drawings. Any architect or designer acting for or on behalf of Tenant shall be deemed to be Tenant’s agent in all respects with respect to the design and construction of the Premises.

Annex 3-1

Annex 4
[intentionally omitted]

Annex 4-1

Annex 5
Construction Rules and Regulations
1.	Tenant and/or the general contractor will supply Landlord with a copy of all permits prior to the start of any work.

2.	Tenant and/or the general contractor will post the building permit on a wall of the construction site while work is being performed.

3.	The Tenant shall provide, in writing, prior to commencement of the work, the names and emergency numbers of all subcontractors, the general contractor superintendent, general contractor’s project manager and the Project Manager.

4.	No construction is to be started until the drawings required under the Work Letter have been submitted and approved in writing by Landlord.

5.	Landlord is to be contacted by Tenant when work is completed for inspection. All damage to building will be determined at that time unless determined earlier.

6.	Any work that is to be performed in other than Tenant’s Premises must be reviewed and scheduled in advance with the Landlord.

7.	Landlord will be notified of all work schedules of all workmen on the job and will be notified, in writing, in advance, of names of those who may be working in the building after “normal” business hours.

8.	Construction personnel must carry proper identification at all times.

9.	All workers are required to wear a shirt, shoes, and full length trousers.

10.	Landlord must approve all roof top equipment and placement. All penetrations must be cut and flashed by the roof warranty holder of the existing roof system.

11.	Landlord shall designate contractor-parking areas (if any).

12.	Contractor must notify Landlord two days prior to an independent air balancing service by a certified air balance company. Landlord’s building engineer will accompany the contractor during their work. Landlord must receive a copy of the final approved balance report.

13.	Before Landlord makes final payment, three (3) sets of as-built and all O&M manuals as well as a CADD disc must be submitted to Landlord.

14.	The general contractor and Tenant shall be responsible for all loss of their materials and tools and, except to the extent the same is a result of the negligence or willful misconduct of Landlord or the Landlord Parties, shall hold Landlord harmless for such loss and from any damages or claims resulting from the work.

Annex 5-1

15.	The general contractor shall maintain insurance coverage throughout the job of a type(s), and in amounts set forth under the Lease. Prior to the commencement of work, a Certificate of Insurance must be submitted with the limits of coverage per the limits noted in the Lease with such parties being named as additional insureds as Landlord requires from time to time.

16.	All key access, fire alarm work, or interruption of security hours must be arranged with the Landlord.

17.	Proper supervision shall be maintained at the job site at all times and Tenant’s workmen, mechanics and contractors must not unreasonably interfere with the Buildings operations or Landlord. Tenant’s workmen, mechanics and contractors shall use good faith efforts to work in harmony with and shall not unreasonably interfere with any labor employed by the property manager or any other Tenant, or their workmen, mechanics and contractors.

18.	Landlord is to be notified in advance of all ties into Base Building Systems, welding, or any work affecting the base building or other tenant spaces unless agreed to otherwise, all tie-ins to base building fire alarm systems are performed by Landlord, designated contractor and cost borne by Tenant.

19.	The following work, of which Landlord is to be notified in advance, must be done on overtime and not during normal business hours once any portion of the building is occupied (by tenants other than the property management office):
☐ Demolition which per building manager’s judgment may cause disruption to other tenants.

☐ Oil base painting (on multi-tenant floors)

☐ Gluing of carpeting (on multi-tenant floors)

☐ Shooting of studs for mechanical fastenings

☐ Testing of life safety system, sprinkler tie-ins.

☐ Work performed in occupied spaces.

☐ Welding, brazing, soldering and burning with proper fire protection and ventilation.

☐ Other activities that, in building manager’s reasonable judgment, may disturb other tenants.
20.	All building shutdowns — electrical, plumbing, HVAC equipment, fire and life-safety must be coordinated with Landlord in advance. Landlord’s and Factory Mutual procedures for hot work, fire alarm and sprinkler shutdowns must be followed. Landlord’s on-site engineer will detail the requirements summarized below:

Annex 5-2

☐	Smoke detectors must be bagged or cleaned daily and placed back in service at the end of each day.

☐	Call outs for fire alarm and sprinkler systems must be made with and only with Landlord’s personnel and with the attached forms. All systems must be put back into service at the end of each work day and working correctly.

☐	Hot work, i.e., torch burning/cutting and welding must be permitted through Landlord’s personnel and contractor must use Landlord’s form.

☐	When welding, contractor shall provide a fused disconnect switch for connection to building power supply and a Fire Watch.

☐	Forms are to be provided at kickoff meeting.
21.	Fire extinguishers supplied by the general contractor must be on the job-site at all times during demolition and construction

22.	No building materials are to enter the building by way of main lobby, and no materials are to be stored in any lobbies or fire stairs at any time.

23.	Contractors or personnel will use loading dock area for all deliveries and will not use the loading dock for vehicle parking.

24.	Passenger elevators shall not be used for moving building materials and shall not be used for construction personnel except in the event of an emergency. The designated freight elevator and one or more protected passenger elevators are the only elevators to be used for moving materials and construction personnel. These elevators may be used only when they are completely protected as reasonably determined by Landlord’s building engineer.

25.	Protection of hallway carpets, wall coverings, and elevators from damage with masonite board, carpet, cardboard, or pads is required. They may be removed from time to time as reasonably requested by the Landlord.

26.	Public spaces, corridors, elevators, bathrooms, lobby, etc. must be cleaned after use. Construction debris or materials found in public areas will be removed at Tenant’s cost.

27.	Contractors will remove their trash and debris daily or as often as necessary to maintain cleanliness in the building. Building trash containers are not to be used for construction debris. Landlord reserves the right to bill Tenant for any cost incurred to clean up debris left by the general contractor or any subcontractor (other than Contractor). Further, the building staff is instructed to hold the driver’s license of any employee of the contractor while using the freight elevator to ensure that all debris is removed from the elevator.

28.	All construction materials or debris must be stored within the project confines or in an approved lock-up.

Annex 5-3

29.	Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to trash room and will not use any building trash receptacles but trash receptacles supplied by them.

30.	Construction personnel are not to eat in the lobby or in front of building nor are they to congregate in the lobby or in front of building.

31.	There will be no smoking, eating, or open food containers in the elevators, carpeted areas or public lobbies.

32.	There will be no alcohol or controlled substances allowed or tolerated.

33.	There will be no yelling or boisterous activities.

34.	Radios shall not be played on job site, except that radios shall be permitted until the first tenant occupies any portion of the Building. In any event, radio volume shall be kept to a reasonable level as reasonably determined by Landlord.

35.	Landlord shall grant access to the base building electrical, telephone and mechanical rooms.

36.	No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of Landlord (which shall not be unreasonably withheld, conditioned or delayed).

37.	No electrical services are to be put on the emergency circuit, without specific written approval from Landlord (which shall not be unreasonably withheld, conditioned or delayed).

38.	When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

39.	All public areas such as elevator lobbies, corridors, toilets and service halls shall be protected with masonite and other such materials to the satisfaction of the building manger/representative or representative.

40.	Trash and debris resulting from the work shall be confined to either the interior of the space under construction or an on-site dumpster. If it is a dumpster. then such debris shall be kept within the confines of the dumpster. The general contractor shall coordinate the location of the dumpster with the landlord and plywood shall be used to protect the surface from damage.

41.	Contractor is responsible to keep the construction area safe and in a workmanlike manner. Machinery noise shall not interfere with the peaceful enjoyment of any tenant or their invitees to the building. No smoking in the building will be allowed at any time.

Annex 5-4

42.	Clear access to be provided at all times to stairwells, mechanical/electrical equipment and rooms, elevators, fire hoses, valves, fire dampers and maintenance sensitive equipment.

43.	Adequate lighting is to be provided in construction areas to achieve a safe working environment.

44.	A Tenant valve tag chart shall be submitted to the Landlord.

45.	All piping and wiring systems shall be adequately supported from building structure.

46.	The cleaning of condenser water pipes shall be done in the presence of the Landlord’s representative with the chemical used per the building’s chemical treatment company’s recommendation.

47.	All mechanical and electrical equipment shall have permanent identification labels affixed.

48.	Kitchen exhaust access doors must be clearly identified and accessible for periodic inspection as required by law.

49.	All telecommunication cabling in common areas, mechanical equipment rooms, etc. shall be installed in an enclosed raceway and shall be identified.

50.	All air handlers, CAV boxes and VAV boxes need pre-filters (construction filters) installed over filter bank and may require periodic changes during the construction period until each floor is complete at which time a change out of filters is required. All units will be required to be cleaned thoroughly if the system is contaminated and this procedure is not maintained.

51.	All mechanical, telephone, electrical and pump room floors must be painted at the end of the job. Damaged, stained or new walls and pipe, etc. must be painted to match existing pipes and new pipes must match Landlord’s standard colors.

52.	After all tenant construction is complete, the elevator systems need to be cleaned by the elevator service provider at tenant contractor’s expense. This includes rails, pits, tops of cabs, machine rooms.

Annex 5-5

Annex 6
Location of New Demising Wall and
Connecting Doorway to be Constructed by Tenant
[*to be attached]

Annex 6-1

Exhibit D
Cleaning Specifications
GENERAL CLEANING
NIGHTLY
General Offices:
1.	All hard surfaced flooring to be swept using approved dustdown preparation.

2.	Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).

3.	Hand dust and wipe clean all furniture, fixtures and window sills.

4.	Empty all waste receptacles and remove wastepaper.

5.	Wash clean all Building water fountains and coolers.

6.	Sweep all private stairways.
Lavatories:
1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash and disinfect all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles, fill receptacles and remove wastepaper.

7.	Fill toilet tissue holders.

8.	Empty and clean sanitary disposal receptacles.
WEEKLY
1.	Vacuum all carpeting and rugs.

D-1

2.	Dust all door louvers and other ventilating louvers within a person’s normal reach.

3.	Wipe clean all brass and other bright work.
QUARTERLY
High dust premises complete including the following:
1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces, such as walls, partitions, doors, door frames and other surfaces not reached in nightly cleaning.

3.	Dust all venetian blinds.

4.	Wash all windows.

D-2

Exhibit E
Rules and Regulations
     1. Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior reasonable consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed).
     2. No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed). All lettering on suite entry doors shall be inscribed, painted or affixed in a size, color and style reasonably acceptable to Landlord.
     3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant except as set forth in item 1 above, nor shall any articles be placed on the window sills, radiators or convectors.
     4. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
     5. The Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.
     6. All locks and deadbolts of any kind shall be operable by the Building’s Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building’s Master Key. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.
     7. Tenant shall keep the entrance door to the Premises closed at all times.
     8. All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may reasonably prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.

E-1

     9. All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may reasonably require.
     10. Except as might be expressly permitted under the Lease, no Tenant Party shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms without permission from Landlord, which permission will not be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding. Tenant Parties will be given access to and a non-exclusive right to use the Building’s roof deck, which access and use shall be subject to such rules and regulations as Landlord shall from time to time reasonably promulgate with respect thereto (including, without limitation, rules and regulations pertaining to roof deck safety, reservations and post-use clean-up).
     11. Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of unreasonable noise, odors, vibrations or interference in any way with other tenants or those having business therein.
     12. Except as set forth in the Lease, Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord, which agreement shall not be unreasonably withheld, conditioned or delayed. Tenant shall not cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.
     13. Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entry ways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building’s refuse and recycling contractor(s).
     14. Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed), and as Landlord may direct and except for typical office building purposes (e.g., picture hanging).
     15. The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.
     16. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.
     17. No animals of any kind (except for seeing eye dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building. No in-line roller skates, bicycles or

E-2

     B. This Credit is assignable and transferable and may be transferred one or more times, without charge, upon our receipt of your written notice that an agreement to transfer or assign this Credit has been executed.
     C. This Credit shall be automatically renewed from year to year commencing on the first anniversary of the date hereof, unless and until we shall give thirty (30) days prior written notice to you, by certified mail, return receipt requested, at the address set forth above, of our intent not to renew this Credit at the expiration of such thirty (30) day period. During such thirty (30) day period, this Credit shall remain in full force and effect and Beneficiary may draw up to the full amount hereof when accompanied by one of the statements described in the first paragraph of this Credit.
     D. We hereby engage with you that drafts drawn under and in compliance with the terms of this Credit will be duly honored upon presentation to us.
     E. This Credit sets forth in full the terms of our undertaking and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, or by any document, instrument or agreement in which this Credit is referred to, or to which this Credit relates, and any such reference shall not be deemed to incorporate herein by reference any such document, instrument or agreement.
     F. Except as otherwise expressly stated herein, this Credit is subject to the International Standby Practices (ISP98). International Chamber of Commerce Publication No. 590, and the laws of the District of Columbia, including without limitation, the Uniform Commercial Code in effect therein.

[BANK]
By:
Authorized Officer

FIRST AMENDMENT TO DEED OF LEASE
     THIS FIRST AMENDMENT TO DEED OF LEASE (this “Amendment”) is made as of April 11, 2011, between TYSONS INTERNATIONAL PLAZA I & II, L.P., a Delaware limited partnership (“Landlord”), and ELOQUA LTD, a Delaware corporation (“Tenant”).
RECITALS
     Recital 1. Landlord and Tenant are parties to a certain Deed of Lease, dated June 25, 2009 (the “Lease”), under which Landlord leases to Tenant 13,161 rentable square feet located on the second (2nd) floor (the “Current Premises”) at 1921 Gallows Road, Vienna, Virginia 22102 (the “Building”).
     Recital 2. Landlord and Tenant desire to amend the Lease to provide for the expansion of the Current Premises to include certain additional space containing 1,898 rentable square feet located on the second (2nd) floor of the Building, which space is more fully described on Exhibit A-l-Floor Plan of Expansion Space attached to this Amendment (the “Expansion Space”), and to make certain other amendments to the Lease, all as more particularly set forth in this Amendment.
AGREEMENT
     NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and intending to be legally bound hereby, Landlord and Tenant agree as follows:
     1. Recitals Incorporated; Definitions. The foregoing recitals are incorporated by reference into this Section as if set forth in the Section in full. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment shall have the meanings given such terms in the Lease.
     2. Lease of Expansion Space. Landlord hereby leases the Expansion Space to Tenant and Tenant hereby leases the Expansion Space from Landlord for a term beginning on the Expansion Space Commencement Date (hereinafter defined) and continuing through the Expiration Date and any extension thereof; thus, the Lease term for the Expansion Space will be coterminous with the Term for the Current Premises.
     3. Commencement Date. The “Expansion Space Commencement Date” means the date on which Landlord Substantially Completes the Tenant Improvements (hereinafter defined).
     4. Fixed Rent. Tenant shall pay Fixed Rent for the Expansion Space beginning on the Expansion Space Commencement Date (the “Expansion Space Rent Commencement Date”), which Fixed Rent payments Tenant shall make as and when due under the Lease and at the rate from time to time in effect as set forth below:

Fixed Rent per
rentable square
foot of the
Period	Expansion Space
Expansion Space Rent Commencement Date — August 31, 2011*	$35.96
September 1, 2011 — August 31,2012	$36.95
September 1, 2012 — August 31,2013	$37.97
September 1, 2013 — August 31, 2014	$39.01
September 1, 2014 — Expiration Date	$40.08

*	Landlord hereby waives Tenant’s obligation to pay Fixed Rent for the period beginning on the Expansion Space Rent Commencement Date and continuing through the date immediately prior to the first (1st) monthly anniversary of the Expansion Space Rent Commencement Date.
     5. Expansion of Current Premises. Beginning on the Expansion Space Commencement Date, the following shall apply:
          a. the Premises shall include the Expansion Space (i.e., the Premises shall contain 15,059 rentable square feet being comprised of the Current Premises’s 13,161 rentable square feet and the Expansion Space’s 1,898 rentable square feet); and
          b. Tenant’s Proportionate Share of Operating Expenses and Tenant’s Proportionate Share of Taxes shall be 3.31% (i.e., the Premises’s 15,059 rentable square feet divided by the Project’s 454,572 rentable square feet).
     6. Parking. Notwithstanding the foregoing and so long as no Event of Default then exists under the Lease, Landlord agrees to abate and forgive the payment of the monthly parking fees then payable for six (6) non-reserved parking spaces of Tenant’s Parking Allocation in the Parking Garage during the period beginning on the Expansion Space Commencement Date and continuing through the day immediately prior to the first (lst) yearly anniversary of the Expansion Space Commencement Date.
     7. Condition of Expansion Space. Tenant accepts the Expansion Space in “AS IS” condition, except Landlord shall, at Landlord’s sole cost, install and perform the Tenant Improvements. Except as set forth in Exhibit B-l-Work Agreement attached to this Amendment (the terms of which Exhibit are incorporated into and made a part of this Amendment by this reference), Landlord shall have no obligation to perform any demolition work or to deliver, make or install any materials or improvements in, to or at the Expansion Space, or provide Tenant with any leasehold improvement allowance or other allowance in connection with the Expansion Space.

     8. Security Deposit/Letter of Credit.
          a. (i) “Security Deposit” means an amount equal to $11,375.35. Tenant shall deposit the Security Deposit with Landlord upon the execution of this Amendment in cash as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of the Lease.
               (ii) If (a) an Event of Default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of the Lease, including the payment of Rent, or (b) Tenant fails to make any installment of Rent as and when due, Landlord may apply or retain the whole or any part of the Security Deposit, to the extent required for the payment of any Fixed Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (i) any damages to which Landlord is entitled pursuant to the Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. If Tenant shall comply with all of the terms, covenants and conditions of the Lease, the Security Deposit shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by the Lease. Landlord shall not be obligated to pay interest on the Security Deposit and Landlord shall not be required to keep the Security Deposit segregated from Landlord’s other funds.
               (iii) Upon a sale or other transfer of the Project or the Building, or any financing of Landlord’s interest therein, Landlord shall have the right to transfer the Security Deposit to its transferee or lender. Tenant shall look solely to the new landlord or lender for the return of such Security Deposit and the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.
          b. (i) “$76,772.50” in the fifth (5th) line of Section 27.6-Reduction of the Lease is hereby deleted and “$88,147.85” is inserted in place thereof.
               (ii) The foregoing notwithstanding, provided Tenant complies with the requirements of Section 27.6 of the Lease for a reduction in the amount of the Letter of Credit (as defined in the Lease) and Tenant delivers to Landlord a consent to an amendment to the Letter of Credit in accordance with Section 27.6(ii) of the Lease, Landlord shall return the Security Deposit to Tenant within ten (10) days after such consent to an amendment to the Letter of Credit is executed by Landlord.
     9. Brokerage. Landlord and Tenant each represent and warrant to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent, other than with an affiliate of Landlord and with Cassidy Turley (together, “Broker”), in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, and each party shall indemnify and hold the other harmless from all costs (including court costs, investigation costs, and attorneys’ fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Amendment which arise out of any agreement or dealings, or alleged agreement or dealings, between the indemnifying party and any such agent or broker. Landlord shall pay Broker a commission in connection with this Amendment in accordance with the terms of a separate written agreement between Landlord and Broker. This Section shall survive the expiration or earlier termination of the Lease.
     10. Ratification. Landlord and Tenant hereby ratify and confirm that the terms of the Lease as amended by this Amendment, remain in full force and effect.
     11. Controlling Document. Except as expressly set forth to the contrary in this Amendment, Landlord’s leasing of the Premises to Tenant shall be upon and subject to the terms and provisions set forth in the Lease.
     12. Merger; Subsequent Changes. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior discussions and negotiations and agreements regarding the same are hereby merged in this Amendment. The provisions of this Amendment may be modified, waived or amended only by an agreement in writing signed by all parties.
     13. Binding Effect. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Lease.
     14. Counterparts. This Amendment may be executed in counterpart, each of which shall be deemed an original and all of which collectively shall constitute one and the same document. Any signature on a counterpart of this Amendment sent by facsimile transmission shall be deemed valid and binding upon the party employing the same; provided that such party shall, upon the request of the other party, promptly provide such other party with a counterpart of this Amendment bearing an original version of such signature sent by facsimile transmission.
     15. No Officer Liability. None of Landlord’s direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, trustees, beneficiaries, agents or representatives shall have any liability to Tenant in connection with the performance of Landlord’s obligations under the Lease (as heretofore and hereafter amended), and Tenant waives any and all claims against any and all of such parties arising under the Lease (as heretofore and hereafter amended).
     16. Governing Law. This Amendment and any modifications hereof shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law principles.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the day and year first above stated.

LANDLORD: TYSONS INTERNATIONAL PLAZA I & II, L.P., a Delaware limited partnership
By:	/s/ Russell Makowsky
	Name:	RUSSELL MAKOWSKY
	Title:	VICE PRESIDENT AND TREASURER

TENANT: ELOQUA LTD, a Delaware corporation
By:	/s/ Donald E. Clarke
	Name:	Donald E. Clarke
	Title:	CFO

Exhibit A — 1
Floor Plan of Expansion Space

Exhibit B-l
Work Agreement
     This Work Agreement is a part of the Amendment to which it is attached. In the event of any conflict between the terms of this Work Agreement and the terms of the Lease, the terms of this Work Agreement shall control.
Article 1 — Definitions
     1. Definitions.
     1.1 “Base Building Plans” means Landlord’s base building plans and specifications for the Building.
     1.2 “Base Building Systems” has the meaning given such term in the Lease.
     1.3 “Business Day” has the meaning given such term in the Lease.
     1.4 “Change Order” means any change in Tenant’s Plans and/or any change in the work or materials to be included in the Tenant Improvements.
     1.5 “Comparable Buildings” has the meaning given such term in the Lease.
     1.6 “Contractor” means the general contractor selected by Landlord to construct, install and perform the Tenant Improvements.
     1.7 “Expansion Space Commencement Date” has the meaning given such term in the Amendment.
     1.8 “Landlord’s Representative” means Rustom A. Cowasjee, whose address is Tishman Speyer, 1875 Eye Street, NW, Suite 300, Washington DC 20006, whose telephone number is (202) 420-2123 and whose email address is rcowasjee@tishmanspeyer.com.
     1.9 “Long Lead Items” means improvements, items, materials, finishes or installations that are not available as needed to meet Landlord’s or Contractor’s schedule for Substantial Completion of the Tenant Improvements.
     1.10 “Punch List” means details of construction, decoration and mechanical adjustment, the noncompletion of which do not materially interfere with Tenant’s use of the Expansion Space for Tenant’s Permitted Use.
     1.11 “Requirements” has the meaning given such term in the Lease.
     1.12 “Substantial Completion” As to any construction performed by any party, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of the Lease applicable thereto, and (b) the plans and specifications for such work, except for any Punch List work.
     1.13 “Tenant Delay” has the meaning given such term in the Lease.
     1.14 “Tenant’s Equipment” means any telephone, telephone switching, telephone and data cabling, furniture, computers, servers, Tenant’s trade fixtures and other personal property to be installed by or on behalf of Tenant in the Expansion Space.
     1.15 “Tenant Improvements” means the improvements set forth on Tenant’s Plans, as the same may be modified by any Change Orders approved as provided in this Work Agreement.
     1.16 “Tenant’s Plans” means the plans as such plans might be hereafter modified and refined from time to time by Landlord or at Landlord’s direction to satisfy any permitting requirements, to address field conditions, to comply with applicable Requirements and otherwise in connection with the preparation of the actual construction drawings and specifications for the Tenant Improvements attached to this Amendment as Exhibit B-l-1, and any refinements and amplications thereof.
     1.17 “Tenant’s Representative” means Don Clarke, whose address is the Current Premises, whose telephone number is (703) 584-2822, whose telecopier number is (703) 584-2751 and whose email address is don.clarke@eloqua.com.
     1.18 “Unavoidable Delay” has the meaning given such term in the Lease.
     Capitalized terms used but not defined in this Work Agreement shall have the meanings given such terms in the Lease.
Article 2 — Plans
     2.1 Changes to Plans.
          (a) In the event of any Change Order requested by Tenant, Tenant shall be solely responsible for all costs and expenses and for all delays in occupancy by Tenant (which shall not delay the Expansion Space Commencement Date or the Expansion Space Rent Commencement Date) resulting therefrom including, without limitation, costs or expenses relating to (i) any additional architectural or engineering services and related design expenses; (ii) any architectural or engineering costs reasonably incurred by Landlord in connection with its review of such requested change; (iii) any changes to materials in process of fabrication; (iv) cancellation or modification of supply or fabricating contracts; (v) removal or alteration of work or plans completed or in process; or (vi) delay claims made by Contractor.
          (b) No changes shall be made to Tenant’s Plans and no Change Orders shall be implemented without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All Change Orders shall be in writing and shall be on such AIA form as is required by Landlord and/or Contractor. Tenant shall evidence in writing its approval of any Change Order prior to requesting Landlord’s approval of same.
          (c) Landlord shall use reasonable efforts to cause Contractor to include in any Change Order submitted by Contractor the amount of delay which Contractor believes will occur as a result of such Change Order (the “Anticipated Delay”); provided, however, that in determining the amount of any Tenant Delay, Landlord shall not be limited to the amount of the Anticipated Delay submitted by Contractor to the extent that the actual delay caused by Tenant’s Change Order exceeds the Anticipated Delay.
          (d) All Change Orders submitted by Contractor or Landlord shall be subject to the prior written approval of Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant fails to respond to any Change Order, drawing, plan or other material submitted to Tenant for Tenant’s approval within the time period set forth in this Work Agreement for such response (or, if no time period is specified, within five (5) Business Days after Landlord submits such request), such failure shall result in a day of Tenant Delay for each day thereafter in which no response is made, and, at Landlord’s sole election, shall be deemed an approval of Landlord’s submission.
     2.2 General Plan Provisions.
          (a) In connection with the Tenant Improvements, Landlord shall perform a field verification to determine the existing conditions, specifications and dimensions of the Expansion Space and any variances from Tenant’s Plans. In connection with Tenant’s Equipment and in any case prior to ordering Tenant’s Equipment, Tenant shall perform a field verification to determine the existing conditions, specifications and dimension of the Expansion Space and any variance from Tenant’s Plans.
          (b) Tenant has appointed Tenant’s Representative for purposes of granting any consents or approvals by Tenant under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Landlord shall have the right to rely on Tenant’s Representative’s consent, approval, authorization or execution as aforesaid.
          (c) Landlord has appointed Landlord’s Representative for purposes of granting any consents or approvals by Landlord under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Tenant shall have the right to rely on Landlord’s Representative’s consent, approval, authorization or execution as aforesaid.
          (d) Tenant shall reimburse Landlord for all reasonable third-party out-of-pocket costs incurred by Landlord in reviewing any Change Orders submitted by Tenant within thirty (30) days after Tenant’s receipt of an invoice therefor.
     2.3 Notices. Landlord’s and Tenant’s respective addresses for notices given under this Work Agreement are set forth in Article 1 of the Lease. Notices given under this Work

Agreement shall be sent in accordance with the provisions of Article 22-Notices of the Lease, except Landlord shall also endeavor to send a courtesy notice to Tenant’s Representative(s) via email and Tenant shall also endeavor to send a courtesy notice to Landlord’s Representative(s) via email.
Article 3 — Construction
     3.1 Landlord Improvements. Except as might be expressly set forth herein to the contrary, Landlord has no obligation to do any other work or pay any amounts with respect to the Expansion Space. Landlord shall, at Landlord’s expense, design and construct a new Building standard multi-tenant lobby on the second (2nd) floor of the Building (the “Landlord Improvements”). Landlord shall use commercially reasonable efforts to complete the Landlord Improvements on or before December 31, 2011.
     3.2 Tenant Improvements. Landlord shall, at Landlord’s expense, furnish and install the Tenant Improvements in a good and workmanlike manner and in accordance with the terms of this Work Agreement. Except to the extent that Tenant’s Plans provide otherwise, the Tenant Improvements shall be constructed of new materials commensurate with the level of improvements for a typical first-class tenant in Comparable Buildings. The Tenant Improvements for the Expansion Space shall be in compliance with all applicable Requirements as of the Expansion Space Commencement Date.
     3.3 Permits and Certificate of Occupancy: Costs. Landlord shall, at Landlord’s expense, obtain all construction and occupancy permits and inspections required by all applicable Governmental Authorities to install and construct the Tenant Improvements in accordance with Tenant’s Plans and to permit Tenant to occupy the Expansion Space upon completion of construction. Landlord shall, at Landlord’s expense, manage and contract with the Contractor and all subcontractors for the installation and construction of the Tenant Improvements in accordance with Tenant’s Plans, including the construction schedule. Landlord will act as Tenant’s project manager for the installation and construction of the Tenant Improvements. All hard and soft costs in connection with the design, permitting, installation and construction of the Tenant Improvements, including construction fees of all contractors, subcontractors, architects, engineers and specialty consultants, and Landlord’s project management fee in an amount equal to 3.5% of the hard construction costs, shall be borne by Landlord.
     3.4 Acceptance of Expansion Space. Approximately three (3) Business Days prior to the delivery of possession of the Expansion Space to Tenant, Landlord, Tenant, Tenant’s Representative and Contractor shall inspect the Expansion Space to prepare the Punch List of work requiring correction or completion by Contractor. The issuance of a non-residential use permit (or like permit) for the Expansion Space shall be conclusive evidence that the Expansion Space have been Substantially Completed. Subject to Unavoidable Delays, Landlord shall make reasonable efforts to cause the Contractor to correct or complete all Punch List items (other than Long Lead Items) within thirty (30) days after the Expansion Space Commencement Date. Landlord shall, to the extent permitted under the construction contract, assign to Tenant any warranties obtained by Landlord from Contractor, subcontractors, suppliers or manufacturers with respect to the work performed and/or any equipment installed in the Expansion Space.
     3.5 Tenant’s Equipment. Tenant, at Tenant’s expense, shall be responsible for purchasing and for ordering and the delivery and installation of Tenant’s Equipment. Landlord’s project manager shall keep Tenant reasonably apprised of the Tenant Improvement work progress so that Tenant can coordinate the installation of Tenant’s Equipment with Contractor’s schedule.
     3.6 Delay Costs. Except for any damages payable by Contractor for any damage to Tenant’s Equipment or harm done to any of Tenant’s employees, any liquidated, delay or other damages payable by Contractor shall be paid to, and retained by, Landlord. Landlord shall have no obligation to spend or disburse any funds, employ any additional labor, contract for overtime work or otherwise take any action to compensate for any Tenant Delay.
Article 4—Additional Provisions
     4.1 Time of Essence. Time is of the essence with respect to all of Landlord’s and Tenant’s obligations under this Work Agreement and any annexes, schedules and exhibits hereto.
     4.2 Expansion of Premises. This Work Agreement shall not be deemed applicable to any additional space added to the Premises (other than the Expansion Space) at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises (other than the Expansion Space) or any additions thereto in the event of an extension of the Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

Exhibit B-l-1
Tenant’s Plans
Scope of Work
NOTE: NEW FINISHES ARE LIMITED TO THE EXPANSION SPACE ONLY
1. Carpet is CPT-1 (which is currently in the open area). CPT-2 in large conference room; Pricing of carpet is based upon assuming its available. If the carpet is not available or if Tenant chooses a different carpet, Tenant shall be able to select a different carpet at a price no more than $28 per square yard installed
2. Vinyl base is Roppe P199 Bone
3. Paint on Walls is PI
4. Reuse existing ceiling title and grid; repair or replace damaged titles as needed
5. Furnish and install two (2) new doors and frames with keyed locks
6. Furnish and install new exit signs to match existing (4)
7. Build new demising wall
8. Air balance space
9. Add 12 voice/data and power outlets for workstations; all power will be located on full length, non-exterior walls with no floor mounted outlets
10. Add eight (8) new 2x4 fluorescent light fixtures to match existing

11. One light switch for open area
12. Two light switches for private offices
13. Demolish existing LAN room (remove old cabling from ceiling and supplemental cooling unit and any associated ductwork)
14. Furnish and install two new VAV boxes; one at interior zone and one at exterior zone
15. Three thermostats (one open area, one in each of the two new private offices)
16. Finishes are based upon schedule from initial build out
17. Add one floor outlet for conference room (gpr for core drill) and one 4-port voice/data drop
18. Electrical and voice/data outlet in office
19. Electrical and voice/data outlets on 2 walls of conference room
20. Electrical junction box for installation of ceiling-mounted A/V equipment [A/V equipment to be furnished and installed by Tenant]
21. Power for installation of drop down projection screen and wall switch [screen and switch to be furnished and installed by Tenant]
22. Wall finished in corner office in a manner to allow for 5’ strip of walltalker to be installed by tenant along the entire wall

EXECUTION COPY
FEBRUARY 8, 2012
SECOND AMENDMENT TO DEED OF LEASE
     THIS SECOND AMENDMENT TO DEED OF LEASE (this “Amendment”) is made as of February 17, 2012, between TYSONS INTERNATIONAL PLAZA I & II, L.P., a Delaware limited partnership (“Landlord”), and ELOQUA LTD, a Delaware corporation (“Tenant”).
RECITALS
     Recital 1. Landlord and Tenant are parties to a certain Deed of Lease, dated June 25, 2009, as amended by a certain First Amendment to Deed of Lease, dated April 11, 2011 (the “First Amendment;” as amended to date, the “Lease”), under which Landlord leases to Tenant 15,059 rentable square feet on the second (2nd) floor (the “Existing Premises”), at 1921 Gallows Road, Vienna, Virginia 22102 (the “Building”).
     Recital 2. Landlord and Tenant desire to amend the Lease (i) to extend the term thereof, (ii) to provide for the expansion of the Existing Premises to include certain additional space containing 3,036 rentable square feet on the second (2nd) floor of the Building, which space is more fully described on Exhibit A-Floor Plan of Expansion Space A attached to this Amendment (“Expansion Space A”) and 4,231 rentable square feet on the second (2nd) floor of the Building, which space is more fully described on Exhibit B-Floor Plan of Expansion Space B attached to this Amendment (“Expansion Space B,” together with Expansion Space A, the “Second Expansion Space”), and (iii) to make certain other amendments to the Lease, all as more particularly set forth in this Amendment.
AGREEMENT
     NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and intending to be legally bound hereby, Landlord and Tenant agree as follows:
     1. Recitals Incorporated; Definitions. The foregoing recitals are incorporated by reference into this Section as if set forth in the Section in full. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment shall have the meanings given such terms in the Lease.
     2. Extension of Term. The Lease is hereby amended to provide that the Term shall expire at 11:59 p.m. on May 31, 2016 (the “Expiration Date”).
     3. Second Expansion Space.
          a. Landlord hereby leases the Second Expansion Space to Tenant and Tenant hereby leases the Second Expansion Space from Landlord for a term beginning on the Second

Expansion Space Commencement Date (hereinafter defined) and continuing through the Expiration Date and any extension thereof; thus, the Lease term for the Second Expansion Space will be coterminous with the Term for the Existing Premises.
          b. The “Second Expansion Space Commencement Date” means the date on which this Amendment is fully executed and delivered.
     4. Fixed Rent.
          a. Tenant shall pay Fixed Rent for Expansion Space A beginning on April 1, 2012 (the “Expansion Space A Rent Commencement Date”), which Fixed Rent payments Tenant shall make as and when due under the Lease and at the applicable rate set forth below.
          b. Tenant shall pay Fixed Rent for Expansion Space B beginning on December 1, 2012 (the “Expansion Space B Rent Commencement Date”), which Fixed Rent payments Tenant shall make as and when due under the Lease and at the applicable rate set forth below.
          c. With respect to the Existing Premises, Tenant shall pay Fixed Rent at the rates from time to time in effect as set forth in the Lease through May 31, 2015. Beginning on June 1, 2015 and continuing through the Expiration Date, Tenant shall pay Fixed Rent at the applicable rate set forth below.

Fixed Rent per annum per rentable
Period	square foot
Expansion Space A Rent Commencement Date – March 31, 2013	$33.00
April 1, 2013 – March 31, 2014	$33.91
April 1, 2014 – March 31, 2015	$34.84
April 1, 2015 – March 31, 2016	$35.80
April 1, 2016 – Expiration Date	$36.78
     5. Letter of Credit. Concurrently with the execution and delivery of this Amendment, Tenant shall increase the Letter of Credit (as defined in the Lease) by an amount equal to $19,984.25 by delivering to Landlord an amendment to the Letter of Credit in form and substance reasonably satisfactory to Landlord.
     6. Expansion of Existing Premises. Beginning on the Second Expansion Space Commencement Date, the following shall apply:
          a. the Premises shall include the Second Expansion Space (i.e., the Premises shall contain 22,326 rentable square feet, being comprised of the Existing Premises’ 15,059 rentable square feet, Expansion Space A’s 3,036 rentable square feet and Expansion Space B’s 4,231 rentable square feet);
          b. with respect to the Second Expansion Space,

               (i) Tenant’s Proportionate Share of Operating Expenses and Tenant’s Proportionate Share of Taxes shall be 1.598% (i.e., the Second Expansion Space’s 7,267 rentable square feet divided by the Project’s 454,572 rentable square feet);
               (ii) the Base Year shall be calendar year 2012; and
               (iii) Tenant shall have no obligation to pay Tenant’s Operating Payment and Tenant’s Tax Payment for the period beginning on the Second Expansion Space Commencement Date and continuing through February 28, 2013. Beginning on March 1, 2013 and continuing through the Expiration Date, Tenant shall pay Tenant’s Operating Payment and Tenant’s Tax Payment with respect to the Second Expansion Space as and when Tenant’s Operating Payment and Tenant’s Tax Payment with respect to the Existing Premises is due under the Lease; and
          c. with respect to the Existing Premises,
               (i) Tenant’s Proportionate Share of Operating Expenses and Tenant’s Proportionate Share of Taxes shall continue to be as set forth in the Lease; and
               (ii) beginning on June 1, 2015, the Base Year shall be calendar year 2012.
     7. Parking. Notwithstanding the foregoing and so long as no Event of Default then exists under the Lease, Landlord agrees to abate and forgive the payment of the monthly parking fees then payable for twenty-three (23) non-reserved parking spaces of Tenant’s Parking Allocation in the Parking Garage during the period beginning on the Second Expansion Space Commencement Date and continuing through March 31, 2013.
     8. Condition of Second Expansion Space.
          a. Tenant accepts the Second Expansion Space in “AS IS” condition. Except as set forth in Exhibit C- Work Agreement, Landlord has no obligation to perform any demolition work or to make any leasehold improvements to the Second Expansion Space, deliver or install any materials in, to or at the Second Expansion Space, or provide Tenant with any leasehold improvement allowance or other allowance in connection with the Second Expansion Space.
          b. Tenant shall design and build-out the Premises (including the Second Expansion Space) in accordance with the terms set forth in Exhibit C- Work Agreement to this Amendment.
     9. Monument Signage.
          a. Tenant shall, at Tenant’s expense, have the non-exclusive right to have the name “Eloqua” (or a reasonable variation thereof) placed on the existing Building monument sign at the corner of Gallows Road and Boone Boulevard (the “Monument Sign”). Landlord

reserves the right to grant to other parties the right to also have their name(s) placed on the Monument Sign.
          b. Tenant’s name shall be installed on the Monument Sign by Landlord’s contractor. Landlord shall reasonably designate the size, color, material, type of sign, location and all other aspects of the Monument Sign except the lettering style and logo shall be designated by Tenant, subject to Landlord’s reasonable approval. Landlord shall have the right to prohibit any aspect of the Monument Sign that Landlord reasonably determines not to be aesthetically acceptable.
          c. Tenant’s rights under this Section shall not be assignable by Tenant.
          d. Tenant shall pay for the purchase, installation, placement of Tenant’s name and maintenance of the Monument Sign. Tenant shall also pay for any changes to Tenant’s name on the Monument Sign if Tenant changes its name or corporate logo.
          e. Landlord shall be responsible for procuring all licenses and permits that may be required for the installation, use or operation of the Monument Sign. Landlord and Tenant will cooperate with each other to attempt to obtain from all owner associations, tenant associations, architectural control committees and similar organizations the consents or approvals of such parties to the extent required (as determined by Landlord) in connection with the Monument Sign.
          f. Tenant’s rights under this Section shall cease and Landlord shall have the right to remove Tenant’s name and/or logo from the Monument Sign upon the occurrence of any of the following:
               (i) the expiration or termination of the Lease;
               (ii) the occurrence of an Event of Default;
               (iii) Tenant assigns the Lease;
               (iv) Tenant subleases or fails to occupy more than twenty-five percent (25%) of the rentable square footage contained in the Premises; or
               (v) Tenant is no longer one (1) of the five (5) largest tenants at the Project with respect to the total rentable square feet occupied by tenants at the Project with Monument Sign rights.
     10. Lease Adjustments. Exhibit C- Work Agreement to the Lease and Exhibit B-l- Work Agreement to the First Amendment are hereby deleted.
     11. Brokerage. Landlord and Tenant each represent and warrant to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent, other than with an affiliate of Landlord and with Cassidy Turley (together, “Broker”), in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, and each party shall indemnify and hold the other harmless from all costs (including court costs, investigation costs, and attorneys’ fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Amendment which arise out of any agreement or dealings, or alleged agreement or dealings, between the indemnifying party and any such agent or broker. Landlord shall pay Broker a commission in connection with this Amendment in accordance with the terms of a separate written agreement between Landlord and Broker. This Section shall survive the expiration or earlier termination of the Lease.
     12. Ratification. Landlord and Tenant hereby ratify and confirm that the terms of the Lease as amended by this Amendment, remain in full force and effect.
     13. Controlling Document. Except as expressly set forth to the contrary in this Amendment, Landlord’s leasing of the Premises to Tenant shall be upon and subject to the terms and provisions set forth in the Lease.
     14. Merger; Subsequent Changes. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior discussions and negotiations and agreements regarding the same are hereby merged in this Amendment. The provisions of this Amendment may be modified, waived or amended only by an agreement in writing signed by all parties.
     15. Binding Effect. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Lease.
     16. Counterparts. This Amendment may be executed in counterpart, each of which shall be deemed an original and all of which collectively shall constitute one and the same document. Any signature on a counterpart of this Amendment sent by facsimile or other electronic transmission shall be deemed valid and binding upon the party employing the same; provided that such party shall, upon the request of the other party, promptly provide such other party with a counterpart of this Amendment bearing an original version of such signature sent by facsimile or other electronic transmission.
     17. No Officer Liability. None of Landlord’s direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, trustees, beneficiaries, agents or representatives shall have any liability to Tenant in connection with the performance of Landlord’s obligations under the Lease (as heretofore and hereafter amended), and Tenant waives any and all claims against any and all of such parties arising under the Lease (as heretofore and hereafter amended).
     18. Governing Law. This Amendment and any modifications hereof shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law principles.

[SIGNATURES FOLLOW]

          IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the day and year first above stated.
LANDLORD:
TYSONS INTERNATIONAL PLAZA I & II, L.P.,
a Delaware limited partnership

By: Name:	/s/ David Augarten DAVID AUGARTEN
Title:	VICE PRESIDENT AND ASSISTANT SECRETARY
TENANT:
ELOQUA LTD,
a Delaware corporation

By: Name:	/s/ Donald E. Clarke Donald E. Clarke
Title:	CFO

Exhibit A
Floor Plan of Expansion Space A

Exhibit B
Floor Plan of Expansion Space B

Exhibit C
Work Agreement
     This Work Agreement is a part of the Amendment to which it is attached. In the event of any conflict between the terms of this Work Agreement and the terms of the Lease or the Amendment, the terms of this Work Agreement shall control.
Article 1 — Definitions.
     1. Definitions.
     1.1 “Base Building Plans” means the base building plans and specifications for the Building (or the portion of the Building applicable to the Premises).
     1.2 “Business Day” has the meaning given such term in the Lease.
     1.3 “Cabling Costs” means the cost of purchasing and installing security systems, audio-visual systems and Tenant’s voice, data and other low-voltage wiring and cabling in the Premises.
     1.4 “Change Order” means any change in any of Tenant’s Plans after Landlord has approved any such plan and/or any change in the work or materials to be included in the Tenant Improvements.
     1.5 [intentionally omitted]
     1.6 “Comparable Building” has the meaning given such term in the Lease.
     1.7 “Contractor” means the general contractor selected by Tenant in accordance with the terms of this Work Agreement to construct and install the Tenant Improvements.
     1.8 “Construction Costs” means all costs in the permitting, demolition, construction and installation of the Tenant Improvements and acquiring the materials for the Tenant Improvements.
     1.9 [intentionally omitted]
     1.10 “Engineers” means the mechanical, electrical, plumbing and structural and engineers and other licensed third-parties selected by Tenant to assist in the preparation of Tenant’s Plans.
     1.11 “Essential Subs” means those subcontractors to be specifically designated by Landlord acting reasonably for purposes of working on the Building mechanical, energy management, structural, exterior windows (including window removal and reinstallation for hoisting purposes), roof (excluding HVAC), sprinkler and fire and life safety systems.
     1.12 “Final Space Plan” means a detailed space plan for the Tenant Improvements prepared by Tenant’s Architect, which space plan shall be substantially in conformance with the

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Preliminary Plan approved by Landlord and any updates or changes thereto approved by Landlord and shall contain the information and otherwise comply with the requirements set forth on Annex 2 attached hereto.
     1.13 “Furniture Costs” means, collectively, the cost of purchasing, delivering and installing systems and free-standing furniture in and to the Premises.
     1.14 “Improvement Costs” means, collectively, (i) the Planning Costs; (ii) the Construction Costs; (iii) Landlord’s Fee; and (iv) Cabling Costs.
     1.15 “Landlord’s Contribution” means $173,782.50.
     1.16 “Landlord’s Fee” means a fee payable to Landlord equal to zero percent (-0-%) of the sum of the Planning Costs and the Construction Costs.
     1.17 [Intentionally omitted]
     1.18 “Landlord’s Representative” means Rustom A. Cowasjee, whose address is Tishman Speyer, 1875 Eye Street, NW, Suite 300, Washington DC 20006, whose telephone number is (202) 420-2123 and whose email address is rcowasjee@tishmanspeyer.com.
     1.19 “Moving Costs” means all costs related to Tenant’s physical move into the Premises.
     1.20 “Permits” means all necessary permits in connection with the Tenant Improvements.
     1.21 “Planning Costs” means all architectural, space planning, engineering and other costs related to the design of the Tenant Improvements including, without limitation, the fees of Tenant’s Architect, the Engineers and the professionals preparing and/or reviewing Tenant’s Plans (or any of them).
     1.22 “Plans and Specifications” means all architectural plans, construction drawings and specifications necessary and sufficient (i) for the construction of the Tenant Improvements in accordance with the Final Space Plan and (ii) to enable the Contractor to obtain all necessary Permits for the construction of the Tenant Improvements, and which shall contain the information and otherwise comply with the requirements set forth on Annex 3 attached hereto.
     1.23 “Preliminary Plan” means a preliminary space plan prepared by Tenant’s Architect showing the general layout of the Premises upon completion of the Tenant Improvements, which space plan shall contain the information and otherwise comply with the requirements set forth on Annex 1 attached hereto.
     1.24 “Punch List Work” means minor details of construction, decoration and mechanical adjustment, if any, the noncompletion of which do not materially interfere with the use of the relevant portion of the Building.
     1.25 “Requirements” has the meaning given such term in the Lease.

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     1.26 “Substantial Completion” has the meaning given such term in the Lease.
     1.27 “Tenant’s Architect” means the architect engaged by Tenant to design the Tenant Improvements and prepare Tenant’s Plans.
     1.28 “Tenant’s Contractors” means Contractor and all subcontractors and subsubcontractors (including the Essential Subs) who will work on the Tenant Improvements.
     1.29 “Tenant’s Equipment” means any telephone, telephone switching, telephone and data cabling, furniture, computers, servers, Tenant’s trade fixtures and other personal property to be installed by or on behalf of Tenant in the Premises.
     1.30 “Tenant Improvements” means the improvements set forth in Tenant’s Plans as approved by Landlord in accordance with the terms of this Work Agreement.
     1.31 “Tenant’s Plans” means the Preliminary Plan, the Final Space Plan and the Plans and Specifications.
     1.32 “Tenant’s Representative” means Don Clarke, whose address is the Premises, whose telephone number is (703) 584-2822, whose telecopier number is (703) 584-2751 and whose email address is don.clarke@eloqua.com.
     1.33 “Unavoidable Delay” has the meaning given such term in the Lease.
     Capitalized terms used but not defined in this Work Agreement shall have the meanings given such terms in the Lease.
Article 2 — Plans
     2.1 Tenant’s Architect and Engineers. Tenant has or will retain Tenant’s Architect to design the Tenant Improvements and prepare Tenant’s Plans. Tenant’s Architect and the Engineers shall be subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed.
     2.2 Preliminary Plan. Tenant shall deliver the Preliminary Plan to Landlord for Landlord’s approval. Within ten (10) Business Days after Tenant delivers the Preliminary Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the Preliminary Plan (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Within three (3) Business Days after Landlord notifies Tenant of Landlord’s objections, Tenant shall revise the proposed Preliminary Plan to address Landlord’s objections and deliver the revised Preliminary Plan to Landlord for Landlord’s approval. Within three (3) Business Days after Tenant delivers the revised Preliminary Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Preliminary Plan (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Tenant and Landlord shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Landlord approves the Preliminary Plan. Landlord will not unreasonably withhold its approval of the Preliminary Plan.

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     2.3 Final Space Plan. Within twenty (20) Business Days after Landlord approves the Preliminary Plan, Tenant expects to deliver the Final Space Plan to Landlord for Landlord’s approval. Within ten (10) Business Days after Tenant delivers the Final Space Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the Final Space Plan (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Tenant shall then revise the proposed Final Space Plan to meet Landlord’s objections and deliver the revised Final Space Plan to Landlord for Landlord’s approval. Within ten (10) Business Days after Tenant delivers the revised Final Space Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Final Space Plan (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Tenant and Landlord shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Landlord approves the Final Space Plan. Landlord will not unreasonably withhold its approval of the Final Space Plan.
     2.4 Plans and Specifications. Tenant shall deliver the Plans and Specifications to Landlord for Landlord’s approval. Within twelve (12) Business Days after Tenant delivers the Plans and Specifications to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the Plans and Specifications (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Tenant shall then revise the proposed Plans and Specifications to meet Landlord’s objections and deliver the revised Plans and Specifications to Landlord for Landlord’s approval. Within five (5) Business Days after Tenant delivers the revised Plans and Specifications to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Plans and Specifications (which disapproval shall specify Landlord’s objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such objections). Tenant and Landlord shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Landlord approves the Plans and Specifications. Landlord will not unreasonably withhold its approval of the Plans and Specifications.
     2.5 Changes to Plans.
          (a) In the event of any Change Order or in the event that Landlord determines that any of Tenant’s Plans have not been prepared in accordance with the requirements of this Work Agreement, Tenant shall be solely responsible for all costs and expenses and for all delays in occupancy by Tenant (which shall not delay the Second Expansion Space Commencement Date, the Expansion Space A Rent Commencement Date or the Expansion Space B Rent Commencement Date) resulting therefrom including, without limitation, costs or expenses relating to (i) any additional architectural or engineering services and related design expenses; (ii) any architectural or engineering costs incurred by Landlord in connection with its review of such requested change; (iii) any changes to materials in process of fabrication; (iv) cancellation or modification of supply or fabricating contracts; (v) removal or alteration of work or plans completed or in process; or (vi) delay claims made by Contractor.
          (b) Except with respect to Non-Material Changes, no changes shall be made to any of Tenant’s Plans and no Change Orders shall be implemented without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. “Non-Material Changes” means changes to Tenant’s Plans that (i) do not involve any

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structural change to or component of the Building; (ii) would not be reasonably anticipated to materially and adversely affect any Base Building System; and (iii) do not include changes that would be readily visible from outside of the Premises. Although Tenant will not be required to obtain Landlord’s approval of Non-Material Changes, Tenant shall promptly provide Landlord with a copy of any changes to Tenant’s Plans and/or Change Order for Non-Material Changes. All Change Orders shall be in writing and shall be on such AIA form as is required by Landlord and/or Contractor. Tenant shall evidence in writing its approval of any Change Order prior to requesting Landlord’s approval of same.
     2.6 General Plan Provisions.
          (a) Tenant shall cause (i) Tenant’s Plans to comply with all applicable Requirements; (ii) Tenant’s Plans to be prepared by Tenant’s Architect and the Engineers in accordance with the terms of this Work Agreement and in conformity with the base Building systems (including, without limitation, the base Building HVAC, mechanical, electrical, plumbing and life safety systems); (iii) the Plans and Specifications to be sufficient to enable Contractor (with respect to the Plans and Specifications) to obtain all necessary Permits; and (iv) the Plans and Specifications to be prepared using the AutoCAD Computer Assisted Drafting and Design System, using naming conventions issued by the American Institute of Architects in June, 1990 and magnetic computer media of such drawings and specifications translated in convertible DWG format. Tenant shall cause Tenant’s Plans not to include any Tenant Improvements that will or that reasonably might be anticipated to (1) interfere with the normal operation of the Building, Building operations, or the Base Building Systems; (2) materially increase maintenance or utility charges for operating the Building in excess of the standard requirements for Comparable Buildings, or (3) affect the exterior or structure of the Building.
          (b) Any provision of this Work Agreement or the Lease to the contrary notwithstanding, Landlord’s approval of the Plans and Specifications shall not constitute an assurance by Landlord that the Plans and Specifications satisfy any applicable Requirements or are sufficient to enable the Contractor to obtain a building permit for the undertaking of the Tenant Improvements. If Landlord notifies Tenant at any time that the Plans and Specifications must be revised due to their failure to comply with the terms of this Work Agreement, such revisions shall be made at Tenant’s expense and any delay arising in connection therewith shall constitute a Tenant delay and shall not postpone or delay the Expansion Space A Rent Commencement Date and/or the Expansion Space B Rent Commencement Date or otherwise give rise to any claim or cause of action against Landlord.
          (c) Tenant acknowledges that Landlord has furnished Tenant with a set of the Base Building Plans pertaining to the Premises to assist Tenant in preparing Tenant’s Plans. Landlord does not warrant the accuracy of such Base Building Plans and Landlord shall have no liability to Tenant or anyone claiming through Tenant as a result of any inaccuracy in the Base Building Plans. Prior to making or installing any of the Tenant Improvements, Tenant shall perform a field verification to independently determine the existing conditions, specifications and dimensions of the Premises and any variances from the Base Building Plans.
          (d) Tenant has appointed Tenant’s Representative for purposes of granting any consents or approvals by Tenant under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work

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Agreement and Landlord shall have the right to rely on Tenant’s Representative’s consent, approval, authorization or execution as aforesaid.
          (e) Landlord has appointed Landlord’s Representative for purposes of granting any consents or approvals by Landlord under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Tenant shall have the right to rely on Landlord’s Representative’s consent, approval, authorization or execution as aforesaid.
          (f) Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord in reviewing any proposed Tenant Plans and Change Orders within thirty (30) days after Tenant’s receipt of an invoice therefor.
     2.7 Notices. Landlord’s and Tenant’s respective addresses for notices given under this Work Agreement are set forth in Article 1 of the Lease. Notices given under this Work Agreement shall be sent in accordance with the provisions of Article 22-Notices of the Lease, except Landlord shall also endeavor to send a courtesy notice to Tenant’s Representative(s) via email and Tenant shall also endeavor to send a courtesy notice to Landlord’s Representative(s) via email.
Article 3 — Construction
     3.1 Landlord Improvements. Except as might be expressly set forth herein to the contrary, Landlord has no obligation to do any other work or pay any amounts with respect to the Premises.
     3.2 Tenant Improvements. Tenant shall, at Tenant’s expense, Substantially Complete the Tenant Improvements in a good and workmanlike manner and in accordance with the terms of this Work Agreement not later than December 31, 2012. Except to the extent that the Plans and Specifications provide otherwise, Tenant will cause the Tenant Improvements to be constructed of new materials commensurate with the level of improvements for a typical first-class tenant in Comparable Buildings and to satisfy, at a minimum, the minimum build-out standards established from time to time by Landlord for the Building.
     3.3 General Contractor. Tenant shall enter into a contract for construction of the Tenant Improvements with a general contractor. The general contractor shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed, and upon such selection and approval such general contractor shall be the “Contractor” under this Work Agreement. Tenant’s construction contract with the Contractor shall be subject to Landlord’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed. The Contractor shall be responsible for all required construction, management and supervision of the Tenant Improvement work.
     3.4 Subcontractors. Landlord shall have the right to approve Tenant’s subcontractors, such approval not to be unreasonably withheld, conditioned or delayed.
     3.5 Certain Essential Work. All Tenant Improvement connections or tie-ins to the base Building energy management, sprinkler and fire and life safety systems shall be performed at Tenant’s expense by the applicable Essential Sub. All Tenant Improvement work relating to

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the Building exterior walls and windows (including window removal and reinstallation for hoisting purposes), and the roof (excluding HVAC), shall be performed at Tenant’s expense by the applicable Essential Sub. Landlord shall provide Tenant with a list of the Essential Subs.
     3.6 Permits. Prior to commencement of the Tenant Improvements, Tenant shall, at Tenant’s expense, obtain the Permits.
     3.7 Pre-Construction Deliveries. Not fewer than five (5) days prior to commencement of construction of the Tenant Improvements, Tenant shall deliver the following information and items to Landlord:
          (a) the names and addresses of Tenant’s Contractors;
          (b) the schedule for commencement of construction, the estimated date of Substantial Completion, the fixturing work and the date on which Tenant will commence occupancy of the Premises for the conduct of Tenant’s business;
          (c) Tenant’s itemized statement of the estimated Improvement Costs;
          (d) certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement; and
          (e) a copy of the Permits.
     3.8 Tenant’s Equipment. Tenant, at Tenant’s expense, shall be responsible for ordering and for the delivery and installation of Tenant’s Equipment.
     3.9 Post Construction Activities. Prior to Tenant’s use or occupancy of the Premises or any portion thereof and Landlord’s disbursement of any portion of the Retainage, Tenant shall, at Tenant’s expense, deliver to Landlord a copy of the certificate of occupancy and all other certifications and approvals with respect to the Tenant Improvements that may be required from any governmental authority and/or any board of fire underwriters or similar body for the use and/or occupancy of the Premises; and certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement.
     3.10 General Construction Provisions.
          (a) Any damage caused by Tenant’s Contractors to any portion of the Building or to any property of Landlord or other tenants shall be repaired forthwith after written notice from Landlord to its condition prior to such damage by Tenant at Tenant’s expense.
          (b) Tenant and Tenant’s Contractors shall access the Premises via the Building freight elevator, work in harmony and not interfere with the performance of other work in the Building.
          (c) If at any time such entry shall cause, or in Landlord’s reasonable judgment threaten to cause, such disharmony or interference, Landlord may terminate such permission upon 24 hours’ notice to Tenant, and thereupon, Tenant or its employees, agents, contractors, and suppliers causing such disharmony or interference shall immediately withdraw from the

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Premises and the Building until Landlord reasonably determines such disturbance no longer exists.
          (d) Tenant shall comply with and cause Tenant’s Contractors to comply with the rules and regulations attached hereto as Annex 5-Construction Rules and Regulations and such other reasonable rules and regulations as Landlord from time to time establishes concerning construction work in the Building.
Article 4 — Improvement Costs and Landlord’s Contribution
     4.1 Improvement Costs. Tenant shall be responsible for the full and timely payment of all Improvement Costs, subject to Landlord’s disbursement of Landlord’s Contribution as provided in this Work Agreement. Landlord shall make disbursements from Landlord’s Contribution (which shall be made directly to Tenant’s vendors for unpaid invoices and/or directly to Tenant for reimbursement for Tenant-paid invoices) as invoices are rendered to Landlord, provided that Landlord has received partial or final (as applicable) lien waivers and such other documentation as Landlord may reasonably require from the party requesting such payment. Landlord shall have the right to deduct Landlord’s Fee from Landlord’s Contribution as and when Landlord makes disbursements from Landlord’s Contribution. Tenant agrees that at least $75,000 of Landlord’s Contribution shall be used towards the payment of Improvement Costs for Expansion Space B.
     4.2 Landlord’ s Contribution. Landlord shall disburse an amount not to exceed Landlord’s Contribution toward (i) not to exceed $50,000 in the aggregate, Furniture Costs and Moving Costs, (ii) the costs incurred by Tenant in connection with the Monument Sign and (iii) the Improvement Costs.
     4.3 Disbursement of Landlord’s Contribution.
          (a) Landlord shall make progress payments to Tenant from Landlord’s Contribution for the work performed during the previous month, less a retainage of ten percent (10%) of each progress payment (“Retainage”), such that if all conditions set forth in this Exhibit to Landlord’s obligation to make a progress payment have been satisfied and (i) the invoice for which Tenant seeks a progress payment states that the Retainage has been deducted from the total amount owed, the progress payment will be for entire amount that is then payable under such invoice, and (ii) the invoice for which Tenant seeks a progress payment does not state that the Retainage has been deducted from the total amount owed, the progress payment will be for ninety percent (90%) of the invoiced amount. Prior to disbursement of the first progress payment, Landlord shall have received a copy of Tenant’s construction contract with the Contractor and Tenant’s budget (showing all Improvement Costs) for the Tenant Improvements. Each progress payment shall be limited to that fraction of the total amount of such payment, the numerator of which is the amount of Landlord’s Contribution and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Tenant Improvements, then Landlord’s reasonable estimate thereof) for the performance of all of the Tenant Improvements shown Tenant’s Plans as approved by Landlord.
          (b) Prior to disbursement of the first progress payment, Landlord shall have approved Tenant’s construction contract with the Contractor and Tenant’s budget (showing all

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Improvement Costs) for the Tenant Improvements, such approvals not to be unreasonably withheld, conditioned or delayed.
          (c) If Landlord receives Tenant’s request (together with the supporting documentation required hereunder) for a disbursement from Landlord’s Contribution on or before the seventeenth (17th) day of a month, Landlord will make such disbursement not later than on the last day of the first calendar month following the calendar month during which Landlord received such request. If Landlord receives Tenant’s request (together with the supporting documentation required hereunder) for a disbursement from Landlord’s Contribution after the seventeenth (17th) day of a month, Landlord will make such disbursement not later than on the last day of the second calendar month following the calendar month during which Landlord received such request. Each of Tenant’s requisitions for a disbursement from Landlord’s Contribution shall be signed by Tenant’s Representative, shall set forth the names of each contractor and subcontractor to whom payment is due or for which Tenant seeks reimbursements for payments made by Tenant and the amount thereof, and shall be accompanied by:
               (i) with respect to the first requisition, copies of conditional waivers and releases of lien upon progress payment in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers covering all work and materials for which the progress payment is being made, and after the first requisition, copies of conditional waivers and releases of lien upon progress payment in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers covering all work and materials for which the progress payment is being made, together with copies of unconditional waivers and releases of lien upon progress payment in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant;
               (ii) Tenant’s Architect’s written certification that the work for which the requisition is being made has been Substantially Completed in accordance with the Plans and Specifications; and
               (iii) such other documents and information as Landlord may reasonably request.
          (d) Landlord shall disburse the Retainage upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required above, together with:
               (i) Tenant’s Architect’s written certification of final completion of the Tenant Improvements in accordance with the Plans and Specifications. In addition, Landlord shall have the right to inspect the Premises so that Landlord can be reasonably satisfied of the final completion of the Tenant Improvements in accordance with the Plans and Specifications;
               (ii) a copy of the certificate of occupancy and all other certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the Premises;

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               (iii) final waivers and releases of lien in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers;
               (iv) certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement;
               (v) a copy of each guaranty, warranty and O&M manual applicable to the Tenant Improvements. At Landlord’s request, Tenant shall enforce, at Tenant’s expense, all guarantees and warranties made with respect to the Tenant Improvements; and
               (vi) final “as built” plans (five (5) sets) and certified air balance reports for the Premises. The “as-built” plans shall be prepared on the AutoCAD Computer Assisted Drafting and Design System, using naming conventions issued by the American Institute of Architects in June, 1990 and magnetic computer media of such drawings and specifications translated in convertible DWG format.
     4.4 Special Application of Landlord’s Contribution. If any portion of Landlord’s Contribution remains after December 31, 2012, such excess amount shall be retained by and belong to Landlord.
     4.5 Additional Rent. All amounts payable by Tenant pursuant to this Work Agreement shall be deemed to be Additional Rent for purposes of the Lease.
     4.6 Conditions to Advance. Any provision of the Lease or this Work Agreement to the contrary notwithstanding, Landlord shall have no obligation to make any payment or disbursement from Landlord’s Contribution (i) if the Lease is not in full force and effect or there exists any Event of Default; (ii) for any deposit or off-site prefabrication, whether for Tenant Improvements, Tenant’s Equipment or otherwise; (iii) for any Tenant Improvements that are not in place at the Premises; or (iv) for any Tenant’s Equipment not located at the Premises.
     4.7 Failure to Pay Contractors. Any provision of the Lease or this Work Agreement to the contrary notwithstanding, assuming Landlord funds disbursement requests in accordance with the terms of this Work Agreement, if Tenant does not pay any of Tenant’s Contractors or material suppliers, Landlord shall have the right, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Tenant, and Tenant agrees the same shall be deemed Additional Rent and shall be paid by Tenant within ten (10) days after Landlord delivers to Tenant an invoice therefor.
     4.8 Excess Costs. If Landlord reasonably determines at any time that the Improvement Costs exceed or might exceed the remaining Landlord’s Contribution (the “Excess Cost”), Tenant shall pay such Excess Cost to Landlord within thirty (30) days after Tenant’s receipt of a written request therefor. Once Landlord has received the Excess Cost payment and the full amount of the Excess Cost held by Landlord has been used to pay Improvement Costs, Landlord shall apply the remaining Landlord’s Contribution towards payment of the Improvement Costs.

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Annex 1
Requirements for Preliminary Space Plan
Floor plans showing partition arrangement including the following information:
a.	space plan showing the general layout of offices, open plan areas and special tenant areas;

b.	typical individual work station layouts;

c.	identify the extent of each department on each floor;

d.	show door locations and door swings in partitions;

e.	identify general location and size of interconnecting stairs;

f.	indicate preliminary furniture layout for typical offices and work stations, conference rooms, employee lounge, reception area, training room and print room;

g.	indicate locations for coffee rooms and shower rooms; and

h.	preliminary locations for built-in millwork.
Annex 1-1

Annex 2
Requirements for Final Space Plan
     Floor plans, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement (3 sets), including without limitation the following information:
a.	identify the location of conference rooms and density of occupancy;

b.	indicate the density of occupancy for all rooms, except individual use rooms such as offices;

c.	identify the location of any food service areas or vending equipment rooms;

d.	identify areas, if any, requiring 24 hour air conditioning;

e.	indicate those partitions that are to extend from floor to underside of structural slab above or require special acoustical treatment;

f.	identify the location of rooms for telephone equipment other than Building core telephone closet, identify type of equipment for these rooms;

g.	identify the locations and types of plumbing required for toilets (other than core facilities), sinks, drinking fountains, etc.;

h.	indicate light switches in offices, conference rooms and all other rooms in the Premises;

i.	indicate the layouts for specially installed equipment, including computer and duplicating equipment, the size and capacity of mechanical and electrical services required and heat rejection of the equipment;

j.	indicate the location of: (A) electrical receptacles one hundred twenty (120) volts, including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (B) electrical receptacles for use in the operation of Tenant’s business equipment which requires 208 volts or separate electrical circuits, (C) electronic calculating and CRT systems, etc., and (D) special audio-visual requirements;

k.	indicate proposed layout and location of any of special equipment (e.g., fire suppression equipment for computer room);

l.	indicate the swing of each door;

m.	indicate any special file systems to be installed which would require special construction; and

n.	lighting layouts for each floor.
Annex 2-1

Annex 3
Requirements for Plans and Specifications
     Final architectural detail and working drawings, finish schedules and related plans (3 reproducible sets) including without limitation the following information and/or meeting the following conditions:
a.	specifications of all materials, colors and suppliers/manufacturers of wallcoverings, floor coverings, ceiling systems, window coverings and other finishes; all millwork shall be fully detailed to the appropriate level for pricing and construction; all specialty items shall be identified as particular products; and paintings and decorative treatment required to complete all construction;

b.	complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Tenant Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non-standard facilities to the Building’s base mechanical systems; and

c.	all final floor plans must be drawn to a scale of one-eighth (1/8) inch to one (1) foot except for larger scaled detailed drawings. Any architect or designer acting for or on behalf of Tenant shall be deemed to be Tenant’s agent in all respects with respect to the design and construction of the Premises.
Annex 3-1

Annex 4
[intentionally omitted]
Annex 4-1

Annex 5
Construction Rules and Regulations
1.	Tenant and/or the general contractor will supply Landlord with a copy of all permits prior to the start of any work.

2.	Tenant and/or the general contractor will post the building permit on a wall of the construction site while work is being performed.

3.	The Tenant shall provide, in writing, prior to commencement of the work, the names and emergency numbers of all subcontractors, the general contractor superintendent, general contractor’s project manager and the Project Manager.

4.	No construction is to be started until the drawings required under the Work Agreement have been submitted and approved in writing by Landlord.

5.	Landlord is to be contacted by Tenant when work is completed for inspection. All damage to building will be determined at that time unless determined earlier.

6.	Any work that is to be performed in other than Tenant’s Premises must be reviewed and scheduled in advance with the Landlord.

7.	Landlord will be notified of all work schedules of all workmen on the job and will be notified, in writing, in advance, of names of those who may be working in the building after “normal” business hours.

8.	Construction personnel must carry proper identification at all times.

9.	All workers are required to wear a shirt, shoes, and full length trousers.

10.	Landlord must approve all roof top equipment and placement. All penetrations must be cut and flashed by the roof warranty holder of the existing roof system.

11.	Landlord shall designate contractor-parking areas (if any).

12.	Contractor must notify Landlord two days prior to an independent air balancing service by a certified air balance company. Landlord’s building engineer will accompany the contractor during their work. Landlord must receive a copy of the final approved balance report.

13.	Before Landlord makes final payment, three (3) sets of as-built and all O&M manuals as well as a CADD disc must be submitted to Landlord.

14.	The general contractor and Tenant shall be responsible for all loss of their materials and tools and, except to the extent the same is a result of the negligence or willful misconduct of Landlord or the Landlord Parties, shall hold Landlord harmless for such loss and from any damages or claims resulting from the work.
Annex 4-1

15.	The general contractor shall maintain insurance coverage throughout the job of a type(s), and in amounts set forth under the Lease. Prior to the commencement of work, a Certificate of Insurance must be submitted with the limits of coverage per the limits noted in the Lease with such parties being named as additional insureds as Landlord requires from time to time.
16.	All key access, fire alarm work, or interruption of security hours must be arranged with the Landlord.
17.	Proper supervision shall be maintained at the job site at all times and Tenant’s workmen, mechanics and contractors must not unreasonably interfere with the Buildings operations or Landlord. Tenant’s workmen, mechanics and contractors shall use good faith efforts to work in harmony with and shall not unreasonably interfere with any labor employed by the property manager or any other Tenant, or their workmen, mechanics and contractors.
18.	Landlord is to be notified in advance of all ties into Base Building Systems, welding, or any work affecting the base building or other tenant spaces unless agreed to otherwise, all tie-ins to base building fire alarm systems are performed by Landlord, designated contractor and cost borne by Tenant.
19.	The following work, of which Landlord is to be notified in advance, must be done on overtime and not during normal business hours once any portion of the building is occupied (by tenants other than the property management office):
•	Demolition which per building manager’s judgment may cause disruption to other tenants.

•	Oil base painting (on multi-tenant floors)

•	Gluing of carpeting (on multi-tenant floors)

•	Shooting of studs for mechanical fastenings

•	Testing of life safety system, sprinkler tie-ins.

•	Work performed in occupied spaces.

•	Welding, brazing, soldering and burning with proper fire protection and ventilation.

•	Other activities that, in building manager’s reasonable judgment, may disturb other tenants.
20.	All building shutdowns — electrical, plumbing, HVAC equipment, fire and life-safety must be coordinated with Landlord in advance. Landlord’s and Factory Mutual procedures for hot work, fire alarm and sprinkler shutdowns must be followed. Landlord’s on-site engineer will detail the requirements summarized below:
Annex 4-2

•	Smoke detectors must be bagged or cleaned daily and placed back in service at the end of each day.

•	Call outs for fire alarm and sprinkler systems must be made with and only with Landlord’s personnel and with the attached forms. All systems must be put back into service at the end of each work day and working correctly.

•	Hot work, i.e., torch burning/cutting and welding must be permitted through Landlord’s personnel and contractor must use Landlord’s form.

•	When welding, contractor shall provide a fused disconnect switch for connection to building power supply and a Fire Watch.

•	Forms are to be provided at kickoff meeting.
21.	Fire extinguishers supplied by the general contractor must be on the job-site at all times during demolition and construction
22.	No building materials are to enter the building by way of main lobby, and no materials are to be stored in any lobbies or fire stairs at any time.
23.	Contractors or personnel will use loading dock area for all deliveries and will not use the loading dock for vehicle parking.
24.	Passenger elevators shall not be used for moving building materials and shall not be used for construction personnel except in the event of an emergency. The designated freight elevator and one or more protected passenger elevators are the only elevators to be used for moving materials and construction personnel. These elevators may be used only when they are completely protected as reasonably determined by Landlord’s building engineer.
25.	Protection of hallway carpets, wall coverings, and elevators from damage with masonite board, carpet, cardboard, or pads is required. They may be removed from time to time as reasonably requested by the Landlord.
26.	Public spaces, corridors, elevators, bathrooms, lobby, etc. must be cleaned after use. Construction debris or materials found in public areas will be removed at Tenant’s cost.
27.	Contractors will remove their trash and debris daily or as often as necessary to maintain cleanliness in the building. Building trash containers are not to be used for construction debris. Landlord reserves the right to bill Tenant for any cost incurred to clean up debris left by the general contractor or any subcontractor (other than Contractor). Further, the building staff is instructed to hold the driver’s license of any employee of the contractor while using the freight elevator to ensure that all debris is removed from the elevator.
28.	All construction materials or debris must be stored within the project confines or in an approved lock-up.
Annex 4-3

29.	Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to trash room and will not use any building trash receptacles but trash receptacles supplied by them.

30.	Construction personnel are not to eat in the lobby or in front of building nor are they to congregate in the lobby or in front of building.

31.	There will be no smoking, eating, or open food containers in the elevators, carpeted areas or public lobbies.

32.	There will be no alcohol or controlled substances allowed or tolerated.

33.	There will be no yelling or boisterous activities.

34.	Radios shall not be played on job site, except that radios shall be permitted until the first tenant occupies any portion of the Building. In any event, radio volume shall be kept to a reasonable level as reasonably determined by Landlord.

35.	Landlord shall grant access to the base building electrical, telephone and mechanical rooms.

36.	No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of Landlord (which shall not be unreasonably withheld, conditioned or delayed).

37.	No electrical services are to be put on the emergency circuit, without specific written approval from Landlord (which shall not be unreasonably withheld, conditioned or delayed).

38.	When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

39.	All public areas such as elevator lobbies, corridors, toilets and service halls shall be protected with masonite and other such materials to the satisfaction of the building manger/representative or representative.

40.	Trash and debris resulting from the work shall be confined to either the interior of the space under construction or an on-site dumpster. If it is a dumpster, then such debris shall be kept within the confines of the dumpster. The general contractor shall coordinate the location of the dumpster with the landlord and plywood shall be used to protect the surface from damage.

41.	Contractor is responsible to keep the construction area safe and in a workmanlike manner. Machinery noise shall not interfere with the peaceful enjoyment of any tenant or their invitees to the building. No smoking in the building will be allowed at any time.
Annex 4-4

42.	Clear access to be provided at all times to stairwells, mechanical/electrical equipment and rooms, elevators, fire hoses, valves, fire dampers and maintenance sensitive equipment.
43.	Adequate lighting is to be provided in construction areas to achieve a safe working environment.
44.	A Tenant valve tag chart shall be submitted to the Landlord.
45.	All piping and wiring systems shall be adequately supported from building structure.
46.	The cleaning of condenser water pipes shall be done in the presence of the Landlord’s representative with the chemical used per the building’s chemical treatment company’s recommendation.
47.	All mechanical and electrical equipment shall have permanent identification labels affixed.
48.	Kitchen exhaust access doors must be clearly identified and accessible for periodic inspection as required by law.
49.	All telecommunication cabling in common areas, mechanical equipment rooms, etc. shall be installed in an enclosed raceway and shall be identified.
50.	All air handlers, CAV boxes and VAV boxes need pre-filters (construction filters) installed over filter bank and may require periodic changes during the construction period until each floor is complete at which time a change out of filters is required. All units will be required to be cleaned thoroughly if the system is contaminated and this procedure is not maintained.
51.	All mechanical, telephone, electrical and pump room floors must be painted at the end of the job. Damaged, stained or new walls and pipe, etc. must be painted to match existing pipes and new pipes must match Landlord’s standard colors.
52.	After all tenant construction is complete, the elevator systems need to be cleaned by the elevator service provider at tenant contractor’s expense. This includes rails, pits, tops of cabs, machine rooms.
Annex 4-5